     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 17, 2000

                                                      REGISTRATION NO. 333-32602
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                AMENDMENT NO. 1
                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                           --------------------------

                               TRADEOUT.COM, INC.

             (Exact Name of Registrant as Specified in its Charter)

              DELAWARE                                7389                               13-4035203
  (State or Other Jurisdiction of         (Primary Standard Industrial                (I.R.S. Employer
   Incorporation or Organization)         Classification Code Number)              Identification Number)

                           --------------------------

                            410 SAW MILL RIVER ROAD
                                   SUITE 2065
                            ARDSLEY, NEW YORK 10502
                                 (914) 479-0611
              (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)
                           --------------------------

                                 GEORGE SAMENUK
                     CHIEF EXECUTIVE OFFICER AND PRESIDENT
                               TRADEOUT.COM, INC.
                            410 SAW MILL RIVER ROAD
                                   SUITE 2065
                            ARDSLEY, NEW YORK 10502
                                 (914) 479-0611
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)
                           --------------------------

                                   Copies to:

             BABAK YAGHMAIE, ESQ.                             MARLEE S. MYERS, ESQ.
              NICOLE L. WOO, ESQ.                             DAVID A. GERSON, ESQ.
        BROBECK, PHLEGER & HARRISON LLP                    MORGAN, LEWIS & BOCKIUS LLP
          1633 BROADWAY, 47(TH) FLOOR                ONE OXFORD CENTRE, THIRTY-SECOND FLOOR
           NEW YORK, NEW YORK 10019                    PITTSBURGH, PENNSYLVANIA 15219-1417
                (212) 581-1600                                   (412) 560-3300

                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
----------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
----------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
----------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION. DATED           , 2000.
THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK ANY OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                         Shares

                                     [LOGO]

                               TRADEOUT.COM, INC.

                                  Common Stock

                                 -------------

    This is an initial public offering of shares of common stock of
TradeOut.com, Inc. All of the      shares of common stock are being sold by
TradeOut.com.

    Prior to this offering, there has been no public market for the common stock. TradeOut.com estimates that the initial public offering price will be
between $     and $     per share. TradeOut.com intends to apply for quotation
of the common stock on the Nasdaq National Market under the symbol "TOUT".

    SEE "RISK FACTORS" BEGINNING ON PAGE 5 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF THE COMMON STOCK.

                               ------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ------------------

                                                              Per Share       Total
                                                              ----------   -----------
Initial public offering price...............................  $            $
Underwriting discount.......................................  $            $
Proceeds, before expenses, to TradeOut.com..................  $            $

    To the extent that the underwriters sell more than       shares of common
stock, the underwriters have the option to purchase up to an additional shares from TradeOut.com at the initial public offering price less the underwriting discount.

                               ------------------

    The underwriters expect to deliver the shares against payment in New York,
New York on         , 2000.

GOLDMAN, SACHS & CO.                                DONALDSON, LUFKIN & JENRETTE

MERRILL LYNCH & CO.                                                    CHASE H&Q

                                  ------------

                     Prospectus dated              , 2000.

                         [COLOR ARTWORK TO BE PROVIDED]

                               PROSPECTUS SUMMARY

    YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION AND OUR FINANCIAL STATEMENTS AND THE NOTES TO THOSE STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS.

                                  TRADEOUT.COM

    TradeOut.com is a leading business-to-business Internet marketplace for buyers and sellers of excess inventory and idle assets, known as business surplus. Our solution creates a more efficient way to buy and sell business surplus by centralizing the fragmented market and streamlining the traditionally cumbersome fax- and paper-based sales and procurement process. Our Internet-based solution enables businesses to buy and sell business surplus globally, across a variety of industries, 24 hours a day, seven days a week.

    Through December 31, 1999, 230 companies had sold more than $15 million worth of excess inventory and idle assets to 359 businesses through our marketplace. As of December 31, 1999, approximately $979 million of business surplus was posted for sale on our Web site. Business users from 43 different countries posted more than 8,400 items for sale on our marketplace between April 1999, when we launched our Web site, and December 31, 1999. Today, our marketplace contains business surplus in more than 100 different product categories.

                             OUR MARKET OPPORTUNITY

    Most companies create business surplus in the ordinary course of business as a result of many events, including the discontinuation of products, customer returns, equipment upgrades and the expiration of leases. We estimate that the worldwide market for business surplus in 1999 totaled more than $400 billion. Businesses incur costs associated with storing, tracking and maintaining this business surplus and therefore seek efficient means of disposing of it. However, the traditional methods of selling business surplus can be difficult, time consuming and expensive, deterring many businesses from undertaking the selling process. The Internet enables the creation of centralized marketplaces that allow widely dispersed buyers and sellers to interact and facilitate the efficient exchange of product and pricing information.

                                  OUR SOLUTION

    TradeOut.com harnesses the power of the Internet to reduce the inefficiencies inherent in the traditional process of buying and selling business surplus. TradeOut.com provides a centralized marketplace that brings together buyers and sellers of business surplus. We allow sellers to quickly and easily disseminate information about their business surplus over the Internet directly to prospective buyers. We centralize relevant industry, product and pricing information on our marketplace and allow it to be easily updated, organized and searched. The auction formats we offer provide a competitive environment for establishing optimal pricing for sellers. Our marketplace streamlines the buying process and reduces transaction costs associated with traditional purchasing methods.

    We focus exclusively on the business surplus market across a variety of targeted industries. We have developed in-depth expertise within each of our targeted industries in order to better serve the complex needs of buyers and sellers in these industries. Although we intend to continually expand into new industries, we currently focus on eight specific industry classifications:

    - Apparel / Footwear / Accessories           - Computer Products
    - Food and Beverage                          - Health and Beauty Care
    - Housewares / Household Products            - Automotive
    - Metalworking Machinery                     - Power and Utility Equipment

Our sales personnel focus on key decision makers in our targeted industries to create compelling listings of business surplus assets. We also focus resources on bringing a broad range of buyers to our marketplace and making it easier for them to find the assets they seek. Finally, our trade facilitation personnel work to bring transactions to closure, by ensuring proper merchandising of items, identifying potential buyers and facilitating communication between parties.

                                  OUR STRATEGY

    Our objective is to be the world's leading business-to-business Internet marketplace for buyers and sellers of business surplus. To achieve our objective, we intend to:

    - build a critical mass of buyers and sellers;

    - leverage our first-mover advantage and expand our brand awareness;

    - create alliances with strategic partners that can help bring more buyers and sellers to our marketplace, broaden our service offerings and enhance the depth and breadth of our targeted industries;

    - offer a broad range of value-added services to our customers;

    - expand the number of our targeted industries and the depth of our industry expertise; and

    - integrate our marketplace into our customers' internal information systems.

                            OUR STRATEGIC ALLIANCES

    We are entering into strategic alliances with four major types of organizations to increase the activity in our marketplace. These include:

    - targeted industry anchors such as General Electric Capital Corporation;

    - traditional liquidators and brokers such as Quality King Distributors;

    - traffic drivers such as PurchasePro.com and the National Association of Wholesaler-Distributors; and

    - ancillary service providers such as i-Escrow and Emery Worldwide.

                              RECENT DEVELOPMENTS

    In March 2000, we entered into a strategic alliance agreement with General Electric Capital Corporation under which we expect GE Capital to encourage its business units and affiliates to post assets on our marketplace, promote these assets to their customers and provide remarketing services to their customers. In addition, we sold approximately $15.0 million of Series D preferred stock and warrants to purchase up to 2,392,500 shares of our common stock to GE Capital Equity Investments, Inc., an affiliate of GE Capital.

                             CORPORATE INFORMATION

    We were incorporated in Delaware on December 11, 1998. Our principal executive offices are located at 410 Saw Mill River Road, Suite 2065, Ardsley, New York 10502 and our telephone number is (914) 479-0611. Our Web site is WWW.TRADEOUT.COM. The information on our Web site is not a part of this prospectus.

    TradeOut, TradeOut.com and the TradeOut.com logo are trademarks of TradeOut.com, Inc. All other trademarks and service marks used in this prospectus are the property of their respective owners.

                                  THE OFFERING

Common stock offered by TradeOut.com.........  shares

Common stock to be outstanding after this
  offering...................................  shares

Proposed Nasdaq National Market symbol.......  TOUT

Use of proceeds..............................  To expand operations and for general corporate purposes, including working
                                               capital. We may also use a portion of the
                                               proceeds for strategic investments or
                                               acquisitions.

    This information is based on our shares of common stock outstanding as of March 14, 2000. This information excludes:

    - 1,579,135 shares subject to options outstanding as of March 14, 2000, at a weighted average exercise price of $1.79 per share;

    - 275,923 additional shares that could be issued under our stock option plans;

    - 11,142,945 shares subject to warrants to purchase our common stock at a weighted average exercise price of $8.60 per share;

    - up to 3,409,934 shares subject to warrants to purchase our common stock at an exercise price of $2.00 per share, exercisable if certain target sales levels are achieved pursuant to strategic alliance agreements; and

    - warrants issued to the holders of our Series E preferred stock to purchase a number of shares of common stock to be determined upon the closing of this offering based upon the fully diluted capitalization of TradeOut.com on that date, at an exercise price equal to the initial public offering price.

    Except as set forth in the financial statements and related notes or as otherwise indicated, all information in this prospectus assumes:

    - no exercise of the underwriters' over-allotment option;

    - the conversion of all outstanding shares of our preferred stock into shares of common stock immediately prior to the closing of the offering; and

    - a one-for-two reverse split of our common stock to be effected prior to completion of this offering.

                             SUMMARY FINANCIAL DATA

    The following tables summarize the financial data for our business. You should read this information with the discussion in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and notes to those statements included elsewhere in this prospectus.

                                                             PERIOD FROM
                                                          DECEMBER 11, 1998
                                                           (INCEPTION) TO           YEAR ENDED
                                                          DECEMBER 31, 1998      DECEMBER 31, 1999
                                                          -----------------      -----------------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues................................................       $     --               $    828
Gross profit............................................             --                    299
Operating loss..........................................            (50)               (19,124)
Net loss................................................            (50)               (18,744)

Pro forma net loss per share............................                              $  (0.68)

Pro forma weighted average shares outstanding...........                                27,600

    The following table is a summary of our balance sheet at December 31, 1999. The pro forma data give effect to the sale of 5,577,825 shares of our Series D preferred stock and 2,455,588 shares of our Series E preferred stock and the automatic conversion into common stock of all outstanding Series A, Series B, Series C and Series E preferred stock upon the closing of this offering. The pro
forma as adjusted data reflect the sale of      shares of common stock at an
assumed initial public offering price of $     per share, after deducting
underwriting discounts and estimated offering expenses.

                                                                      DECEMBER 31, 1999
                                                              ----------------------------------
                                                                                      PRO FORMA
                                                               ACTUAL    PRO FORMA   AS ADJUSTED
                                                              --------   ---------   -----------
                                                                        (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $18,977     $58,977      $
Working capital.............................................   16,377      56,377
Total assets................................................   21,238      61,238
Capital leases, excluding current installments..............       22          22
Redeemable preferred stock..................................       --      15,000
Total stockholders' equity..................................   18,164      43,164

                                  RISK FACTORS

    THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE YOU DECIDE TO BUY OUR COMMON STOCK. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS WOULD LIKELY SUFFER. IN THIS CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

OUR LIMITED OPERATING HISTORY MAKES EVALUATING OUR BUSINESS AND FUTURE PROSPECTS DIFFICULT.

    We have a very limited operating history. Our company was founded in December 1998 and did not generate revenues until after we launched our marketplace in April 1999. Because our operating history is so limited, it is very difficult to evaluate our business and our future prospects. We will encounter risks and difficulties frequently encountered by companies in an early stage of commercial development in new and rapidly evolving markets. In order to overcome these risks and difficulties, we must, among other things:

    - execute our sales and marketing strategy successfully;

    - increase the number of businesses that use our Internet marketplace to transact in business surplus;

    - attract a sufficient number of sellers of business surplus to our Internet marketplace to ensure the availability of a wide range of products;

    - attract a sufficient number of buyers to purchase business surplus through our Internet marketplace to sustain a competitive market for the products available through our site;

    - enter into long-term agreements with strategic partners to bring more products and more buyers and sellers to our Internet marketplace, and to make available to buyers and sellers related value-added services; and

    - continue to attract, hire, motivate and retain qualified personnel.

If we fail to achieve these objectives, we may not realize sufficient revenues or net income to succeed.

BECAUSE OUR COMPANY AND OUR BUSINESS CONCEPT ARE NEW AND UNPROVEN, OUR PAST PERFORMANCE CANNOT HELP TO PREDICT OUR CHANCES FOR SUCCESS.

    We have only been operating our business and generating revenues for a short period of time, and the entire online business surplus industry has only recently emerged. Both our company and our way of conducting business are entirely new. We cannot rely upon our performance over the limited period since our inception to help us predict our chances for success in the future, nor are there others in our industry to whom we can look for guidance on how to succeed.

MOST OF OUR REVENUES LAST YEAR CAME FROM A FEW TRANSACTIONS FOR A FEW CLIENTS AND ARE NOT INDICATIVE OF OUR BUSINESS.

    Substantially all of our revenues last year were derived from a few transactions in our marketplace, on which we collected sales commissions and listing fees. If these transactions had not occurred, our revenues would have been even lower and our net loss even higher in 1999. We do not have contractual relationships with any of the parties that accounted for these revenues last year that would compel them to list additional business surplus for sale in our marketplace, and even if we did, we could not assure you that anything listed would ultimately be sold and result in revenues for us. Accordingly, we do not believe that our 1999 revenues are meaningful indicators of our business and future prospects.

BUYERS AND SELLERS OF EXCESS INVENTORY AND IDLE ASSETS MAY NOT ADOPT OUR ONLINE METHOD OF BUYING AND SELLING BUSINESS SURPLUS.

    Business-to-business online transactions are a new method of buying and selling business surplus that potential buyers and sellers may not adopt. If businesses do not adopt our transaction method, then our business may not succeed. In order to accept our method, sellers and buyers must adopt new practices that are different from their traditional practices. Traditional purchasing is often based on long-standing relationships between a seller and a few buyers. Buyers and sellers of business surplus often negotiate prices directly, with sellers frequently directing their business to chosen buyers based on factors such as price and familiarity. Our services may be disruptive to existing, long-standing relationships because, in order to use our services, a seller must be willing to leave the comfort and certainty of dealing with one or a few trusted buyers or intermediaries, and instead take a chance on a more impersonal marketplace, which may or may not deliver a more favorable price in the end. Similarly, buyers must be willing to rely less upon personal relationships with sellers and intermediaries and more upon their own judgment in selecting products to purchase and making offers of prices to pay. We cannot assure you that enough businesses will choose to adopt our method or will do so at sufficient levels to sustain our business.

WE MAY NOT BE ABLE TO ATTRACT ENOUGH BUYERS AND SELLERS TO CREATE A MEANINGFUL MARKETPLACE.

    Our marketplace works best for buyers when a large selection and quantity of business surplus items are available in our marketplace, so that there is a higher probability that a buyer will find what it is looking for, and best for sellers when many buyers are present in our marketplace, so that true competition for available products develops and market prices prevail. This means that we need to bring a great deal of traffic to our site in order for our online method of buying and selling business surplus to work optimally. To do so, we may have to incur significant costs and may have to issue equity in marketing and forming strategic alliances. We may not be able to achieve the volume of traffic that we desire, induce potential sellers to post their items or potential buyers to make actual purchases or achieve a desirable balance among buyers, sellers and products. If our marketplace does not reach critical mass or if a competitive marketplace eclipses ours, we may be unable to continue to bring buyers and sellers together. Any of these failures may harm our business by reducing revenues and increasing costs.

ONCE BUYERS AND SELLERS MEET IN OUR MARKETPLACE, THEY MAY INTENTIONALLY AVOID OUR MARKETPLACE IN THE FUTURE.

    It is possible that once buyers and sellers have located one another in our marketplace, they will not use our marketplace to transact with each other in the future. Sellers may initially use our marketplace to gain contact with a group of buyers and, in the future, contact these buyers directly. This kind of seller activity would decrease the number of listings on our marketplace and impair our financial performance.

SELLERS MAY CREATE CHANNEL CONFLICT FOR THEIR OWN PRODUCTS BY SELLING TO COMPETING DISTRIBUTORS THROUGH OUR SITE, AND MAY REDUCE THEIR PARTICIPATION IN OUR MARKETPLACE AS A RESULT.

    A business disposing of excess inventory in our marketplace may experience channel conflict, which occurs when a company's excess inventory ends up in the hands of inappropriate distributors, such as discount warehouses, which will sell the goods to the original company's own customer base at a cheaper price. Channel conflict could harm existing relationships between sellers and their distributors, as well as between actual and potential buyers and their resale customers. Users who experience negative consequences resulting from channel conflict in sales consummated in our marketplace may end their business relationships with us. This could harm our reputation and reduce our revenues.

WE MAY NOT BE ABLE TO COLLECT ALL OF THE SALES COMMISSIONS TO WHICH WE ARE ENTITLED.

    Our business generates the majority of its revenues through sales commissions paid by the seller when products are sold through our marketplace. Because we do not take possession of any of the products posted on our site, and because we do not pack or ship products after they are sold, we may not be aware of all sales transactions that actually take place in our Internet marketplace. Thus, we may not be able to collect payment for all sales transactions that are initiated on TradeOut.com, and our revenues and financial performance may suffer as a result.

FAILURES OF HARDWARE SYSTEMS OR SOFTWARE COULD UNDERMINE OUR USERS' CONFIDENCE IN OUR RELIABILITY.

    A significant disruption in our online service could seriously undermine our users' confidence in our business. The businesses that use our marketplace hold us to a high standard of reliability and performance. We have experienced occasional system outages, which we believe will continue to occur from time to time. These outages have stemmed from a variety of causes, including third-party hardware and software problems, human error and general maintenance. The volume of traffic on our Web site has been increasing dramatically, requiring us to expand and upgrade our technology, software and network infrastructure and to add new personnel. We may be unable to accurately project the rate or timing of increases, if any, in the use of the TradeOut.com service or expand and upgrade our systems and infrastructure to accommodate such increases in a timely manner. Any failure to expand or upgrade our systems at least as fast as the growth in demand for capacity could cause our Internet marketplace to become unstable and possibly cease to operate for periods of time. Unscheduled downtime could harm our business.

    Some of the elements set forth above are not within our control, such as Internet connectivity and software, hardware and telecommunications equipment we purchase from others. Some users of our site may use older or inferior technologies, which may not operate properly. In addition, hardware and software are potentially vulnerable to interruption from power failures, telecommunications outages, network service outages and disruptions, natural disasters, and vandalism and other misconduct.

WE MAY NOT BE ABLE TO DETERMINE OR DESIGN THE FEATURES AND FUNCTIONALITY THAT OUR USERS REQUIRE OR PREFER.

    Our success depends upon our ability to accurately determine the features and functionality that our users require or prefer in using electronic commerce as a method of buying and selling business surplus. We must be able to successfully design and implement these functions and features on our site. We may need to rely upon relationships with third-party partners to provide additional value-added services that our customers demand and that we cannot otherwise provide, such as appraisal and financing services. If we are unable to determine or design the features and functionality that customers require or prefer, or if we are unable to bring desired third-party services onto our site, then customers may seek alternative online marketplaces in which to transact business, or may prefer traditional offline purchase and sale methods. We cannot be certain that the features and functionality that we currently offer on our site, or those that we may offer in the future, will satisfy the requirements or preferences of our current or potential users.

IF WE DO NOT ADEQUATELY MAINTAIN THE INTEGRITY OF INFORMATION IN OUR MARKETPLACE, USERS MAY SEEK ALTERNATIVE MARKETPLACES AND OUR RESULTS COULD SUFFER.

    Users of our marketplace rely upon the information that is made available there. Sellers post descriptions of offered business surplus and depend upon the descriptions matching those that they provide. Buyers propose prices that they are willing to pay, or accept posted offer prices, and rely upon those prices being accurate. If product descriptions are not accurate, or if bid and asked price information is not correct, buyers and sellers may lose confidence in their ability to transact business in our marketplace and may revert to traditional methods of buying and selling business surplus or may avail themselves of the services offered by our competitors. Our failure to maintain the integrity of information in our marketplace could result in a loss of confidence by users and a corresponding reduction in use of our online marketplace which would reduce our revenues and materially harm our business.

WE DO NOT VALIDATE THE IDENTITY OR RELIABILITY OF USERS OF OUR INTERNET MARKETPLACE, AND OUR BUSINESS COULD BE HARMED BY FRAUDULENT ACTIVITIES IN OUR MARKETPLACE.

    Our future success will depend largely upon sellers reliably delivering and accurately representing their posted goods and upon buyers paying the agreed purchase price. Currently, any buyer or seller can register with and use our Internet marketplace, and we do not validate its identity or reliability. In the past, some users have not received the purchase price or the goods that were to be exchanged and we expect this to continue. While we can suspend users who fail to fulfill their delivery obligations to other users, we do not have the ability to require users to make payments or deliver goods. Negative publicity generated as a result of fraudulent or deceptive conduct by users of our service could damage our reputation and cause users to seek alternatives to our site, which would reduce our revenues, or lead to costly litigation initiated by users seeking to recover the benefit of their bargain.

WE DEPEND ON OUR STRATEGIC RELATIONSHIP WITH GE CAPITAL; THE LOSS OF THIS STRATEGIC PARTNER WOULD SIGNIFICANTLY REDUCE OUR REVENUES AND NET INCOME.

    General Electric Capital Corporation, through its affiliates, runs a substantial remarketing business for used and surplus assets that reaches a significant number of remarketing customers. Under our agreement with GE Capital, we expect it to encourage its business units and affiliates to post assets on our marketplace, promote these assets to their existing customers and provide remarketing services to their customers. We would then receive a commission on the sale of these assets on our site. Our five-year alliance with GE Capital provides certain financial incentives for GE Capital business units and affiliates to post their assets on our site, but does not obligate them to do so. If we fail to provide an appropriate level of customer service to GE Capital or its business units and affiliates, or if our service does not significantly enhance its current remarketing efforts, it may elect to post its assets elsewhere.

    GE Capital and its affiliates may decide not to sell their assets through our marketplace. The loss or partial loss of this partner or its failure to increase usage of our marketplace would significantly diminish our revenues and operating results, forcing us to curtail our growth plans and incur greater losses. Even if we maintain this relationship, we may not be successful in growing and diversifying our user base.

FORMING STRATEGIC RELATIONSHIPS WITH LARGE CORPORATE PARTNERS MAY NOT RESULT IN MEANINGFUL INCREASES IN THE QUANTITY OR QUALITY OF GOODS AVAILABLE IN OUR MARKETPLACE, AND THUS MAY NOT ATTRACT MORE BUYERS OR SELLERS.

    We are focusing significant attention on securing relationships with large corporations to post their business surplus for sale in our marketplace. While these corporations dispose of a substantial amount of business surplus each year, we cannot assure you that they will post any significant portion of their surplus assets in our marketplace, or that they will post goods that are readily saleable. Without a broad range of goods available for purchase, we may not attract enough buyers to create a meaningful marketplace, and without enough buyers we may lose our ability to induce sellers to continue to post products or to add more products for sale. Any of these failures would reduce our revenues and harm our business.

WE HAVE ONLY RECENTLY ASSEMBLED OUR MANAGEMENT TEAM.

    We have recently expanded our management team dramatically, adding new executive officers in almost every function. These individuals have generally not worked with one another before, and we may not be able to forge an effective working relationship among them. Moreover, all of our new managers are still learning about our company and our industry. If our senior management cannot work together effectively and cannot master the details of our business and our market, then our business will be harmed and we will incur additional costs in seeking and retaining new management personnel.

THE LOSS OF OUR KEY EXECUTIVES WOULD DISRUPT OUR BUSINESS.

    The loss of any member of our key management team would significantly disrupt our business. We rely on the leadership and vision of key members of our senior management team, including:

    - Brin McCagg, our founder and Chairman;

    - George Samenuk, our Chief Executive Officer and President; and

    - James Mooney, our Chief Financial Officer.

    These officers are instrumental to the management and growth of our business. The loss of any of these executives could disrupt our growth or result in lost revenues or a decrease in net income. Although we maintain a "key man" life insurance policy on Mr. McCagg and intend to obtain a policy on Mr. Samenuk prior to the closing of this offering, the proceeds of those policies would not be sufficient to compensate us for the loss of these individuals to our business. In addition, although we have agreements with our key employees that prohibit them from soliciting any of our customers for a period of one year following the termination of employment, our key employees could otherwise compete with us.

WE MAY NOT BE ABLE TO HIRE OR RETAIN QUALIFIED STAFF.

    If we cannot attract and retain enough qualified and skilled staff, the growth of our business may be limited. Our ability to grow our business depends, in part, on our ability to attract and retain staff with professional experience that is relevant for attracting sellers and buyers, facilitating trades, developing new technology and other functions we perform in connection with our services and marketplace. Competition for personnel with these skill sets is intense. Some technical job categories are under conditions of severe shortage in the United States. In addition, restrictive immigration quotas could prevent us from recruiting skilled staff from outside the United States. We may not be able to recruit or retain the caliber of staff required to carry out essential functions at the pace necessary to sustain or grow our business.

IF WE FAIL TO CONTINUALLY IMPROVE OUR TECHNOLOGY, OUR BUSINESS WILL SUFFER.

    Our services and the business-to-business electronic commerce market are characterized by rapidly changing technologies and frequent new product and service introductions. We may fail to introduce new online purchase and sale technology on a timely basis or at all. If we fail to introduce new technology or to improve our existing technology in response to industry developments, we could experience frustration from our users that could lead to a loss of revenues. Our technology is complex, and accordingly may contain undetected errors or defects that we may not be able to fix. Reduced market acceptance of our services due to errors or defects in our technology would harm our business by reducing our revenues.

THE CAPACITY CONSTRAINTS OF OUR PERSONNEL AND TECHNOLOGY RESOURCES MAY LIMIT OUR GROWTH.

    If we are unable to undertake new business due to a shortage of staff or technology resources, our growth will be impeded. At times, our customers ask us to post large quantities of business surplus in our marketplace, straining our resources in terms of both people and technology. At the same time, growth of our business requires that we expand product and service offerings to drive users to our marketplace. This, too, often requires a substantial amount of time from our marketing and trade facilitation staff. If our staff does not have the time to develop our database of products and services while serving our current users, we may not be able to grow sufficiently to succeed. Therefore, there may be times when our opportunities for revenue growth may be limited by the capacity of our internal resources rather than by the absence of market demand.

FAILURE TO MANAGE OUR GROWTH COULD REDUCE OUR REVENUES OR NET INCOME.

    In order to execute our business plan, we must grow significantly. This growth will place a significant strain on our infrastructure, management, internal controls and financial systems. We may not be able to effectively manage our present growth or any future expansion. To support our growth, many of our key managerial, technical and sales positions have been recently filled with new employees who have not had time to be fully integrated into our business. Inadequate integration and training of our employees may result in underutilization of our workforce and may reduce our revenues or net income.

OUR QUARTERLY OPERATING RESULTS ARE VOLATILE AND DIFFICULT TO PREDICT; IF WE FAIL TO MEET THE EXPECTATIONS OF PUBLIC MARKET ANALYSTS OR INVESTORS, THE MARKET PRICE OF OUR COMMON STOCK MAY DECLINE.

    We have only been in business since December 1998, and our quarterly operating results have varied widely in the past and will likely vary significantly in the future. We derive most of our revenues from commissions on sales completed on our site. These sales vary greatly in dollar amount due to the type of assets being sold, the sales format used, the listing size and the nature of the business surplus market. Additionally, we have no control over when business surplus will be posted on our Web site or the length of the sales cycle relating to the sale format the seller chooses. As a result, there may be significant fluctuations in the amount of revenues generated in different periods. Moreover, charges related to outstanding warrants that we have issued to strategic alliance partners and that vest upon the attainment of performance milestones may be very significant in future periods and may more than offset any income that we have in those periods. We believe that period-to-period comparisons of our results of operations are not meaningful and you should not rely upon them as indicators of future performance. Our operating results will likely fall below the expectations of securities analysts or investors in some future quarter or quarters. Our failure to meet these expectations may result in a decrease in the market price of our common stock.

WE USE SIGNIFICANTLY MORE CASH THAN WE GENERATE.

    Since our inception, our operating and investing activities have used more cash than they have generated. Because we will continue to need substantial amounts of working capital to fund the growth of our business, we expect to continue to experience significant negative operating and investing cash flows for the foreseeable future. We may need to raise additional capital in the future to meet our cash requirements. We may not be able to find additional financing, if required, on favorable terms or at all. If we raise additional funds through the issuance of equity, equity-related or debt securities, these securities may have rights, preferences or privileges senior to those of the rights of our common stock, and our stockholders may experience additional dilution to their equity ownership.

OUR SPENDING ON INCREASED CAPACITY PRECEDES OUR RECEIPT OF REVENUES; THIS COULD CAUSE OUR GROSS MARGINS TO BE VOLATILE.

    We must hire personnel, acquire equipment, develop our technology and expand our facilities in anticipation of increasing the volume of transactions in our marketplace and receiving revenues in future periods. Because many of our expenses for these activities are components of our cost of revenues, our gross margins are likely to be volatile.

WE MAY NOT BE ABLE TO ADJUST OUR SPENDING QUICKLY; IF WE CANNOT, THEN OUR NET INCOME WILL BE REDUCED.

    We plan to increase expenditures for our sales and marketing efforts, development of new technology and improvement of our operational and financial systems. We have almost no historical financial data upon which we can base our planned operating costs and capital expenditures, and the data we do have are very limited and may not be meaningful. Our planned expense levels are relatively fixed in the short term and are based on our anticipation of future revenues. We may not be able to forecast revenues accurately due to our limited operating history. If we fail to predict revenues accurately in relation to our planned expense levels, then we may be unable to adjust our costs in a timely manner in response to lower-than-expected revenues, and our net income will be negatively affected.

WE ANTICIPATE FUTURE LOSSES.

    We have experienced losses every quarter since our inception. Our chances for future profitability will depend on whether we can increase revenues while controlling expenses. We may not achieve profitability in the future, or sustain any future profitability.

WE MAY ACQUIRE OTHER BUSINESSES OR TECHNOLOGIES; IF WE DO, WE MAY BE UNABLE TO INTEGRATE THEM WITH OUR BUSINESS, OR WE MAY IMPAIR OUR FINANCIAL PERFORMANCE.

    If appropriate opportunities present themselves, we may acquire businesses, technologies, services or products that we believe are strategic. We do not currently have any understandings, commitments or agreements with respect to any acquisition, nor are we currently pursuing any acquisition. We may not be able to identify, negotiate or finance any future acquisition successfully. Even if we do succeed in acquiring a business, technology, service or product, we have no experience in integrating an acquisition into our business; the process of integration may produce unforeseen operating difficulties and expenditures and may absorb significant attention of our management that would otherwise be available for the ongoing development of our business. If we make future acquisitions, we may issue shares of stock that dilute other stockholders, incur debt, assume contingent liabilities or create additional expenses related to amortizing goodwill and other intangible assets, any of which might harm our financial results and cause our stock price to decline. Any financing that we might need for future acquisitions may only be available to us on terms that restrict our business or that impose on us costs that reduce our net income.

THE MARKET FOR BUSINESS-TO-BUSINESS ELECTRONIC COMMERCE PRODUCTS AND SERVICES IS INTENSELY COMPETITIVE; IF WE CANNOT COMPETE SUCCESSFULLY, OUR BUSINESS WILL SUFFER REDUCED REVENUES AND NET INCOME.

    Competition in the markets we serve is intense. We must compete with other online providers of purchase and sale services for business surplus, some of which have very narrow product focuses and seek to exploit niche markets, and also with traditional offline businesses such as auctioneers, dealers and other intermediaries. Individual buyers or sellers of business surplus may continue to use or create their own online or offline marketplaces for those products in the future, either alone or in groups, all of which would be direct competitors of our marketplace. We expect competition from all sources to intensify in the future. Several of our competitors, both online and offline, are well-financed and could commit more resources to sales and marketing efforts, adopt more aggressive promotional and pricing policies and devote more resources to technology and site development than can we. Moreover, traditional providers of business surplus disposal services can rely upon their long-standing relationships with buyers and sellers and their intimate knowledge of niche markets in which they operate. In order to respond to competitive changes in this competitive environment, we may from time to time make pricing, marketing or other strategic decisions that could have a material adverse affect on our operating results.

    Barriers to entry are low. Competitors can obtain low cost, commercially available software that provides the same basic site functionality as TradeOut.com. We believe that the principal competitive factors in this market are the volume, selection and quality of assets for sale, attracting a large population of buyers and sellers, delivering superior customer service, building brand recognition and return customers, enhancing Web site functionality and ease of use, providing value-added services, the price range of products available on our site and the reliability of our systems. We may not be able to compete effectively on all or any of these factors against current and potential competitors; if we cannot, then our revenues may be reduced and our costs increased.

FUTURE GOVERNMENT REGULATION OF THE INTERNET AND ONLINE TRANSACTIONS MAY ADD TO OUR OPERATING COSTS.

    Like many Internet-based businesses, we operate in an environment of tremendous uncertainty as to potential government regulation. The Internet has rapidly emerged as a commerce medium, and governmental agencies have not yet been able to adapt all existing regulations to the Internet environment. Laws and regulations may be introduced and court decisions reached that affect the Internet or other online services, covering issues such as user pricing, user privacy, freedom of expression, access charges, content and quality of products and services, advertising, intellectual property rights and information security. In addition, because we offer our services worldwide and facilitate sales of goods to customers globally, foreign jurisdictions may claim that we are required to comply with their laws. Any future regulation may have a negative impact on our business by restricting our method of operation or imposing additional costs.

    In order to conduct business over our site, users must provide us with identifying and demographic information. We use this information to track users' activities in our marketplace and to provide users with certain marketing and promotional offers. We also plan to share user information with some of our strategic partners in accordance with the terms of our privacy policies. The Federal Trade Commission and state agencies have been investigating various Internet companies regarding their use of personal information. Future regulation could limit our ability to collect and use this information, and this limitation could harm our ability to promote our site or our partners' goods or services to our users.

    As an Internet company, it is unclear in which jurisdictions we may be deemed to be conducting business. Our failure to qualify to do business in a jurisdiction that requires us to do so could subject us to fines or penalties and could result in our inability to enforce contracts in that jurisdiction. Numerous jurisdictions have laws and regulations regarding the conduct of auctions and the liability of auctioneers. We do not believe that these laws and regulations, which were enacted for consumer protection many years ago, apply to our services. However, one or more jurisdictions may attempt to impose these laws and regulations on our operations in the future.

WE MAY BECOME SUBJECT TO CERTAIN SALES AND OTHER TAXES THAT COULD ADVERSELY AFFECT OUR BUSINESS.

    The imposition of sales, value-added or similar taxes could diminish our competitiveness and harm our business. We do not collect sales or other similar taxes for items purchased through our marketplace. Our users are businesses that typically manage and pay their own sales and use taxes. However, we may be subject to sales tax collection obligations in the future.

IF WE ARE NOT ABLE TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, THEN OUR COMPETITORS MAY BE ABLE TO DUPLICATE OUR SERVICES.

    We rely in part upon our proprietary technology to conduct sales through our marketplace. Our failure to adequately protect our intellectual property rights could harm our business by making it easier for our competitors to duplicate our services. We cannot assure you that we have adequately protected our technology and processes or that our proprietary rights will result in commercial advantages for us. We have applied for registration of certain of our trademarks and our marketing materials are protected by copyright, but these protections may not be adequate. Although we have registered our domain name in over 75 foreign countries, there are third parties who own foreign registrations of the TradeOut.com domain name in some countries. These registrations and future foreign registrations by third parties of the TradeOut.com domain name in countries where we have not already registered our domain name, could divert traffic from our site and require us to choose other domain names that are not easily recognizable. In addition, although we require each of our employees to enter into a proprietary information and confidentiality agreement, this agreement may not satisfactorily safeguard our intellectual property.

    We cannot be certain that third parties will not infringe or misappropriate our proprietary rights or that third parties will not independently develop similar proprietary information. Any infringement, misappropriation or independent development could harm our future financial results. There have been several instances of third parties copying the design and content of our site, and we expect these attempts to continue in the future. There is nothing we can do to prevent copying before it occurs. In addition, effective patent, trademark, copyright and trade secret protection may not be available in every country in which we provide services. We may, at times, have to incur significant legal costs and spend time defending our trademarks, copyrights and, if issued, any patents. Any defense efforts, whether successful or not, would divert both time and resources from the operation and growth of our business.

    There is also significant uncertainty regarding the applicability to the Internet of existing laws regarding matters such as property ownership, copyrights and other intellectual property rights. Legislatures adopted the vast majority of these laws prior to the advent of the Internet and, as a result, these laws do not contemplate or address the unique issues of the Internet and related technologies. We cannot be sure what laws and regulations may ultimately affect our business or intellectual property rights.

OTHERS MAY ASSERT THAT OUR TECHNOLOGY INFRINGES THEIR INTELLECTUAL PROPERTY RIGHTS.

    We do not believe that our technology infringes the proprietary rights of others and, to date, no third parties have notified us of infringement of their technology, but we may be subject to infringement claims in the future. Patents have been issued and are continually being issued covering aspects of online commerce and electronic auction methods, processes and technologies, and, thus, aspects of our business, processes or technologies may infringe patents held by third parties now or in the future. The defense of any claims of infringement made against us by third parties could involve significant legal costs and require our management to divert time from our business operations. Either of these consequences of an infringement claim could have a material adverse effect on our operating results. If we are unsuccessful in defending any claims of infringement, we may be forced to obtain licenses or to pay royalties to continue to use our technology. We may not be able to obtain any licenses that are necessary for us to avoid infringement on commercially reasonable terms or at all. If we fail to obtain necessary licenses or other rights, or if these licenses are too costly, we may be prohibited from using certain processes or technology or conducting certain aspects of our business, and our operating results may suffer either from reductions in revenues through our inability to serve users or from increases in costs to license third-party technology.

OTHERS MAY REFUSE TO LICENSE IMPORTANT TECHNOLOGY TO US OR MAY INCREASE THE FEES THEY CHARGE US FOR THIS TECHNOLOGY.

    We rely on third parties to provide us with some software and hardware, for which we pay fees. This software has been readily available, but these third parties may increase their fees significantly or refuse to license their software or provide their hardware to us. While other vendors may provide the same or similar technology, we cannot be certain that we can obtain the required technology on favorable terms, if at all. If we are unable to obtain required technology at a reasonable cost, our growth prospects and operating results may be harmed through impairment of our ability to conduct business or through increased cost.

SECURITY RISKS AND CONCERNS MAY DETER THE USE OF THE INTERNET FOR CONDUCTING COMMERCE.

    Concern about the security of the transmission of confidential information over public networks is a significant barrier to electronic commerce and communication. Advances in computer capabilities, new discoveries in the field of cryptography or other events or developments could result in compromises or breaches of Internet security systems that protect proprietary information. If any well-publicized compromises of security were to occur, they could substantially reduce the use of the Internet for commerce and communications. Anyone who circumvents our security measures could misappropriate proprietary information, corrupt our listing or pricing data or cause interruptions in our services or operations. The Internet is a public network, and data are sent over this network from many sources. In the past, computer viruses have been distributed and have rapidly spread over the Internet. Computer viruses could be introduced into our systems or those of our customers, which could disrupt our technology or make our online services inaccessible to our users. We may be required to expend significant capital and other resources to protect against the threat of, or to alleviate problems caused by, security breaches and the introduction of computer viruses. Our security measures may be inadequate to prevent security breaches or combat the introduction of computer viruses, either of which may result in loss of data, increased operating costs, litigation and possible liability.

OUR INTERNATIONAL OPERATIONS SUBJECT US TO RISKS AND UNCERTAINTIES.

    We face risks in doing business internationally. We provide our services to international sellers and buyers. We currently serve many users based in Latin America. We plan to establish subsidiaries there and in other parts of the world. We expect to incur significant costs for our international operations as we add staff and facilities to serve foreign markets. These costs, together with the costs of the overhead needed to comply with legal, regulatory and accounting requirements that differ from those in the United States, may reduce our net income.

    In addition, because our services are accessible worldwide, transactions may occur in our marketplace between parties in restricted jurisdictions. The United States government prohibits commercial transactions with buyers and sellers in certain countries. Currently, we do not monitor sales on our site to prevent transactions with these "denied parties." Our failure to comply with government restrictions on transactions with parties in these jurisdictions could subject us to penalties, such as fines or bans on our ability to offer our services.

    Finally, our international operations are subject to disruption from political and economic instability in the countries in which they may be located, which may interrupt our ability to conduct business and impose additional costs upon us.

OUR MANAGEMENT HAS BROAD DISCRETION OVER HOW TO USE THE PROCEEDS OF THIS OFFERING; WE MAY NOT USE THE PROCEEDS IN WAYS THAT HELP OUR BUSINESS SUCCEED.

    We estimate that our net proceeds from this offering will be $      million,
at an initial public offering price of $      per share and after deducting the
underwriting discount and our estimated offering expenses. Our primary purposes in making this offering are to increase our working capital, create a public market for our common stock, facilitate our future access to the public capital markets and increase our visibility in the marketplace. We have no specific plans for the net proceeds of this offering other than working capital and general corporate purposes. Accordingly, our management will have broad discretion as to how to apply the net proceeds of this offering. If we fail to use these proceeds effectively, our business may not grow and our revenues and net income may decline.

OTHER COMPANIES MAY HAVE DIFFICULTY ACQUIRING US, EVEN IF DOING SO WOULD BENEFIT OUR STOCKHOLDERS, DUE TO PROVISIONS OF OUR CORPORATE CHARTER AND BYLAWS AND DELAWARE LAW.

    Provisions in our Certificate of Incorporation and Bylaws to be in effect upon closing of this offering and provisions of Delaware law could make it more difficult for other companies to acquire us, even if doing so would benefit our stockholders. Our Certificate of Incorporation and Bylaws will contain the following provisions, among others, which may inhibit an acquisition of our company by a third party:

    - a staggered board of directors, where stockholders elect only a minority of the board each year;

    - advance notification procedures for matters to be brought before stockholder meetings;

    - a limitation on who may call stockholder meetings; and

    - a prohibition on stockholder action by written consent.

We are also subject to provisions of Delaware law that prohibit us from engaging in any business combination with any "interested stockholder", meaning generally a stockholder who beneficially owns more than 15% of our stock, for a period of three years from the date this person became an interested stockholder, unless various conditions are met, such as approval of the transaction by our Board. This could have the effect of delaying or preventing a change in control.

OUR STOCK PRICE MAY BE VOLATILE, WHICH COULD RESULT IN SUBSTANTIAL LOSSES FOR STOCKHOLDERS.

    Before this offering, there has never been a public market for our common stock. The market price for our common stock is likely to be highly volatile and subject to wide fluctuations in response to the risks described above and many other factors, some of which are beyond our control. The market prices for stocks of Internet companies and other companies whose businesses are heavily dependent on the Internet have generally proven to be highly volatile, and particularly so in recent periods.

SUBSTANTIAL SALES OF OUR COMMON STOCK AFTER THE OFFERING COULD CAUSE OUR STOCK PRICE TO FALL.

    Most of our outstanding shares are currently restricted from resale, but some may be sold into the market in the near future. Sales of these shares into the market could cause the market price of our common stock to drop significantly, even if our business is doing well.

    Immediately following this offering, we will have outstanding      shares of
common stock. This includes the      shares we are selling in this offering.
Assuming that we sell all shares reserved under our directed share program to the entities or persons for whom these shares have been reserved, we expect that
investors may resell      shares in the public market immediately.

The remaining      %, or      shares, of our total outstanding shares will
become available for resale in the public market as shown in the chart below:

NUMBER OF  % OF TOTAL                    DATE OF AVAILABILITY FOR
SHARES     OUTSTANDING                   RESALE INTO PUBLIC MARKET
---------  -----------   ---------------------------------------------------------
                         Immediately.

                         90 days after the date of this prospectus.

                         180 days after the date of this prospectus due to an agreement many of our stockholders have with the underwriters. However, the underwriters can waive this restriction and allow these stockholders to sell their shares at any time.

As restrictions on resale end, the market price of our stock could drop significantly if the holders of these restricted shares sell them or the market perceives that they intend to sell them.

YOU WILL SUFFER IMMEDIATE AND SUBSTANTIAL DILUTION IN THE BOOK VALUE OF YOUR INVESTMENT.

    The initial public offering price per share will significantly exceed our net tangible book value per share. If we were to liquidate immediately after the offering, investors purchasing shares in this offering would receive a per share amount of tangible assets net of liabilities that would be less than the initial public offering price per share. Investors purchasing shares in this offering
will suffer dilution of $      per share from their investment.

                           FORWARD-LOOKING STATEMENTS

    Many statements made in this prospectus under the captions "Prospectus Summary", "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and elsewhere are forward-looking statements that are not based on historical facts. Because these forward looking-statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including those discussed under "Risk Factors".

    The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

                                USE OF PROCEEDS

    We estimate that the net proceeds we will receive from the sale of the
shares of common stock in this offering will be $     million, assuming an
initial public offering price of $     per share and after deducting the
estimated underwriting discount and offering expenses. If the underwriters' over-allotment option is exercised in full, we estimate that the net proceeds
will be $     million.

    The principal purposes of this offering are to increase our working capital, to create a public market for our common stock, to facilitate future access to the public capital market and to increase our visibility in the marketplace. We expect to use the net proceeds of this offering to expand operations and for working capital and general corporate purposes. As of the date of this prospectus, however, we have not made any specific expenditure plans with respect to the proceeds of this offering. Therefore, we cannot specify with certainty the particular uses for the net proceeds to be received upon completion of this offering. Accordingly, our management will have significant flexibility in applying the net proceeds of the offering. We may, for example, use a portion of the proceeds for strategic investments or acquisitions; however, we currently have no commitments or agreements and are not negotiating any of these transactions.

    Pending any use, the net proceeds of this offering will be invested in short-term interest-bearing securities.

                                DIVIDEND POLICY

    We have never declared or paid cash dividends on our capital stock. We do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain any future earnings to finance the expansion of our business. In addition, future bank credit facilities may restrict our ability to pay cash dividends.

                                 CAPITALIZATION

    The following table sets forth our capitalization as of December 31, 1999:

    - on an actual basis;

    - on a pro forma basis after giving effect to:

       (1) the sale and issuance of 5,577,825 shares of our Series D preferred stock and 2,455,588 shares of our Series E preferred stock subsequent to December 31, 1999;

       (2) the automatic conversion of all outstanding shares of our Series A, Series B, Series C and Series E preferred stock;

       (3) an increase in our authorized common stock to 200,000,000 shares and a decrease in our authorized preferred stock to 10,000,000 shares; and

       (4) a one-for-two reverse split of our common stock immediately prior to completion of this offering.

    - on a pro forma as adjusted basis to reflect our sale of         shares of
      common stock at an initial public offering price of $        per share,
      after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

                                                                        DECEMBER 31, 1999
                                                              -------------------------------------
                                                                                        PRO FORMA
                                                               ACTUAL     PRO FORMA    AS ADJUSTED
                                                              --------   -----------   ------------
                                                                         (IN THOUSANDS)
Cash and cash equivalents...................................  $ 18,977    $ 58,977       $
                                                              ========    ========       ========
Capital leases, excluding current installments..............  $     22    $     22       $
Series D redeemable preferred stock, $.0001 par value, no
  shares authorized, issued and outstanding (actual);
  5,577,825 shares authorized, issued and outstanding (pro
  forma and pro forma as adjusted)..........................        --      15,000
Stockholders' equity:
  Preferred stock, $.0001 par value: 22,000,000 shares
    authorized (actual); 10,000,000 shares authorized (pro
    forma and pro forma as adjusted):
    Series A preferred stock, $.0001 par value, 3,046,200
      shares authorized, 3,045,914 shares issued and
      outstanding (actual); no shares authorized, issued and
      outstanding (pro forma and pro forma as adjusted).....        --          --
    Series B preferred stock, $.0001 par value, 953,361
      shares authorized, issued and outstanding (actual); no
      shares authorized, issued and outstanding
      (pro forma and pro forma as adjusted).................        --          --
    Series C preferred stock, $.0001 par value, 9,750,000
      shares authorized, 9,288,273 shares issued and
      outstanding (actual); no shares authorized, issued and
      outstanding (pro forma and pro forma as adjusted).....         1
    Series E preferred stock, $.0001 par value, no shares
      authorized, issued and outstanding (actual); no shares
      authorized, issued and outstanding (pro forma and pro
      forma as adjusted)....................................        --          --
    Common stock, $.0001 par value: 62,500,000 shares
      authorized, 19,236,000 shares issued and outstanding
      (actual); 200,000,000 shares authorized (pro forma and
      pro forma as adjusted), 29,107,210 shares issued and
      outstanding (pro forma), [    ] shares issued and
      outstanding (pro forma as adjusted);..................         2           4
  Additional paid-in capital................................    37,988      62,987
  Deferred stock compensation...............................      (777)       (777)
  Accumulated deficit.......................................   (19,050)    (19,050)
                                                              --------    --------       --------
      Total stockholders' equity............................    18,164      43,164
                                                              --------    --------       --------
      Total capitalization..................................  $ 18,186    $ 58,186       $
                                                              ========    ========       ========

    Pro forma information is based on our shares of common stock outstanding as of December 31, 1999. This information excludes:

    - 1,892,732 shares subject to options, at a weighted average exercise price of $1.20 per share;

    - 4,675,183 additional shares that could be issued under our stock option plans; and

    - 11,154,995 shares subject to warrants to purchase our common stock at a weighted average exercise price of $8.59 per share.

                                    DILUTION

    Our pro forma net tangible book value as of December 31, 1999 was
approximately $         million, or $         per share of common stock. Pro
forma net tangible book value per share is determined by dividing the amount of our total tangible assets less total liabilities by the pro forma number of shares of common stock outstanding at that date, assuming the sale and issuance of 5,577,825 shares of our Series D preferred stock and 2,455,588 shares of our Series E preferred stock and the conversion of all outstanding shares of our preferred stock. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of common stock immediately after the completion of this offering.

    After giving effect to the issuance and sale of the shares of common stock offered by us and after deducting the estimated underwriting discount and offering expenses payable by us, our pro forma net tangible book value as of
December 31, 1999 would have been $         , or $         per share. This
represents an immediate increase in pro forma net tangible book value of $
      per share to existing stockholders and an immediate dilution of
$         per share to new investors purchasing shares in this offering. If the initial public offering price is higher or lower, the dilution to the new investors will be greater or less, respectively. The following table illustrates this per share dilution.

Assumed initial public offering price per share.............              $
    Pro forma net tangible book value per share at December
      31, 1999..............................................   $
    Increase per share attributable to new investors........
                                                               -----
Pro forma net tangible book value per share after this
  offering..................................................
                                                                          -----
Dilution per share to new investors.........................              $
                                                                          =====

    The following table summarizes, on a pro forma basis, as of December 31, 1999, the differences between the number of shares of common stock purchased from us, the aggregate cash consideration paid to us and the average price per share paid by existing stockholders and new investors purchasing shares of common stock in this offering. The calculation below is based on an assumed
initial public offering price of $           per share, before deducting the
estimated underwriting discount and offering expenses payable by us:

                                     SHARES PURCHASED       TOTAL CONSIDERATION
                                   ---------------------   ----------------------   AVERAGE PRICE
                                     NUMBER     PERCENT      AMOUNT      PERCENT      PER SHARE
                                   ----------   --------   -----------   --------   --------------
Existing stockholders............                    %     $                  %         $
New investors....................
                                   ----------     ---      -----------     ---
      Total......................                 100%     $               100%
                                   ==========     ===      ===========     ===

    The preceding table assumes:

    - the sale and issuance of 5,577,825 shares of our Series D preferred stock and 2,455,588 shares of our Series E preferred stock in March 2000; and

    - no exercise of any outstanding stock options or warrants.

    This table excludes options outstanding as of December 31, 1999 to purchase a total of 1,892,732 shares of common stock with a weighted average exercise price of $1.20 per share. This table also excludes 11,154,995 shares subject to warrants outstanding as of December 31, 1999 to purchase our common stock at a weighted average exercise price of $8.59 per share. To the extent that any outstanding options or warrants are exercised, there will be further dilution to new investors.

                            SELECTED FINANCIAL DATA

    You should read the selected financial data set forth below along with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the notes to those statements included elsewhere in this prospectus. We have derived the statement of operations data for 1998 and 1999, and the balance sheet data as of December 31, 1998 and 1999, from our audited financial statements included elsewhere in the prospectus.

                                                              PERIOD FROM
                                                           DECEMBER 11, 1998
                                                            (INCEPTION) TO        YEAR ENDED
                                                           DECEMBER 31, 1998   DECEMBER 31, 1999
                                                           -----------------   -----------------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues.................................................       $    --             $    828
Cost of revenues.........................................            --                  529
                                                                -------             --------

Gross profit.............................................                                299
Operating costs:
  Sales and marketing....................................            --               14,090
  Research and development...............................             8                2,197
  General and administrative.............................            42                3,045
  Stock-based compensation expense.......................            --                   91
                                                                -------             --------
Total operating costs....................................            50               19,423
                                                                -------             --------
Operating loss...........................................           (50)             (19,124)
Other income, net........................................            --                  380
                                                                -------             --------
Net loss.................................................           (50)             (18,744)
Preferred stock dividend.................................            --                 (256)
                                                                -------             --------
Net loss available for common shareholders...............       $   (50)            $(19,000)
                                                                =======             ========
Basic and diluted net loss per common share..............       $ (0.00)            $  (1.00)
                                                                =======             ========
Shares used to compute basic and diluted loss per
  share..................................................        15,231               19,071
                                                                =======             ========
Pro forma net loss per share(1)(2).......................                           $  (0.68)
                                                                                    ========
Pro forma weighted average shares
  outstanding(1)(2)......................................                             27,600
                                                                                    ========

                                                                     DECEMBER 31,
                                                           ---------------------------------
                                                                1998              1999
                                                           ---------------   ---------------
                                                                    (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents................................     $     76           $18,977
Working capital..........................................           60            16,377
Total assets.............................................           76            21,238
Capital leases, excluding current installments...........           --                22
Redeemable preferred stock...............................           --                --
Total stockholders' equity...............................           60            18,164

------------------------

(1) See note 4 of notes to our financial statements included elsewhere in this prospectus for an explanation of the method used to determine the number of shares used to compute pro forma net loss per share.

(2) Assumes the conversion of all outstanding shares of preferred stock and excludes options to purchase 1,892,732 shares of common stock with exercise prices that range from $0.33 to $2.00 and warrants to purchase 11,154,995 shares of common stock with exercise prices that range from $0.02 to $8.94 per share issued in 1999.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH "SELECTED FINANCIAL DATA" AND OUR FINANCIAL STATEMENTS AND THE NOTES TO THOSE STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    TradeOut.com is a leading business-to-business Internet marketplace for buyers and sellers of business surplus. We provide an Internet-based solution that enables businesses to efficiently buy and sell excess inventory and idle assets globally, 24 hours a day, seven days a week. We were incorporated in December 1998 and launched our marketplace in April 1999.

    Substantially all of our revenues to date have been derived from listing fees and sales commissions paid by sellers. We do not charge fees to buyers and, to date, we have not sold advertising on our site. Sellers typically pay a nominal listing fee per item and, if the item is sold, a sales commission based on the purchase price. We intend to pursue future opportunities to derive revenues from ancillary valued-added services that will assist buyers and sellers to take better advantage of our marketplace, including logistics support, financing and credit, escrow accounts, inspections, appraisals, insurance and shipping. We may provide these services ourselves or through third-party providers.

    Revenues from listing fees are recognized over the period that the item is posted on our Web site. Revenues related to sales commissions are recognized at the time the item is sold or the sale or auction for the item is successfully concluded, which occurs when a buyer has met a seller's asking price and the sale duration has expired. We have established an allowance for sales returns based on our historical experience and for failures by buyers and sellers to consummate a transaction. We do not take possession of either the item being sold or the buyer's payment for the item. Fees to sellers are aggregated and billed twice a month. We have no procurement, carrying or shipping costs and no inventory risk.

    We have entered into several strategic business alliance agreements pursuant to which we pay a sales commission to our strategic alliance partners based on a percentage of the commission revenues or gross sales dollars arising from the successful sale of merchandise they post or refer to our Internet marketplace. In addition to receiving sales commissions, certain strategic alliance partners have been issued warrants to purchase shares of our common stock for $2.00 per share. The vesting of these warrants is conditioned upon the attainment of certain target sales levels over the terms of the strategic alliance agreements. The maximum number of such warrants issued under agreements in place as of March 14, 2000 is 3,409,934. Our strategic alliance agreements stipulate that these warrants are earned and granted over a period of one to five years. We will recognize a "stock-based strategic alliance cost" for the estimated fair market value of the warrants in each quarter in which the sales target is achieved and the warrants are earned. The charge will be based on the fair market value of the underlying shares at the time the quarterly sales target is achieved or achievement is probable. Such charges could be significant. We intend to enter into similar strategic arrangements with other business surplus sellers.

    We recorded cumulative deferred compensation of approximately $868,000 through December 31, 1999, which represents the difference between the exercise price of some stock options granted in 1999, and the fair market value of the underlying common stock at the date of grant. The difference is recorded as a reduction of stockholders' equity and amortized over the vesting period of the applicable options, typically over three to five years. Of the total deferred compensation amount, approximately $91,000 was amortized during the year ended December 31, 1999. The amortization of deferred compensation is generally recorded as an operating expense.

As a result, we currently expect to record the following amounts as deferred compensation expense annually with respect to options outstanding at December 31, 1999:

    - 2000--$280,000;

    - 2001--$280,000;

    - 2002--$195,000;

    - 2003--$11,000; and

    - 2004--$11,000.

    We have incurred significant net losses and negative cash flows from operations since our inception. At December 31, 1999, we had an accumulated deficit of $19.0 million. These losses have been funded primarily through the issuance of our equity securities. We intend to continue to invest heavily in marketing and brand development to bring more buyers and sellers to our marketplace. As a result, we believe that we will continue to incur net losses and negative cash flows from operations for the foreseeable future. Moreover, the rate at which these losses will be incurred is likely to increase significantly from current levels.

    We have a very limited operating history. Our company was founded in December 1998 and did not generate revenues until after we launched our Internet marketplace in April 1999. Because our operating history is so limited, you cannot evaluate our business and our future prospects based on our historical results.

    Our quarterly operating results have varied in the past and will likely vary significantly in the future. We derive our revenues primarily from commissions on sales completed in our Internet marketplace. These sales vary greatly in dollar amount depending on the type of assets being sold, the sales format used, the listing size and the nature of the business surplus market generally. As a result, there may be significant fluctuations in the amount of revenues generated in different periods. Moreover, charges related to outstanding warrants that we have issued to strategic alliance partners and that vest upon the attainment of performance milestones may be very significant in future periods and may more than offset any income that we have in those periods. We believe that period-to-period comparisons of our results of operations are not meaningful and you should not rely upon them as indicators of future performance.

RESULTS OF OPERATIONS

    REVENUES

    Total revenues for the year ended December 31, 1999 were $828,000. We did not recognize any revenues in 1998. In 1999, revenues consisted of sales commissions and, to a lesser extent, listing fees.

    COST OF REVENUES

    Cost of revenues primarily consists of compensation for customer service and Web site operations personnel, Internet service provider connectivity charges and sales commissions paid to strategic partners. Cost of revenues was $529,000 in 1999 and gross profit was $299,000 during the same period. We anticipate that our cost of revenues will increase significantly in future periods as we expand our Web site operations group and our Web site facilities and that our gross profit margin will vary widely, as some of these costs do not bear any direct proportional relationship to revenues in the periods when the costs are incurred.

    SALES AND MARKETING

    Sales and marketing expenses primarily consist of compensation for sales and marketing personnel, advertising, trade show and other promotional costs and overhead costs. Sales and marketing expenses were $14.1 million in 1999. We did not incur any sales and marketing expenses in 1998. We expect sales and marketing expenses to continue to increase in absolute dollars for the foreseeable future as we:

    - continue our branding campaign;

    - expand our direct sales force and trade facilitation staff;

    - increase the number of trade shows we participate in; and

    - grow our database marketing infrastructure and personnel.

    RESEARCH AND DEVELOPMENT

    Research and development expenses consist primarily of compensation for our research and development staff, payments to outside contractors and, to a lesser extent, depreciation in equipment used for research and development and associated overhead costs. We expense research and development costs as they are incurred. Research and development costs increased from $8,000 in 1998 to $2.2 million in 1999. The increase was due to costs associated with the increase in research and development needed to support the initial and ongoing development of our marketplace.

    GENERAL AND ADMINISTRATIVE

    General and administrative expenses consist primarily of compensation for personnel and, to a lesser extent, fees for outside professional advisers and other overhead costs, including occupancy expense. General and administrative costs were $3.0 million in 1999 compared to $42,000 in 1998.

    INTEREST AND OTHER INCOME, NET

    Interest and other income, net, consists of interest earned on cash, cash equivalents and short-term investments offset by interest expense. Interest and other income, net, was $380,000 in 1999 and $0 in 1998. The increase was primarily due to interest earned on the proceeds from the sale of our preferred stock.

    STOCK-BASED COMPENSATION

    In connection with the grant of certain stock options through December 31, 1999, we have recorded aggregate unearned compensation of $868,000, which amount is being amortized over the vesting period of the options, typically three to five years. Of the total unearned compensation, approximately $91,000 was amortized in 1999 and $0 was amortized in 1998. See note 5 of the notes to our financial statements.

LIQUIDITY AND CAPITAL RESOURCES

    Since inception, we have financed our operations primarily through private placements of our preferred stock. As of December 31, 1999, we had cash and cash equivalents of $19.0 million. Subsequent to December 31, 1999, we raised approximately $15.0 million from the sale of 5,577,825 shares of our Series D preferred stock and approximately $25.0 million from the sale of 2,455,588 shares of our Series E preferred stock.

    Cash used in operating activities was $25,000 in 1998 and $15.8 million in 1999. Cash used in operating activities was primarily attributable to costs associated with the development of our Internet marketplace, the expansion of our sales force and the expansion of our administrative and operations staff to support our growth.

    Cash used in investing activities was $0 in 1998 and $1.9 million in 1999. Cash used in investing activities has primarily been comprised of software development and purchases of office equipment and furniture.

    Cash provided by financing activities was $100,000 in 1998 and $36.7 million in 1999. In 1998, we raised $100,000 from the sale of our common stock. In 1999, we raised an aggregate of $1.3 million from the sale of our common stock in January and February and $35.4 million from the sale of our preferred stock in April, August and October.

    If revenues attributable to GE Capital and its affiliates under our strategic alliance agreement with GE Capital do not exceed specified target levels for the one-year period beginning July 1, 2000, or a later date if the parties agree, then we are obligated to repurchase up to 929,613 shares of common stock held by GE Capital Equity Investments at a price equal to 125% of the amount GE Capital Equity Investments paid for those shares.

    We believe that our existing capital resources, together with the proceeds from the sale of our common stock in this offering, will be sufficient to satisfy our cash requirements for the next 12 months. To the extent these resources are insufficient to satisfy our cash requirements for that period, we will be required to raise additional funds through equity or debt financings. We may not be able to raise these funds on favorable terms or at all.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Investments and Hedging Activities" (SFAS No. 133). SFAS No. 133 establishes a new model for accounting for derivatives and hedging activities and supersedes a number of existing standards. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. We do not expect the adoption of SFAS
No. 133 to have a material impact on our financial position or results of operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    Most of our cash equivalents, short-term investments and capital lease obligations are at fixed interest rates. The fair value of these investments is affected by changes in market interest rates. However, because our investment portfolio is primarily comprised of investments in high grade commercial paper, an immediate 10% change in market interest rates would not have a material effect on the fair market value of our portfolio. Therefore, we would not expect our operating results or cash flows to be affected to any significant degree by the effect of a sudden change in market interest rates on our investment portfolio.

QUARTERLY RESULTS OF OPERATIONS

    The following tables present our operating results for the period from December 11, 1998 (date of inception) to December 31, 1998, and for each of the four fiscal quarters in the year ended December 31, 1999. The information for each of these periods is unaudited. In the opinion of management, all necessary adjustments, which consist only of normal and recurring accruals, have been included to fairly present the unaudited quarterly results. These data should be read together with our financial statements and the notes to those statements included elsewhere in this prospectus.

    The historical financial information reflected below is not indicative of our future performance.

                                                                          THREE MONTHS ENDED
                                          PERIOD FROM     ---------------------------------------------------
                                          DECEMBER 11,
                                              1998
                                         (INCEPTION) TO
                                          DECEMBER 31,    MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,
                                              1998          1999        1999         1999            1999
                                         --------------   ---------   --------   -------------   ------------
                                                                    (IN THOUSANDS)
                                         --------------------------------------------------------------------
STATEMENTS OF OPERATIONS DATA:
Revenues...............................        $ --        $    --    $   144       $   303        $   381
Cost of revenues.......................          --             --         17           212            300
                                               ----        -------    -------       -------        -------
Gross profit...........................          --             --        127            91             81

Operating costs:
  Sales and marketing..................          --             78      1,485         6,736          5,791
  Research and development.............           8             33        369           666          1,129
  General and administrative...........          42            104        317           908          1,716
  Stock-based compensation expense.....          --             --          4            22             65
                                               ----        -------    -------       -------        -------
Total operating costs..................          50            215      2,175         8,332          8,701
                                               ----        -------    -------       -------        -------
Operating loss.........................         (50)          (215)    (2,048)       (8,241)        (8,620)

Other income, net......................          --             11         58            77            234
                                               ----        -------    -------       -------        -------
Net loss...............................         (50)          (204)    (1,990)       (8,164)        (8,386)
Preferred stock dividends..............          --             --         --            --           (256)
                                               ----        -------    -------       -------        -------
Net loss available for
  common shareholders..................        $(50)       $  (204)   $(1,990)      $(8,164)       $(8,642)
                                               ====        =======    =======       =======        =======

                                    BUSINESS

OVERVIEW

    TradeOut.com is a leading business-to-business Internet marketplace for buyers and sellers of business surplus. We provide an Internet-based solution that enables businesses to buy and sell excess inventory and idle assets globally, 24 hours a day, seven days a week. Our solution benefits both buyers and sellers by centralizing the fragmented business surplus market and streamlining the traditionally cumbersome paper- and fax-based sales and procurement process. As a result, sellers can reach a broader global base of potential buyers and buyers can access a wider range of business surplus across a variety of industries. Moreover, our solution enables both buyers and sellers to significantly shorten their sales and procurement cycles, reduce transaction costs and take advantage of the efficiencies resulting from the use of our marketplace.

    Through December 31, 1999, business users from 43 different countries had posted more than 8,400 items for sale on our site. At December 31, 1999, approximately $979 million of business surplus was posted for sale on TradeOut.com. As of December 31, 1999, more than $15.0 million worth of excess inventory and idle assets had been sold through our marketplace. At
December 31, 1999, we had approximately 12,700 registered users, and we are currently registering approximately 100 new users per day. In 1999, we recognized approximately $828,000 in revenues.

INDUSTRY BACKGROUND

    GROWTH OF BUSINESS-TO-BUSINESS ELECTRONIC COMMERCE

    Businesses are increasingly relying on the Internet to access and share information, as well as to purchase and sell products and services. Because businesses have recognized the power of the Internet to improve efficiency, streamline existing complex processes, lower costs, find new buyers and create new markets, Internet-based business-to-business commerce is poised for rapid growth. Forrester Research estimates that business-to-business electronic commerce will grow from $406.2 billion in 2000 to $2.7 trillion in 2004.

    The Internet enables the creation of centralized marketplaces that allow widely dispersed buyers and sellers to interact and facilitates the efficient exchange of product and pricing information. Many businesses have capitalized on this unique attribute of the Internet to create centralized consumer trading marketplaces for a variety of consumer goods. The growing popularity of these consumer-oriented Web sites and the opportunity presented by business-to-business electronic commerce have spurred the creation of business-to-business Internet marketplaces. The centralized structure and potential for increased efficiency and cost savings create a more appealing way for businesses to buy and sell goods.

    THE BUSINESS SURPLUS MARKET

    Most companies generate excess inventory and idle assets, known as business surplus. Businesses create excess inventory in the ordinary course of business as a result of manufacturer overruns, the discontinuation of products, customer returns, retail overstocks, the introduction of new lines of merchandise and evolving market preferences. Businesses also have idle capital assets resulting from equipment upgrades, facility relocations, office equipment replacement and the expiration of leases. Business surplus can adversely affect an organization's financial performance by tying up capital that could otherwise be invested more productively. In addition, businesses incur costs associated with storing, tracking and maintaining business surplus. We estimate that the market for business surplus totaled more than $400 billion worldwide in 1999.

    INEFFICIENCIES IN THE MARKET FOR BUSINESS SURPLUS

    The traditional methods of selling business surplus are difficult, time consuming and expensive for the following reasons:

    - FRAGMENTED MARKETPLACE. There are limited comprehensive sources of information about the availability of business surplus, and buyers and sellers are widely dispersed. Sellers may have difficulty locating buyers interested in their products or have limited access to industry intermediaries, such as liquidators and brokers. Similarly, buyers may not have established relationships with these intermediaries and, therefore, may not have sources for goods they need.

    - CUMBERSOME NEGOTIATION PROCESS. It is time consuming for sellers to negotiate with multiple potential buyers and for buyers to negotiate with multiple sellers by phone or in meetings.

    - LIMITATIONS OF LIVE AUCTIONS. It is expensive for sellers to hold live auctions. Moreover, live auctions are limited to buyers who can participate at the time and place the auction is held.

    - DIFFICULTIES IN OBTAINING OPTIMAL PRICE. Companies that do not specialize in buying and selling business surplus are not always in a position to know the market value of particular assets. As a result, a business may dispose of its excess inventory by selling to a liquidator or broker at a significant discount from the inventory's market value. Because buyers also lack established sources of price and market information, they may pay higher prices than the desired assets are worth.

As a result of these inefficiencies in the traditional market for business surplus, many businesses are deterred from undertaking the selling process, and consequently, from recovering value for these assets and optimizing their financial performances.

    OPPORTUNITY FOR A BUSINESS-TO-BUSINESS ELECTRONIC COMMERCE SOLUTION

    The inefficiencies, fragmentation and complexities of the traditional means of buying and selling business surplus have created an opportunity for a more efficient business-to-business Internet marketplace. The Internet enables buyers and sellers of business surplus around the world to interact with each other
24 hours a day, seven days a week. Sellers can quickly and easily disseminate information about their business surplus over the Internet directly to prospective buyers. Relevant industry, product and pricing information can be centralized, updated, organized and easily searched. Internet marketplaces provide a competitive environment for establishing optimal pricing for sellers and streamline the buying process to reduce transaction costs associated with traditional purchasing methods. Buyers can also use the Internet to more efficiently arrange for financing, appraisal, insurance and delivery at the time of purchase.

THE TRADEOUT.COM SOLUTION

    TradeOut.com is a global business-to-business Internet marketplace that brings together buyers and sellers of business surplus. Sellers from around the world can post their business surplus on TradeOut.com in order to convert these non-performing assets into cash and improve their financial performance by strengthening their balance sheets and lowering their operating expenses. Buyers can search, bid for and purchase business surplus more efficiently across a number of industries throughout the world. We focus exclusively on the business surplus market across a variety of targeted industries. We have developed in-depth expertise within each of the industries we have targeted in order to better serve the complex needs of buyers and sellers in these industries.

    Our solution is designed to provide the following key benefits:

    BENEFITS TO SELLERS

    ACCESS TO BUYERS WORLDWIDE. We enable sellers to offer their excess inventory and idle assets to buyers throughout the world. Because sellers have access to a broader global base of potential buyers and can post their listings according to specific industry categories, they have an increased likelihood of finding the right buyers for their assets. Moreover, selected buyers can be targeted via e-mail to drive key buying prospects to sellers' listings. In addition, utilizing our large database of buyers, our trade facilitation personnel can identify relevant buyers and actively assist both sellers and buyers in successfully completing transactions.

    SHORTER SALES CYCLES AND REDUCED COSTS. Our marketplace streamlines the traditionally inefficient and cumbersome paper- and fax-based sales process. Sellers can post and easily update product information which can then be accessed by potential buyers without the need to contact each one individually. This reduces labor and communications costs and enables sellers to focus on their core business rather than devoting time to contacting and negotiating with multiple buyers on a one-to-one basis. In addition, by utilizing TradeOut.com, some sellers can choose to outsource certain aspects of their excess inventory and idle asset disposal effort.

    MORE EFFICIENT PRICING. TradeOut.com enables sellers to obtain more efficient pricing than they could through the traditionally fragmented market of potential buyers and cumbersome individual selling efforts. The greater number of buyers accessible to sellers on TradeOut.com enables sellers to more accurately gauge market demand and to determine the optimal asking price. Moreover, our auction formats allow for concurrent, real-time bidding by multiple buyers, which creates a more competitive marketplace and increases the likelihood of obtaining a higher price.

    GREATER FLEXIBILITY AND CONTROL OVER THE SALES PROCESS. Our marketplace allows sellers to select the sales process to suit their particular needs. We offer multiple sale formats, including: standard auctions; first come, first served sales; and highest sealed bid sales. The ability to select from various sale formats enables sellers to achieve objectives such as optimizing the sales price and completing sales more quickly. Sellers that are sensitive to creating conflict among their distribution channels can conduct private sales by limiting participation to designated buyers. In addition, sellers can set delivery and payment terms, and identify product specifications and lot size. We also provide sellers with real-time reporting features that enable them to review prior listings and sales history, as well as track the status of their current listings at any time.

    BENEFITS TO BUYERS

    ACCESS TO WORLDWIDE SELECTION OF BUSINESS SURPLUS. We provide buyers with a centralized Internet marketplace where they can locate and acquire a wide range of business surplus products across a variety of industries from multiple sellers around the world. Our marketplace allows buyers to conduct tailored searches for specific products and to post descriptions of items they are seeking to purchase within our targeted industry categories. In addition, to further facilitate the buying process, we provide e-mail notification or direct calls from our trade facilitation personnel to relevant potential buyers when new products in which they may be interested are posted on our marketplace.

    SHORTER PROCUREMENT CYCLES AND REDUCED COSTS. We enable buyers to bypass the traditionally labor-intensive and expensive procurement process. We reduce the time and related costs for buyers to locate and interact with sellers of business surplus. Buyers using our marketplace do not have to call or find potential sellers by telephone, fax or other traditional

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
marketing methods. They can access up-to-date information easily and quickly from our centralized Internet marketplace. In addition, buyers can avoid extensive one-on-one negotiations with multiple sellers regarding price or other terms. As a result, buyers can significantly shorten their asset procurement cycles and reduce associated costs.

    BETTER MARKET INFORMATION. By establishing a critical mass of both sellers and business assets, we provide buyers with an in-depth view of the market across a variety of industries for desired assets. In addition, buyers can compare similar products being offered by different sellers. We also provide buyers with valuable information to support their purchasing decisions, such as product condition, specifications, packaging and lot size information. We offer users access to relevant market news through links to online trade publications for 24 different industries. This further centralizes the relevant information business surplus buyers need to make informed purchasing decisions. As a result, by utilizing our marketplace, buyers can avoid paying unnecessary premiums, commissions and mark-ups and can more readily obtain desired assets.

OUR STRATEGY

    Our objective is to be the leading global marketplace for buyers and sellers of business surplus. Key strategies to achieve this objective include:

    ATTRACT A CRITICAL MASS OF BUYERS AND SELLERS TO OUR INTERNET
MARKETPLACE. Our success is dependent on building a critical mass of sellers that post a wide range of business surplus on our marketplace and attracting a large group of potential buyers to make offers on these listings. By adding sellers and broadening the depth and range of business surplus available on our marketplace, we create additional value for buyers. By driving more buyers to our marketplace, we create additional liquidity and value for sellers. We believe buyers will be drawn to the marketplace with the highest quality and largest selection of business surplus and sellers will naturally want to participate in the marketplace with the most buyers. By quickly attracting a critical mass of both buyers and sellers to our marketplace we intend to create a network effect, where the value to each participant in the marketplace is increased with the addition of each new participant. Moreover, we believe that obtaining this critical mass will create a significant barrier to entry for our competitors.

    LEVERAGE FIRST-MOVER ADVANTAGE AND EXPAND BRAND AWARENESS. We believe that our position as a leading Internet marketplace for excess inventory and idle assets provides us with a significant competitive advantage. We intend to leverage our first-mover advantage by expanding market awareness of TradeOut.com as the premier Internet marketplace for business surplus. We plan to aggressively promote the TradeOut.com brand through advertising in key business and trade periodicals, direct mailings to members of trade organizations, participating in industry events and trade shows, and conducting targeted promotions and public relations campaigns.

    ESTABLISH ADDITIONAL STRATEGIC ALLIANCES. We intend to continue to enter into strategic alliances to increase the number of buyers and sellers that utilize our marketplace, enhance the depth and breadth of the industries we serve and broaden the scope of our service offerings. We are seeking to develop strategic arrangements with companies that sell significant amounts of business surplus each year and that can consequently provide us with quality listings and relevant buyers. We recently entered into a strategic alliance with GE Capital, under which we expect GE Capital to encourage its business units and affiliates to post assets on our marketplace, promote these assets to their customers and provide remarketing services to their customers. We are also seeking to create and broaden our alliances with traditional liquidators, trade associations, financial institutions and leading electronic commerce companies that can help drive users to our marketplace.

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
    OFFER A WIDE RANGE OF SERVICES. We intend to actively facilitate the sale of business surplus on our marketplace by offering a variety of pre- and post-sale services that address the needs of the business surplus market, from planning to post-sale management. We also intend to provide buyers and sellers with value-added ancillary services such as logistics support, financing and credit, escrow accounts, inspections, appraisals, insurance and shipping. We may provide some of these services ourselves or enter into agreements with third-party providers of these services. In addition, we intend to develop the capability to provide customers with an end-to-end outsourced solution that will enable them to focus on their core business and to more efficiently buy or sell such assets.

    EXPAND THE BREADTH AND DEPTH OF OUR TARGETED INDUSTRIES. We believe that our focus on a number of targeted industries has been a critical component of our success to date. We intend to establish a presence in additional industries. In addition, we intend to actively recruit and hire personnel to increase our expertise within our targeted industries. We believe that expanding our number of targeted industries and enhancing our industry expertise will provide us with a competitive advantage and will enable us to better serve the needs of buyers and sellers utilizing our marketplace.

    INTEGRATE ENTERPRISE INFORMATION SYSTEMS INTO OUR MARKETPLACE. We intend to integrate our customers' information systems, such as inventory management applications, into our marketplace system by building application interfaces. We are developing an in-house team of information technology professionals that will focus on providing this service to our large corporate sellers. We believe that the integration of these systems will further simplify and automate our customers' internal processes for buying and selling business surplus and identifying and recording those transactions. Moreover, we believe that integrating these information systems will provide us with a significant competitive advantage.

THE TRADEOUT.COM MARKETPLACE

    The TradeOut.com marketplace provides a solution to the inefficiencies in the business surplus market across a wide variety of industries by creating a forum in which any type of business surplus can be posted and by offering a range of sales processes through which surplus can be sold efficiently. To provide a higher level of service, we have targeted several specific industries in which we have developed in-depth expertise. Our strategy of offering a solution to the business surplus problem across many industries while focusing on several targeted industries is reflected in the breadth of our listings and in the organization of our marketplace. We have listings in more than 100 different product categories, and our marketplace and organizational structure focus on eight specific industry classifications:

- Apparel / Footwear / Accessories     - Computer Products

- Food and Beverage                    - Health and Beauty Care

- Housewares / Household Products      - Automotive

- Metalworking Machinery               - Power and Utility Equipment

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
    We provide a flexible, efficient marketplace for buying and selling business surplus. Our marketplace works as follows:

                                   [GRAPHIC]

    TRADEOUT.COM TARGETS NEW SELLERS

    To generate listings on our site that we think buyers will find compelling, we target a number of potential sellers of suitable products for our marketplace through the following activities:

    - Direct customer sales calls on large key accounts in our targeted industries to introduce TradeOut.com as a better solution to their business surplus problem and to establish an ongoing business relationship;

    - Partnerships with traditional liquidators, dealers or brokers in our targeted industries, and leading electronic commerce companies that either manage business surplus problems or that have access to sellers with business surplus problems;

    - A comprehensive branding campaign to generate awareness of TradeOut.com among key decision makers in our targeted industries with the objective of encouraging listings on our site and obtaining sales leads; and

    - Presentations at industry trade shows and conferences to establish awareness of our marketplace and forge key business contacts.

    We typically focus our efforts on senior financial, sales, manufacturing or supply chain executives within enterprises that may be potential sellers of business surplus. We work with our selling customers to identify the excess inventory and idle assets that are best suited for sale on TradeOut.com. Our sales and customer service representatives are available to instruct customers on how to post listings on our marketplace and how to best merchandise those listings for successful sales.

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
    SELLERS POST ITEMS FOR SALE ON TRADEOUT.COM

    A seller who wishes to post an item for sale on TradeOut.com registers on our site and completes a simple form that provides prospective buyers with sufficient information to enable them to make a purchase decision. That information generally includes the following:

    - an item title and description;

    - quantity available for sale;

    - location of the item;

    - category in which the seller wishes to post the item;

    - acceptable payment methods;

    - type of sale format;

    - asking price (the price below which the seller will not sell the product);

    - sale duration; and

    - photograph of the listed items.

A seller may also elect to remain anonymous to prospective buyers. In order to increase the likelihood of selling the assets, our users may contact TradeOut.com customer service personnel for assistance in posting and marketing their assets.

    TradeOut.com offers sellers multiple sale formats to suit their particular needs:

    - FIRST COME, FIRST SERVED SALE, where the seller sets an asking price and the first buyer to offer that price purchases the item. This type of sale typically enables the seller to sell the item quickly at a pre-determined price.

    - STANDARD AUCTION, where the seller sets an asking price, a minimum opening offer and sale duration. Buyers place increasing bids until the sale closes. At the end of the sale, the highest bidder at or above the asking price purchases the item. This type of sale format is designed to enable the seller to maximize the price for its goods by generating competition among buyers.

    - HIGHEST SEALED BID, where the seller sets an asking price, a minimum opening offer and sale duration. Buyers place sealed bids that are not shown to other buyers. At the end of the sale, the highest bidder at or above the asking price purchases the product. This type of sale enables sellers to attract buyers for whom confidentiality is important.

    Regardless of the type of sale format chosen, a seller also may hold a private sale. For example, a business disposing of excess inventory may wish to prevent channel conflict, which occurs when a company's excess inventory ends up in the hands of unintended distributors, such as discount warehouses that sell to the original company's own customer base at a cheaper price. Businesses can avoid the negative consequences of channel conflict by providing us with a list of pre-approved buyers eligible to purchase the assets for sale. Only these buyers will be able to view and access the private listings for that seller on our marketplace.

    TRADEOUT.COM ATTRACTS BUYERS TO THE MARKETPLACE

    To attract buyers to our Internet marketplace, we use a comprehensive sales and marketing program that includes advertising, database-driven direct mail, e-mail marketing and buyer tradeshows. We supplement this program with knowledgeable trade facilitation sales personnel who identify products suitable for purchase, direct potential buyers to the site and help manage large transactions with key buyers in our targeted industries. Our trade facilitation personnel also work closely with the largest sellers to ensure proper merchandising of the items on the site and to identify past buyers from the proprietary TradeOut.com database that might be likely buyers of the sellers' products. If the seller has posted the sale as a private sale, our trade facilitation personnel will work closely with the seller to contact designated buyers and to encourage them to make offers on items in the private sale.

    BUYERS SEARCH FOR, EVALUATE AND MAKE OFFERS FOR ITEMS

    Buyers enter our Internet marketplace from our home page or via links on our partners' Web sites. Our user-friendly interface enables the buyer to easily gather information and make a purchase. We have instituted easy-to-use search capabilities so buyers can minimize the amount of time required to search for product listings. Our search engine generates lists of relevant matches to specified search criteria. Some of the key search capabilities include search by category, product location, key word, seller name, items posted since the user last visited our Web site or items that must be sold immediately.

    Because some buyers may require information not contained in the product listing, we have implemented two ways in which registered buyers may obtain additional product information. A buyer may call or e-mail our customer service personnel who can then contact the seller on the buyer's behalf.

    Once the registered buyer has reviewed the listing details, viewed the photograph, if available, and resolved any open questions, the buyer may make an offer on the listing. With an auction format, a buyer may specify the maximum amount it is willing to pay and, utilizing our auction engine, bid automatically in bid increments that correspond with the listing's price range. In addition, we will automatically notify a buyer when it has been outbid during an auction.

    We also offer online proxy bidding for items being sold at traditional industrial equipment auctions. Buyers can view items for sale in a traditional auction, see the brochure, read the terms and conditions for the on-site auction and make a proxy bid in advance of the auction, which will then be incorporated into the on-site auction bidding by the auctioneer.

    Finally, our site also features a Wanted section where buyers can post items that they are interested in purchasing. If a seller sees an item posted in the Wanted section that it is willing to sell, the seller can click through to a form and post the item, which triggers an automatic notification to the potential buyer.

    SALES CLOSE AND TRADEOUT.COM COLLECTS FEES

    At the completion of a sale, if an offer meets or exceeds the asking price, we automatically notify the buyer and seller via e-mail, and the parties consummate the transaction offline. At that point, we send an invoice to the seller for the commission owed on the sale. In accordance with the terms of our user agreement, if a seller receives an offer at or above the stated asking price, the parties are obligated to complete the transaction. Although we cannot force the seller and buyer to complete the transaction, we can suspend them from using our marketplace in accordance with the terms of our user agreement. The buyer and seller independently arrange payment for and shipment of the item, in accordance with the terms of the product listing. In the event we are notified of a dispute between the buyer and seller, we will attempt to finalize the sale with the current buyer or with an alternative buyer.

    We do not take possession of the products being sold or take responsibility for the fulfillment of orders placed through our marketplace. As a result, we are not subject to the costs and risks

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
associated with holding inventory, such as handling costs, leasing of warehouse space, loss of product value and potential product damage.

    OTHER SELF-SERVICE SITE FEATURES

    We offer a variety of self-service features that make it easier for buyers and sellers to use our Internet marketplace. For example, our My Home feature allows the user to pre-select its asset categories of interest and the geographic regions in which it prefers to buy. When the user logs on, the My Home functionality automatically displays products that meet the user's preferences. These features are especially useful to buyers that operate in a specific industry or for which shipping costs may be prohibitive. Other features of My Home include individual asset management reports of activity on TradeOut.com, including items the user currently has for sale, items on which the user currently has made offers and items the user has sold or purchased. We also have a large Help section with answers to commonly asked questions.

    In addition, our site provides links to related service providers so users can access, at their own expense, additional services that may be important to the purchase or sale of the assets. These include:

    - links to shipping and logistics providers, so that buyers can obtain information about shipping a particular item; and

    - a link to iEscrow, an online escrow service, to provide assurance to buyers and sellers with respect to payment and delivery.

    OTHER INDUSTRY-SPECIFIC FEATURES

    In order to further encourage users to visit our marketplace, we have entered into content arrangements with 24 different industry trade publications. These publications can easily be accessed through a link from our marketplace and provide our users with access to relevant industry news and information. These publications include BEVERAGE WORLD, MODERN MACHINE SHOP, PAPERBOARD PACKAGING, PROGRESSIVE GROCER and DISCOUNT MERCHANDISER.

    TRANSACTION FEES AND PRICING

    Our transaction fees are currently paid by the sellers. Sellers typically pay a listing fee per listing. The seller defines the listing, which can represent a single product or a series of products bundled together and sold as one listing. In the future, we may offer sellers the option to post items on our marketplace through a subscription arrangement instead of individual listing fees. Under this fee structure, the seller would pay a predetermined subscription amount, which would cover the cost of an unlimited number of listings for the duration of the agreement.

    Upon a successful sale, which occurs when a buyer has met the seller's asking price and the sale duration has expired, we charge the seller a commission based on the final selling price. In the future, we may charge sellers a graduated commission fee that takes into consideration the nature of the transaction and the services that we provide.

    We do not currently collect fees for ancillary services or for featured site placements, advertisements on the Web site or customized marketing programs for sellers, but we may incorporate fees for these services in the future. As we continue to build our user base and expand our value-added service offerings to include features such as financing and credit, inspections, appraisals, insurance, logistics support and escrow accounts, we may enter into revenue sharing agreements with third-party providers of these services or offer these services ourselves.

    OUR BUYERS AND SELLERS

    Our customers include buyers and sellers of business surplus across a wide range of industries. As of December 31, 1999, 230 companies had successfully sold items through our marketplace to 359 businesses. In 1999, Infinergy Services and Denergy accounted for 66.9% of our total revenues.

STRATEGIC ALLIANCES

    We are entering into strategic alliances with targeted industry anchors, traditional market makers, traffic drivers, and ancillary service providers.

    TARGETED INDUSTRY ANCHORS. We are developing relationships with Fortune 500 companies that we expect to become the anchors for supply in our targeted industries by bringing a significant number of listings to our marketplace, providing access to their traditional buyers of business surplus and promoting our marketplace. In March 2000, we entered into an agreement with General Electric Capital Corporation, which, together with its various business units and affiliates, operates a business that generates a substantial amount of business surplus and has access to a large number of buyers.

    TRADITIONAL MARKET MAKERS. Market makers are traditional bricks-and-mortar brokers and liquidators of business surplus. They bring both assets for sale and access to an extensive database of buyers. By utilizing our site and services, they obtain a more efficient means of reaching a broad group of buyers. Examples of our market maker alliances include:

    - QUALITY KING DISTRIBUTORS, a wholesale and retail distributor of health and beauty care products, fragrances and grocery and pharmaceutical products;

    - PURITY WHOLESALE GROCERS, a wholesale distributor of grocery and general merchandise products; and

    - RUMARSON TECHNOLOGIES, a company that specializes in technology asset management and product disposition.

    TRAFFIC DRIVERS. Traffic drivers promote our site and services to their customers as a value-added service through their sales forces, direct marketing efforts and Web sites. They include financial institutions, electronic commerce and software firms, trade associations and media companies. We currently have alliances of this type with Chase Manhattan, Merrill Lynch, PurchasePro.com, the National Association of Wholesaler-Distributors, the Consumer Electronics Association and DowJones.com.

    ANCILLARY SERVICE PROVIDERS. Ancillary service providers facilitate the sale of business surplus through our marketplace by offering a variety of pre- and post-sale services that address the needs of the business surplus market. In some cases, partners in the other three categories also provide ancillary services. Current service providers include:

    - I-ESCROW, a provider of online escrow services;

    - EMERY WORLDWIDE, a transportation and logistics firm;

    - CARDINAL LOGISTICS, a logistics management company; and

    - RUMARSON TECHNOLOGIES, a technology asset management company.

SALES AND MARKETING

    Our sales and marketing activities reflect our ongoing strategy of expanding the number of industries we serve and enhancing the depth of our expertise in our targeted industries. We employ a combination of marketing, communications and direct customer contacts within each of our targeted industries, with the objective of increasing relevant product listings on our Web site, attracting relevant buyers and generating transactions in our marketplace.

    As of December 31, 1999, our marketing organization consisted of eight people. These individuals focus on increasing general awareness of our solution through print advertising in leading national business publications and industry trade publications, as well as reaching individual businesses within our targeted industries via direct mail, e-mail, telemarketing and sales calls. We also use a public relations media outreach program to obtain coverage of TradeOut.com in business and trade publications. In addition, our top executives speak at leading industry conferences to establish awareness of TradeOut.com and to forge key business contacts with participants in these conferences.

    As of December 31, 1999, our direct sales organization consisted of 63 sales professionals. These individuals focus their efforts on generating awareness of the TradeOut.com solution among key decision makers within enterprises that operate in our targeted industries and may potentially buy or sell business surplus.

    We organize our sales professionals by targeted industy in order to capitalize on their areas of expertise and their relationships with enterprises in these industries. The general manager of sales for each of our targeted industries creates a comprehensive operational plan for that industry that relies heavily on the efforts of our sales and marketing department. In each targeted industry, the following ongoing process occurs:

    - The general manager in charge of the targeted industry identifies the major manufacturing and retail organizations that represent the highest potential business prospects for that industry.

    - Each of the sales professionals dedicated to that industry is assigned key accounts with which to establish relationships. Most of our sales professionals have 10 to 20 years of previous experience in their respective industries.

    - The general manager works with our marketing personnel to design customized advertising and direct marketing materials and to plan a media schedule which includes generating coverage in trade publications for that industry.

    - The marketing team leverages our database of buyer information and coordinates marketing activities designed to drive relevant buyers in that industry to our marketplace.

    - As sellers in the targeted industry respond to our marketing efforts and register on our site, our customer service team provides ongoing support to the sellers by assisting with listings and identifying potential buyers.

    - The business development team analyzes the industry landscape and identifies companies that represent attractive potential partners to increase our expertise in the industry and to expand to other industries that generate high levels of business surplus.

OPERATIONS AND TECHNOLOGY

    We have built a secure user interface and transaction processing system upon a platform using industry-standard software and hardware. The TradeOut.com system notifies users via e-mail upon registering for the service, posting an item for sale, being outbid and upon receiving a successful bid or sale. The system also sends frequent status updates to any active sellers regarding the state of their current listings and maintains information regarding user registrations, billing accounts, current sales and prior listings. All information is regularly extracted, summarized and stored in a data warehouse. The system also has a search engine that can search listings based on listing title, keywords, description, seller name and category.

    We capture site traffic information and report on it using WebTrends and an internally developed data warehouse. The site traffic information includes hourly volume data, user demographic data, referring site information, click-stream data, site activity and detailed information on the registered users in terms of listing, bidding and purchasing activity.

    The TradeOut.com marketplace is available 24 hours a day, seven days a week. Our system has been designed around industry standard architectures to reduce downtime in the event of outages or catastrophic occurrences. However, we have experienced occasional system outages that we believe will continue to occur from time to time. These outages have stemmed from a variety of causes, including third-party hardware and software problems, human error and general maintenance.

    Our production systems are hosted at the Exodus facility in Waltham, Massachusetts, which provides redundant high-bandwidth communications lines and emergency power backup. Our systems consist of Sun database servers running Oracle relational database management systems and a load-balanced and redundant suite of Intel-based Compaq servers running Microsoft Internet Information Servers on the Windows NT operating system.

    The volume of traffic on our Web site has been increasing continually, requiring us to expand and upgrade our technology, software and network infrastructure and to add new personnel. We may be unable to accurately project the rate or timing of increases, if any, in the use of the TradeOut.com service to expand and upgrade our systems and infrastructure to accommodate such increases in a timely manner. Any failure to expand or upgrade our systems at least as fast as the growth in demand for capacity could cause our Internet marketplace to become unstable and possibly cease to operate for periods of time. Unscheduled downtime could harm our business.

COMPETITION

    A number of companies provide services or products in the market for business-to-business electronic commerce, and existing and potential customers can choose from a variety of current and potential competitors' services. Competition in this market is rapidly evolving and intense, and we expect competition to further intensify in the future.

    Our Internet marketplace competes with traditional providers of services to sellers and buyers of business surplus, such as jobbers, closeout dealers, used machinery dealers and brokers. Many of these companies have well-established, long-standing relationships with the same companies with which TradeOut.com seeks to establish relationships.

    In addition, a number of companies have established online business-to-business marketplaces for surplus assets. Some of these companies deal exclusively in used assets; others may sell both new and surplus goods. Our existing and potential customers can utilize a number of current and potential competitors' services for buying and selling business surplus. The closest current competitors are firms that provide online business-to-business marketplaces for surplus assets in the same industry categories in which TradeOut.com is currently focused. TradeOut.com also competes, to a lesser degree, with consumer-oriented sites on which business-to-business transactions are also consummated.

    Competition can be expected to intensify in the future. Several of our competitors are well financed and could commit more resources to sales and marketing efforts, adopt more aggressive promotional and pricing policies and devote more resources to technology and site development than can we. In order to respond to competitive changes in this environment, we may from time to time make pricing, marketing or other strategic decisions that could have a material adverse affect on our operating results.

    Barriers to entry are low. Competitors can obtain low-cost, commercially available software that provides the same basic site functionality as TradeOut.com. We believe that the principal competitive factors in this market are the volume, selection and quality of assets for sale, attracting a large population of buyers and sellers, delivering superior customer service, building brand recognition and repeat customers, enhancing Web site functionality and ease of use, providing value-added services, the price range of products available on our site and reliability of our systems. We believe that we compete favorably with respect to each of these factors. However, TradeOut.com may not be able to compete effectively on all or any of these factors against current and potential competitors.

INTELLECTUAL PROPERTY

    We regard the protection of our intellectual property rights to be critical to our success. We rely or expect to rely on a combination of patent, copyright, trademark, service mark and trade secret restrictions and contractual provisions to protect our intellectual property rights. We require employees and independent contractors to enter into proprietary information and confidentiality agreements. The contractual provisions and the other steps we have taken to protect our intellectual property may not prevent misappropriation of our technology or deter third parties from developing similar or competing technologies. We claim trademark rights in the marks TradeOut, TradeOut.com and the TradeOut.com logo. We have applied for registration of the TradeOut mark in the United States and in Argentina, Australia, Brazil, Canada, Chile, China, the European Union, Hong Kong, Japan, Mexico, Russia, Singapore, South Africa, South Korea and Taiwan.

    We have registered our domain name in the United States and in more than 75 foreign countries. There are, however, third parties who own foreign registrations of the TradeOut.com domain name in some countries. These registrations and future foreign registrations by third parties of the TradeOut.com domain name in countries where we have not already registered our domain name could divert traffic from our site and require us to choose other domain names that are not easily recognizable.

    We cannot be certain that the steps we have taken to protect our intellectual property will be adequate, that third parties will not infringe or misappropriate our proprietary rights or that third parties will not independently develop similar proprietary information. Any such infringement, misappropriation or independent development could harm our future financial results. To date there have been several instances of third parties copying our site and we have taken steps to assert our rights against such third parties. Additionally, effective patent, trademark, copyright and trade secret protection may not be available in every country where we provide services. We may, at times, have to incur significant legal costs and spend time defending our trademarks, copyrights and, if issued, any patents. Any such defense efforts, whether successful or not, would divert both time and resources from the operation and growth of our business.

    There is also significant uncertainty regarding the applicability to the Internet of existing laws regarding matters such as property ownership, copyrights and other intellectual property rights. The vast majority of these laws were adopted prior to the advent of the Internet and, as a result, do not contemplate or address the unique issues of the Internet and related technologies.

GOVERNMENT REGULATION

    As with many Internet-based businesses, we operate in an environment of tremendous uncertainty as to potential government regulation. The Internet has rapidly emerged as a commerce medium, and governmental agencies have not yet been able to adapt existing regulations to its use. Future laws, regulations and court decisions may affect the Internet or other online services, covering issues such as user pricing, user privacy, freedom of expression, access charges, taxation, content and quality of products and services, advertising, intellectual property rights and information security. In addition, because our services are offered worldwide, and we facilitate sales of goods to businesses worldwide, foreign jurisdictions may claim that we are required to comply with their laws. Any future regulation may have a negative impact on our business.

    Because we are an Internet company, it is unclear in which jurisdictions we may be deemed to be conducting business. Our failure to qualify to do business in a jurisdiction that requires us to do so could subject us to fines and penalties and could result in our inability to enforce agreements in that jurisdiction.

    Numerous states have laws and regulations regarding the conduct of auctions and the liability of auctioneers. We do not believe that these laws and regulations, which were enacted for consumer protection many years ago, apply to our online services. However, one or more jurisdictions may attempt to impose these laws and regulations on our operations in the future. We may also be subject to government regulation related to the sale of some goods over our site.

OUR EMPLOYEES

    As of December 31, 1999, we had 127 full time employees, of whom 77 worked in sales, marketing and business development, 32 in product development and technology, 10 in administration and 8 in customer service. None of our personnel are represented under collective bargaining agreements. We consider our relations with our employees to be good. In addition, all of our employees have the opportunity to acquire an equity stake in the company through our stock option plan.

OUR FACILITIES

    Our corporate headquarters in Ardsley, New York currently occupy 7,810 square feet of office space under a month-to-month lease. We are in the process of locating larger facilities to accommodate our anticipated growth.

    Our Technology and Development offices are located in Cambridge, Massachusetts, and we have regional sales offices in the following locations:

    - Apple Valley, Minnesota;

    - Carpinteria, California;

    - Cranbury, New Jersey;

    - DeSoto, Texas;

    - Duluth, Georgia;

    - Ft. Lauderdale, Florida;

    - San Ramon, California; and

    - St. Louis, Missouri.

    We may add additional offices in the United States and in other countries.

LEGAL PROCEEDINGS

    On February 23, 2000, TradeCard, Inc. filed a complaint against us in the United States District Court for the Southern District of New York. The complaint alleges that we have infringed the TradeCard mark and logo. We believe that the allegations of the complaint are without merit, and we intend to contest them vigorously.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The following table sets forth, as of March 14, 2000, the name, age and position within TradeOut.com of each director, executive officer, and other key employees of TradeOut.com.

NAME                                             AGE                          POSITION
----                                           --------   ------------------------------------------------
Brin McCagg..................................     37      Chairman of the Board of Directors

George Samenuk...............................     44      Chief Executive Officer, President and Director

James Mooney.................................     45      Chief Financial Officer

Thomas Boyle.................................     38      Vice President, Partnerships

Jack Dowling.................................     43      Chief Information Officer

Ken Fairleigh................................     44      Vice President, Worldwide Sales

Alexander D. Lynch...........................     38      Vice President, Strategic Development

Karin Princivalle............................     43      Vice President, People

Dermott Ryan.................................     37      Vice President, Marketing

Peter C. Schilling...........................     35      Vice President, Technology

Christian Vandendriessche....................     39      Vice President, International

David Beirne.................................     36      Director

Marc Cummins.................................     40      Director

Robert Goergen...............................     61      Director

J. William Gurley............................     33      Director

Henry Schachar...............................     46      Director

Margaret Whitman.............................     43      Director

    BRIN MCCAGG is the founder of TradeOut.com and has served as the Chairman of our board of directors since December 1998. Mr. McCagg served as our Chief Executive Officer and President from December 1998 to January 2000. From April 1997 to November 1998, Mr. McCagg was the Managing Partner of CommServe, a private investment fund. From December 1995 to April 1997, Mr. McCagg was the Chief Executive Officer of Environmental Technologies, a recycler of hazardous and specialty waste. From April 1991 to December 1995, Mr. McCagg co-founded and served as Chief Executive Officer of Full Circle Recyclers, a recycling company which merged with Environmental Technologies in December 1995. Mr. McCagg received a B.A. in Economics from the University of Vermont and an M.B.A. from The Wharton School of the University of Pennsylvania.

    GEORGE SAMENUK has served as our Chief Executive Officer and President since January 2000 and has been a director since March 2000. From April 1999 to January 2000, he served as the General Manager of the Americas for IBM Corporation, where he was responsible for IBM's operations in the United States, Canada, and Latin America. From September 1996 until April 1999, Mr. Samenuk was General Manager of IBM's ASEAN/South Asia region with responsibility for sales and support of IBM products in 17 countries throughout Asia. From March 1994 to August 1996, Mr. Samenuk served as Vice President, Banking, Finance and Securities Industries for IBM Global Services. Mr. Samenuk received an A.B. in Political Science from Brown University.

    JAMES MOONEY has served as our Chief Financial Officer since January 2000. From April 1999 to January 2000, Mr. Mooney served as the Senior Vice President and Chief Financial Officer of Baan Company N.V., a worldwide enterprise software company. Mr. Mooney was Vice President and Chief Financial Officer of the Americas for IBM Corporation from January 1998 to April 1999, and Vice President and Chief Financial Officer, North America for IBM from April 1996 to December 1997. From March 1994 to March 1996, he served as IBM's Vice President, Financial Strategy & Operations, North America. Mr. Mooney received a B.A. in Finance from the University of Notre Dame and an M.B.A. from New York University.

    THOMAS BOYLE has served as our Vice President of Partnerships since February 2000. Mr. Boyle served as our Chief Operating Officer from July 1999 until January 2000, our Vice President, Product Development from January 1999 until June 1999, and our Vice President of Sales and Marketing from December 1998 until January 1999. From August 1997 to November 1998, Mr. Boyle was a Principal with Marketing Corporation of America, a marketing and strategy consulting firm. From August 1991 to July 1997, Mr. Boyle held various strategy and marketing positions at Colgate-Palmolive Company including most recently as Marketing Director of Colgate Toothpaste and Oral Care New Products. Mr. Boyle received a B.A. in Economics and Advertising from Syracuse University and an M.B.A. from The Wharton School of the University of Pennsylvania.

    JACK DOWLING has served as our Chief Information Officer since
January 2000. From May 1994 to January 2000, Mr. Dowling served as Senior Vice President and Chief Information Officer of CompuCom, a global services-based computer reseller. From December 1986 to April 1994, Mr. Dowling held several key management positions within Sprint's Information Technology organization. Mr. Dowling received a B.S. in Computer Information Systems from Tarleton State University.

    KEN FAIRLEIGH has served as our Vice President of Worldwide Sales since January 2000. From January 1998 to January 2000, Mr. Fairleigh was the Vice President, Worldwide of Square D Company, a manufacturer of electrical switches, meters and load center equipment, where he was responsible for all sales, commercial marketing and product marketing for the organization. From
September 1996 to January 1998, he served as Square D's Vice President of Sales. From September 1994 to September 1996, he served as Vice President,
Construction & Utility Business for Square D. Mr. Fairleigh received a B.A. in Economics from Duke University and an M.B.A. from The University of Dallas.

    ALEXANDER D. LYNCH has served as our Vice President, Strategic Development since February 2000. From January 1995 to February 2000, Mr. Lynch was a partner at the law firm of Brobeck, Phleger & Harrison LLP where he was elected to the policy committee and served as co-head of the firm's investment fund. Mr. Lynch received a B.S. from Tulane University and a J.D. from Columbia University.

    KARIN PRINCIVALLE has served as our Vice President of People since February 2000. From April 1998 to February 2000, Ms. Princivalle served as the Vice President of Human Resources of Citigroup's Credit Card Business where she was responsible for the human resources activities across North America. From March 1997 through April 1998, Ms. Princivalle was Vice President of Human Resources for Citigroup's Consumer Businesses in Central and Eastern Europe, the Middle East and Africa. From June 1986 to March 1997, she held a variety of senior human resources positions in Citigroup's Consumer Bank. Ms. Princivalle received a B.S. in Labor Relations from La Salle University and an M.A. in Industrial Relations from St. Francis College.

    DERMOTT RYAN has served as our Vice President of Marketing since May 1999. From February 1998 to May 1999, Mr. Ryan was Group Marketing Manager of Advanced Vertical Services at GTE. Prior to joining GTE, he held various marketing positions at Johnson & Johnson from

April 1991 to January 1998, most recently as Product Director on the Tylenol franchise. Mr. Ryan received a B.A. in history from Yale University and an M.B.A. from The Wharton School of the University of Pennsylvania.

    PETER C. SCHILLING has served as our Vice President of Technology since April 1999. From October 1995 to March 1999, he was Vice President and General Manager of Cendant Internet Engineering, a division of Cendant Corp., a provider of Consumer and business services, and Vice President and General Manager of the NetMarket Company with Cendant's predecessor, CUC International. Before joining CUC, Mr. Schilling was a Vice President at Lehman Brothers in the fixed income research and mortgage trading groups from May 1989 to October 1995.
Mr. Schilling received a B.A. in Computer Science and Cognitive Science & Linguistics from Brandeis University.

    CHRISTIAN VANDENDRIESSCHE has served as our President of International Operations since July 1999. From February 1999 to July 1999,
Mr. Vandendriessche served as Director of Corporate Mergers and Acquisitions for Motorola's Corporate Business Development. From January 1994 to February 1999, Mr. Vandendriessche served as Director and Executive Director of Motorola's Network Management Group, where he was responsible for indentifying, originating, building and managing wireless telecommunication investments around the world. Mr. Vandendriessche received a B.S. in Business Analysis from Indiana University at Bloomington and an M.M. (M.B.A.) from The J.L. Kellogg Graduate School of Management at Northwestern University.

    DAVID BEIRNE has served as a member of our board since October 1999.
Mr. Beirne has been a Managing Member of Benchmark Capital, a venture capital firm, since June 1997. Prior to joining Benchmark Capital, Mr. Beirne founded Ramsey Beirne Associates, an executive search firm, and served as its Chief Executive Officer from October 1987 to June 1997. Mr. Beirne serves as a director of Scient Corporation, Kana Communications, PlanetRx, Webvan Group, 1-800-FLOWERS.COM and several private companies. Mr. Beirne received a B.S. in Management from Bryant College.

    MARC CUMMINS has served as a member of our board since April 1999. Since January 1999, Mr. Cummins has served as General Partner of Catterton Partners, a private equity firm, and Chairman of Channel Capital Group, an investor in business-to-business electronic commerce. Prior to joining Catterton, Mr. Cummins was at Donaldson, Lufkin & Jenrette Securities Corporation from September 1984 to January 1999 as a managing director of the Retail and Specialty Distribution Investment Banking Group. Mr. Cummins received a B.A. in Economics from Middlebury College and an M.B.A. from The Wharton School of the University of Pennsylvania. He is currently on the board of directors of PetroleumPlace.com, EmachineTool.com, FLOORgraphics, Scotch Twist and Neat Twist.

    ROBERT GOERGEN has served as a member of our board since June 1999. Since June 1978 Mr. Goergen has been Chairman, President and Chief Executive Officer of Blyth Industries, Inc., a manufacturer and marketer of candles, candle accessories and home fragrances. He has been non-executive Chairman of XTRA Corporation, a United States trailer leasing company, since January 1990, and Chairman of the Ropart Group, a private equity investment firm, since January 1979. He is also a member of the board of directors of On-View.com, Bionutrics, Equi-Financial and Protein Sciences. Mr. Goergen received his BS from the University of Rochester, where he currently serves as Chairman of the Board of Trustees, and his M.B.A. from the Wharton School of the University of Pennsylvania.

    J. WILLIAM GURLEY has served as a member of our board since October 1999. Mr. Gurley has been a Managing Member of Benchmark Capital, a venture capital firm, since March 1999. Prior to joining Benchmark Capital, Mr. Gurley was a partner with Hummer Winblad Venture Partners from July 1997 until March 1999. Prior to his involvement in the venture capital industry, Mr. Gurley was a research analyst at Credit Suisse First Boston from July 1993 to July 1997. Mr. Gurley serves as a director of several private companies. Mr. Gurley received a B.A. in Computer Science from the University of Florida and an M.B.A. from the University of Texas.

    HENRY SCHACHAR has served as a member of our board since December 1998.
Mr. Schachar is a partner of iCentennial Ventures, LLC, an Internet incubator. Mr. Schachar serves as Executive Vice President and Director of WorldSpy.com, a free Internet service provider, and 2000 Logistics.com, an e-commerce fulfillment company. Since January 2000, Mr. Schachar has been a General Partner of iCentennial Ovation I, LP, a venture capital fund. From August 1977 to August 1991, Mr. Schachar held various positions at Philipp Brothers Inc., a leading global trader of metals, agricultural and energy related products, serving as President from October 1985 to August 1991. Mr. Schachar is a member of the New York Bar Association. He received a B.A. in psychology from Yeshiva University and a J.D. from Brooklyn Law School.

    MARGARET WHITMAN has served as a member of our board since October 1999. She has been the President, Chief Executive Officer and a director of eBay since March 1998. From January 1997 to February 1998, she was General Manager of the Preschool Division of Hasbro, a toy company. From February 1995 to
December 1996, Ms. Whitman was employed by FTD, a floral products company, most recently as President, Chief Executive Officer and a director. From
October 1992 to February 1995, Ms. Whitman was employed by The Stride Rite Corporation, in various capacities, including President, Stride Rite Children's Group and Executive Vice President, Product Development, Marketing and Merchandising, Keds Division. From May 1989 to October 1992, Ms. Whitman was employed by the Walt Disney Company, an entertainment company, most recently as Senior Vice President, Marketing, Disney Consumer Products. Before joining Disney, Ms. Whitman was at Bain &. Co., a consulting firm, most recently as a Vice President. Ms. Whitman currently serves on the boards of directors of Staples and Bizbuyer.com. Ms. Whitman received a B.A. in Economics from Princeton University and an M.B.A. from the Harvard Business School.

CLASSIFIED BOARD OF DIRECTORS

    Upon closing of this offering our board of directors will be divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the board of directors will be elected each year. This structure, when coupled with the provision of our amended and restated certificate of incorporation authorizing the board of directors to fill vacant directorships or increase the size of the board of directors, may delay a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies with its own nominees.

BOARD COMMITTEES

    Upon the closing of this offering, the board of directors will have an audit committee and a compensation committee. The audit committee will report to the board regarding the appointment of our independent public accountants, the scope and results of our annual audits, compliance with our accounting and financial policies and management's procedures and policies relative to the adequacy of our internal accounting controls. Upon the completion of the initial public
offering, the audit committee will consist of              ,              and
             .

    The compensation committee of the board of directors will review and make recommendations to the board regarding our compensation policies and all forms of compensation to be provided to our executive officers. In addition, the compensation committee will review bonus and stock compensation arrangements for all of our other employees. Upon the completion of the initial public offering,
the members of the compensation committee will be              ,
and              . No interlocking relationships will exist between our board of directors or
compensation committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

DIRECTOR COMPENSATION

    We do not currently compensate directors for attending meetings of the board of directors or committee meetings of the board of directors, but we do reimburse directors for their reasonable travel expenses incurred in connection with attending these meetings.

    Under the automatic option grant program of our 2000 Stock Incentive Plan, which is described below under "--2000 Stock Incentive Plan", and subject to the last sentence of this paragraph, each individual who is serving as a non-employee member of the board of directors on the date the underwriting agreement is executed and who has not previously been in our employ will receive
at that time an option to purchase       shares of common stock with an exercise
price equal to the public offering price set forth on the cover page of this prospectus. Each individual who first joins the board of directors after the completion of this offering as a non-employee member of the board of directors
will also receive an option grant for       shares of common stock at the time
he or she commences service on the board of directors, provided that individual has not otherwise been in our prior employ and has not received options to
purchase, in the aggregate, more than       shares of common stock in the last
12 months. In addition, at each annual meeting of stockholders, beginning with the 2000 annual meeting, each individual who is to continue to serve as a non-employee member of the board of directors will receive an option to purchase shares of common stock, provided that individual has served as a non-employee board member for at least six months.

EXECUTIVE COMPENSATION

    The following table sets forth the total compensation paid during the fiscal year ended December 31, 1999 to our Chief Executive Officer and to each of our other most highly compensated executive officers whose salary and bonus for that fiscal year exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                           LONG-TERM
                                                                         COMPENSATION
                                                                            AWARDS
                                                ANNUAL COMPENSATION    -----------------
                                               ---------------------   SHARES UNDERLYING    ALL OTHER
NAME AND PRINCIPAL POSITION                     SALARY       BONUS          OPTIONS        COMPENSATION
---------------------------                    ---------   ---------   -----------------   ------------
Brin McCagg(1)...............................  $178,325    $     --              --          $     --
  Chairman of the Board, Chief Executive
  Officer and President
Thomas Boyle.................................   150,673          --         342,857                --
  Vice President, Partnerships
Peter C. Schilling...........................   125,484          --         100,000                --
  Vice President, Technology

------------------------

(1) Mr. McCagg was the Chief Executive Officer and President of TradeOut.com at December 31, 1999. In January 2000, George Samenuk was hired as our Chief Executive Officer and President.

OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth grants of stock options for the year ended December 31, 1999 to each of the named executive officers. We have never granted any stock appreciation rights. The potential realizable value is calculated based on the term of the option at its time of grant. It is calculated assuming that the fair market value of common stock on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These numbers are calculated based on the requirements of the Securities and Exchange Commission and do not reflect our estimate of future stock price growth.

                                                                 INDIVIDUAL GRANTS
                         --------------------------------------------------------------------------------------------------
                                      PERCENT OF                                             POTENTIAL REALIZABLE VALUE AT
                         NUMBER OF      TOTAL                      FAIR                         ASSUMED ANNUAL RATES OF
                         SECURITIES    OPTIONS                    MARKET                     STOCK PRICE APPRECIATION FOR
                         UNDERLYING   GRANTED TO   EXERCISE      VALUE ON                             OPTION TERM
                          OPTIONS     EMPLOYEES    PRICE PER    THE DATE OF    EXPIRATION   -------------------------------
NAME                      GRANTED      IN 1999       SHARE         GRANT          DATE         0%         5%         10%
----                     ----------   ----------   ---------   -------------   ----------   --------   --------   ---------
Brin McCagg............        --          --%       $  --     $         --           --     $   --    $    --    $     --

Thomas Boyle...........   342,857        18.2         0.33             0.33       3/9/09         --     71,874     182,142

Peter C. Schilling.....    75,000         4.0         1.00             1.22      3/25/09         --     47,167     119,531
                           10,000         0.5         2.00             1.22       4/1/09         --     12,578      31,875
                           15,000         0.8         2.00             4.66     12/10/09         --     18,867      47,812

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
  VALUES

    The following table sets forth information concerning the value realized upon exercise of options during 1999 and the number and value of unexercised options held by each of the named executive officers at December 31, 1999. There was no public trading market for the common stock as of December 31, 1999. Accordingly, the values set forth below have been calculated on the basis of an
assumed initial public offering price of $     per share, less the applicable
exercise price per share, multiplied by the number of shares underlying the options.

                                                     NUMBER OF SECURITIES
                                                    UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                          OPTIONS AT               IN-THE-MONEY OPTIONS
                                                        FISCAL YEAR-END           AT FISCAL YEAR-END (1)
                                                  ---------------------------   ---------------------------
NAME                                              EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                              -----------   -------------   -----------   -------------
Brin McCagg.....................................         --             --        $     --       $     --
Thomas Boyle....................................    114,286        228,571         341,334        682,665
Peter C. Schilling..............................         --        100,000              --        207,000

------------------------

(1) There was no public market for our common stock on December 31, 1999. The fair market value on December 31, 1999 was determined by TradeOut.com to be $3.32 per share.

EMPLOYMENT AGREEMENTS

    We expect to enter into an employment agreement with George Samenuk, who became our Chief Executive Officer and President effective January 28, 2000.
Mr. Samenuk's agreement is expected to provide for an annual base salary of $250,000. If his employment is terminated for reasons other than for cause or permanent disability, he will be entitled to receive an additional $250,000. At the time Mr. Samenuk became an employee of TradeOut.com, we granted him options to purchase 1,640,000 shares of our common stock at an exercise price of $2.00 per share. The options vest in 60 equal installments over a five year period. In addition, we made a restricted stock grant to him of 410,000 shares of our common stock in exchange for a five-year promissory note for $820,000 that bears interest at 6.04% compounded monthly. We have agreed to grant registration rights to Mr. Samenuk with respect to these shares.

STOCK OPTION PLANS

    1999 STOCK PLAN

    Our board of directors adopted and our stockholders approved the Tradeout.com, Inc. 1999 Stock Plan in March 1999. The 1999 Stock Plan became effective in March 1999 and will continue in effect for a period of ten years unless terminated by the board of directors at an earlier date. We may grant the following types of awards under the 1999 Stock Plan to our employees, directors, or consultants:

    - incentive stock options;

    - nonqualified stock options; and

    - restricted stock.

    We reserved 6,567,915 shares of our common stock for issuance under the 1999 Stock Plan. As of March 14, 2000, we had options outstanding to purchase 1,579,135 shares of common stock under the 1999 Stock Plan. We had not granted any shares of restricted stock under the 1999 Stock Plan.

    Our board of directors administers the 1999 Stock Plan and is responsible for determining the terms and conditions of all grants of options and restricted stock under the 1999 Stock Plan.

    If control of our company changes through, for example, an acquisition of more than 50% of our stock by another person or company, or through a merger with another company, and the acquiror fails to assume or replace with equivalent awards all outstanding awards under the 1999 Stock Plan, then all outstanding options that have not vested prior to the change of control will immediately vest and the restrictions on any restricted stock that have not lapsed before the change of control will immediately lapse.

    2000 STOCK INCENTIVE PLAN

    INTRODUCTION. We intend to adopt a 2000 Stock Incentive Plan to serve as the successor program to our 1999 Stock Plan. The 2000 plan will become effective upon its adoption by our board, subject to approval by our stockholders. All options outstanding under our existing 1999 Stock Plan on the date of this offering will be transferred to the 2000 plan, and no further option grants will be made under the 1999 plan. The transferred options will continue to be governed by their existing principal economic terms, unless our compensation committee decides to extend one or more features of the 2000 plan to those options. Except as otherwise noted below, the transferred options will have substantially the same terms as will be in effect for grants made under the discretionary option grant program of our 2000 plan.

    SHARE RESERVE.       shares of our common stock will be reserved for
issuance under the 2000 plan. This share reserve will consist of the number of shares we estimate will be carried over from the 1999 plan plus an additional
increase of approximately       shares. The share reserve under our 2000 plan
will automatically increase on the first trading day in January each calendar year, beginning with calendar year 2001, by an amount equal to 2% of the total number of shares of our common stock outstanding on the last trading day of December in the prior calendar year, but in no event will this annual increase
exceed       shares (or such other lesser number determined by the Board). In addition, no participant in the 2000 plan may be granted stock options or direct
stock issuances for more than       shares (      shares in the year of the
participant's hire date) of common stock in total in any calendar year.

    PROGRAMS.  Our 2000 plan will have five separate programs:

    - the discretionary option grant program, under which eligible individuals in our employ may be granted options to purchase shares of our common stock at an exercise price not less than the fair market value of those shares on the grant date;

    - the stock issuance program, under which eligible individuals may be issued shares of common stock directly, upon the attainment of performance milestones or the completion of a specified period of service or as a bonus for past services;

    - the salary investment option grant program, under which our executive officers and other highly compensated employees may be given the opportunity to apply a portion of their base salary each year to the acquisition of special below market stock option grants;

    - the automatic option grant program, under which option grants will automatically be made at periodic intervals to eligible non-employee board members to purchase shares of common stock at an exercise price equal to the fair market value of those shares on the grant date; and

    - the director fee option grant program, under which our non-employee board members may be given the opportunity to apply a portion of any retainer fee otherwise payable to them in cash each year to the acquisition of special below-market option grants.

    ELIGIBILITY. The individuals eligible to participate in our 2000 plan will include our officers and other employees, our board members and any consultants we hire.

    ADMINISTRATION. The discretionary option grant and stock issuance programs will be administered by our compensation committee. This committee will determine which eligible individuals are to receive option grants or stock issuances under those programs, the time or times when the grants or issuances are to be made, the number of shares subject to each grant or issuance, the status of any granted option as either an incentive stock option or a nonstatutory stock option under the federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding. The compensation committee will also have the authority to select the executive officers and other highly compensated employees who may participate in the salary investment option grant program in the event that program is put into effect for one or more calendar years.

    PLAN FEATURES.  Our 2000 plan will include the following features:

    - The exercise price for any options granted under the plan may be paid in cash or in shares of our common stock valued at fair market value on the exercise date. The option may also be exercised through a same-day sale program without any cash outlay by the optionee.

    - The compensation committee will have the authority to cancel outstanding options under the discretionary option grant program, including any transferred options from our 1999 plan, in return for the grant of new options for the same or different number of option shares with an exercise price per share based upon the fair market value of our common stock on the new grant date.

    - Stock appreciation rights may be issued under the discretionary option grant program. These rights will provide the holders with the election to surrender their outstanding options for a payment from us equal to the fair market value of the shares subject to the surrendered options less the exercise price payable for those shares. We may make the payment in cash or in shares of our common stock. None of the options under our 1999 plan have any stock appreciation rights.

    CHANGE IN CONTROL. The 2000 plan will include the following change in control provisions which may result in the accelerated vesting of outstanding option grants and stock issuances:

    - In the event that we are acquired by merger, asset sale or sale of more than 50% of our voting securities by the stockholders, each outstanding option under the discretionary option grant program which is not to be assumed by the successor corporation or otherwise continued will immediately become exercisable for all the option shares, and all outstanding unvested shares will immediately vest, except to the extent our repurchase rights with respect to those shares are to be assigned to the successor corporation.

    - The compensation committee may grant options which will become exercisable for all the option shares (i) in the event those options are assumed in the acquisition but the optionee's service with us or the acquiring entity is subsequently terminated, or (ii) in connection with a successful tender offer for more than fifty percent of our outstanding voting stock or a change in the majority of our board through one or more contested elections. The vesting of any outstanding shares under our 2000 plan may be accelerated upon similar terms and conditions.

    The options currently outstanding under our 1999 plan currently do not have any acceleration features.

    SALARY INVESTMENT OPTION GRANT PROGRAM. In the event the compensation committee decides to put this program into effect for one or more calendar years, each of our executive officers and other highly compensated employees may elect to reduce his or her base salary for the calendar year by an amount not
less than $    nor more than $    . Each selected individual who makes such an
election will automatically be granted, on the first trading day in January of the calendar year for which his or her salary reduction is to be in effect, an option to purchase that number of shares of common stock determined by dividing the salary reduction amount by two-thirds of the fair market value per share of our common stock on the grant date. The option will have an exercise price per share equal to one-third of the fair market value of the option shares on the grant date. As a result, the option will be structured so that the fair market value of the option shares on the grant date less the exercise price payable for those shares will be equal to the amount of the salary reduction. The option will become exercisable in a series of twelve equal monthly installments over the calendar year for which the salary reduction is to be in effect.

    AUTOMATIC OPTION GRANT PROGRAM. Upon adoption and approval of the 2000 Stock Incentive Plan, each individual who first becomes a non-employee board member at any time after the effective date of this offering will receive an
option grant to purchase       shares of common stock on the date such
individual joins the board. In addition, on the date of each annual stockholders meeting held after the effective date of this offering, each non-employee board member who is to continue to serve as a non-employee board member, including each of our current non-employee board members, will automatically be granted an
option to purchase       shares of common stock, provided such individual has
served on the board for at least six months.

    Each automatic grant will have an exercise price per share equal to the fair market value per share of our common stock on the grant date and will have a term of 10 years, subject to earlier termination following the optionee's cessation of board service. The option will be immediately exercisable for all of the option shares; however, we may repurchase, at the exercise price paid per share, any shares purchased under the option which are not vested at the time of the optionee's cessation of board service. The shares subject to each initial
      -share automatic option grant will vest in a series of three
(3) successive annual installments upon the optionee's completion of each year of board service over the three (3)-year period measured from the grant date.
The shares subject to each annual       -share automatic grant will vest upon
the optionee's completion of one (1) year of board service measured from the grant date. However, the shares will immediately vest in full upon certain changes in control or ownership or upon the optionee's death or disability while a board member.

    DIRECTOR FEE OPTION GRANT PROGRAM. If this program is put into effect in the future, then each non-employee board member may elect to apply all or a portion of any cash retainer fee for the year to the acquisition of a below-market option grant. The option grant will automatically be made on the first trading day in January in the year for which the non-employee board member would otherwise be paid the cash retainer fee in the absence of his or her election. The option will have an exercise price per share equal to one-third of the fair market value of the option shares on the grant date, and the number of shares subject to the option will be determined by dividing the amount of the retainer fee applied to the program by two-thirds of the fair market value per share of our common stock on the grant date. Accordingly, the fair market value of the option shares on the grant date less the exercise price payable for those shares will be equal to the portion of the retainer fee applied to that option. The option will become exercisable in a series of twelve equal monthly installments over the calendar year for which the election is in effect. However, the option will become immediately exercisable for all the option shares upon the death or disability of the optionee while serving as a board member.

    Additional Program Features. Our 2000 plan will also have the following features:

    - Outstanding options under the salary investment and director fee option grant programs will immediately vest if we are acquired by a merger or asset sale or if there is a successful tender offer for more than 50% of our outstanding voting stock or a change in the majority of our board through one or more contested elections.

    - Limited stock appreciation rights will automatically be included as part of each grant made under the salary investment option grant program and the automatic and director fee option grant programs, and these rights may also be granted to one or more officers as part of their option grants under the discretionary option grant program. Options with this feature may be surrendered to us upon the successful completion of a hostile tender offer for more than 50% of our outstanding voting stock. In return for the surrendered option, the optionee will be entitled to a cash distribution from us in an amount per surrendered option share based upon the highest price per share of our common stock paid in that tender offer.

    The board may amend or modify the 2000 plan at any time, subject to any required stockholder approval. The 2000 plan will terminate no later than
             , 2010.

    2000 EMPLOYEE STOCK PURCHASE PLAN

    We intend to adopt a 2000 Employee Stock Purchase Plan. Subject to approval by our stockholders, the plan will become effective immediately upon the signing of the underwriting agreement for this offering. The plan is designed to allow our eligible employees to purchase shares of common stock, at semi-annual intervals, with their accumulated payroll deductions.

    SHARE RESERVE.       shares of our common stock will initially be reserved
for issuance. The reserve will automatically increase on the first trading day in January of each calendar year, beginning in calendar year 2001, by an amount equal to the total number of shares of our common stock issued under the plan in the prior calendar year. In no event will any such annual increase exceed shares.

    OFFERING PERIODS. The plan will have a series of successive offering periods, each with a maximum duration of 24 months. The initial offering period will start on the date the underwriting agreement for this offering is signed and will end on the last business day in January 2002. The next offering period will start on the first business day in February 2002, and subsequent offering periods will set by our compensation committee.

    ELIGIBLE EMPLOYEES. Individuals scheduled to work more than 20 hours per week for more than 5 calendar months per year may join an offering period on the start date or any semi-annual entry date within that period. Semi-annual entry dates will occur on the first business day of February and August each year. Individuals who become eligible employees after the start date of an offering period may join the plan on any subsequent semi-annual entry date within that offering period.

    PAYROLL DEDUCTIONS. A participant may contribute up to 15% of his or her base salary through payroll deductions, and the accumulated deductions will be applied to the purchase of shares on each semi-annual purchase date. The purchase price per share will be equal to 85% of the fair market value per share on the participant's entry date into the offering period or, if lower, 85% of the fair market value per share on the semi-annual purchase date. Semi-annual purchase dates will occur on the last business day of January and July each
year. However, a participant may not purchase more than   shares on any purchase
date, and not more than   shares may be purchased in total by all participants
on any purchase date. Our compensation committee will have the authority to change these limitations for any subsequent offering period.

    RESET FEATURE. If the fair market value per share of our common stock on any purchase date is less than the fair market value per share on the start date of the two-year offering period, then that offering period will automatically terminate, and a new two-year offering period will begin on the next business day. All participants in the terminated offering will be transferred to the new offering period.

    CHANGE IN CONTROL. Should we be acquired by merger or sale of substantially all of our assets or more than fifty percent of our voting securities, then all outstanding purchase rights will automatically be exercised immediately prior to the effective date of the acquisition. The purchase price will be equal to 85% of the market value per share on the participant's entry date into the offering period in which an acquisition occurs or, if lower, 85% of the fair market value per share immediately prior to the acquisition.

    PLAN PROVISIONS. The following provisions will also be in effect under the plan:

    The plan will terminate no later than the last business day of January 2010. The board may at any time amend, suspend or discontinue the plan. However, certain amendments may require stockholder approval.

                              CERTAIN TRANSACTIONS

SALES OF COMMON STOCK

    From December 1998 through January 1999, we sold an aggregate of 19,236,000 shares to 35 purchasers, including founders, employees, officers, directors and other investors for an aggregate purchase price of $1,387,731 in cash and services rendered to TradeOut.com.

SERIES A PREFERRED STOCK AND WARRANTS

    On April 19, 1999, we sold an aggregate of 2,931,200 shares of Series A preferred stock and warrants to purchase 3,772,454 shares of our common stock at an exercise price of $7.95 per share to Catterton-Simon Partners III, L.P., JFI-TO, L.L.C., GFI-TO, L.L.C., Channel-TO, LLC and seven other investors for an aggregate purchase price of $7,200,000. Marc Cummins, one of our directors, is an affiliate of Catterton-Simon Partners III, L.P. and Channel-TO, LLC. Each share of Series A preferred stock is convertible into one share of our common stock. In addition, the Series A preferred stock investors entered into an investors' rights agreement pursuant to which they received registration rights in connection with their shares of stock and the shares issuable upon the exercise of their warrants.

SERIES B PREFERRED STOCK

    On August 23, 1999, we sold an aggregate of 953,361 shares of Series B preferred stock to Ailsa Partners, L.P., Ailsa Partners QP, L.P., Arran Partners, L.P., Allerion Associates, LLC, Thomas Dale, Ian Murray, Ropart Investments LLC, Ventec Ventures Limited, Kenneth D. Cron and U. Bertram Ellis for an aggregate purchase price of $7,639,975. Robert Goergen, one of our directors, is an affiliate of Ropart Investments, LLC. Each share of Series B preferred stock is convertible into one share of our common stock. The Series B preferred stock investors received registration rights in connection with their shares of stock and became parties to the investors' rights agreement.

SERIES C PREFERRED STOCK AND WARRANTS

    On October 18, 1999, we sold an aggregate of 9,288,273 shares of Series C preferred stock and warrants to purchase 7,368,491 shares of our common stock at an exercise price of $8.94 per share to Benchmark Capital Partners IV, L.P., eBay, Inc., Ariba Inc., Morgan Stanley Dean Witter Equity Funding, Inc. for an aggregate purchase price of $20,813,961. Margaret Whitman, one of our directors, is Chief Executive Officer, President and a director of eBay, Inc. J. William Gurley and David Beirne, two of our directors, are affiliates of Benchmark Capital Partners IV, L.P. and directly hold 6,675 and 33,378 shares of Series C preferred stock, respectively. Each share of Series C preferred stock is convertible into one-half of a share of our common stock. The Series C preferred stock investors received registration rights in connection with their shares of stock and became parties to the investors' rights agreement.

    At that time, the Series A preferred stock holders exchanged their warrants for new warrants with an exercise price of $7.95 per share. The warrants are exercisable, in whole or in part, until the earlier of October 8, 2001 or 90 days after the closing of this offering. All outstanding warrants sold in connection with the Series A preferred stock and Series C preferred stock expire on October 18, 2001. In addition, upon closing of the sale of the Series C preferred stock, we issued an aggregate of 114,714 additional shares of Series A preferred stock in connection with a pay-in-kind dividend on our Series A preferred stock.

SERIES D PREFERRED STOCK

    On March 14, 2000, we sold an aggregate of 5,577,825 shares of Series D preferred stock for an aggregate purchase price of approximately $15.0 million and issued a warrant to purchase up to 2,392,500 shares of common stock at an exercise price of $2.00 per share to GE Capital Equity Investments, Inc., an affiliate of General Electric Capital Corporation. The Series D preferred stock is non-voting. Each share of Series D preferred stock will convert automatically into voting preferred stock upon termination of the applicable waiting period under the Hart Scott Rodino Act. In the event the waiting period under the Hart Scott Rodino Act does not terminate by May 15, 2000, we are obligated to redeem the Series D preferred stock. Each share of Series D preferred stock is convertible into one-half of a share of our common stock. Upon conversion of the Series D preferred stock into voting preferred stock, GE Capital Equity Investments will have the right to designate one member of our board of directors. If revenues attributable to GE Capital and its affiliates under our strategic alliance agreement with GE Capital do not exceed specified target levels for the one-year period beginning July 1, 2000, or a later date if the parties agree, then we are obligated to repurchase up to 929,613 shares of common stock held by GE Capital Equity Investments at a price equal to 125% of the amount GE Capital Equity Investments paid for those shares. In addition, we granted registration rights to GE Capital Equity Investments with respect to its stock.

SERIES E PREFERRED STOCK

    On March 14, 2000, we sold to EVO Capital Fund I.L.P. and five other investors an aggregate of 2,455,588 shares of Series E preferred stock and warrants to purchase a number of shares of our common stock to be determined upon the closing of this offering based upon the fully diluted capitalization of TradeOut.com on that date. The exercise price for these warrants will be equal to the initial public offering price. The aggregate purchase price for the Series E preferred stock and warrants was approximately $25.0 million. Each share of Series E preferred stock is convertible into one-half of a share of our common stock. The Series E preferred stock investors received registration rights in connection with their shares of stock and became parties to the investors' rights agreement.

STRATEGIC ALLIANCE AGREEMENTS

    In February 2000, we entered into an agreement with Quality King Distributors, Inc., a wholesale and retail distributor of health and beauty care products, fragrances, grocery and pharmaceutical products, pursuant to which we will pay Quality King 10% of the commission we receive for transactions involving Quality King customers in excess of specified minimum transaction amounts. In addition, we have issued Quality King a warrant to purchase up to 325,000 shares of our common stock at an exercise price of $2.00 per share. The warrant shares vest quarterly over a five-year period contingent upon completion of a minimum level of transactions involving either Quality King or customers referred to us by Quality King. Quality King pays us listing fees for items it posts on our Web site. The agreement terminates on December 31, 2004.

    In March 2000, we entered into an agreement with General Electric Capital Corporation. Under our agreement, we expect GE Capital to encourage its business units and affiliates to post assets for sale on our marketplace, promote these assets to their customers and provide remarketing services to their customers. We receive a commission on the sale of these assets on our site. In addition, we issued GE Capital Equity Investments Inc. a warrant to purchase up to 2,932,500 shares of our common stock at an exercise price of $2.00 per share. The warrant shares vest quarterly over a five-year period contingent upon GE Capital achieving specified performance goals related to commission fees paid to us by GE Capital and its business units and affiliates on transactions through our site. We will also market GE Capital's services to our customers. The agreement terminates on March 31, 2005.

RECENT OPTION GRANTS TO EXECUTIVE OFFICERS

    In January 2000, we granted options to George Samenuk, our Chief Executive Officer and President, to purchase 1,640,000 shares of our common stock at an exercise price of $2.00 per share. The options vest in 60 equal installments over a five-year period.

    In January 2000, we granted options to James Mooney, our Chief Financial Officer to purchase 625,000 shares of our common stock, at an exercise price of $2.00 per share. Twenty-five percent of the options vest one year from the date of grant, and the remainder vest in 48 monthly installments over the next four years.

    In January 2000, we granted options to Ken Fairleigh, our Vice President of Worldwide Sales, to purchase 625,000 shares of our common stock at an exercise price of $2.00 per share. Twenty-five percent of the options vest one year from the date of grant, and the remainder vest in 48 monthly installments over the next four years.

    In January 2000, we granted options to Jack Dowling, our Chief Information Officer, to purchase 500,000 shares of our common stock at an exercise price of $2.00 per share. Twenty-five percent of the options vest one year from the date of grant, and the remainder vest in 48 monthly installments over the next four years.

    In February 2000, we granted options to Alexander D. Lynch, our Vice President of Strategic Development, to purchase 260,000 shares of our common stock at an exercise price of $2.00 per share. Twenty-five percent of the options vest one year from the date of grant, and the remainder vest in 48 monthly installments over the next four years.

    In February 2000, we granted options to Karin Princivalle, our Vice President of People, to purchase 137,500 shares of our common stock at an exercise price of $2.00 per share. Twenty-five percent of the options vest one year from the date of grant, and the remainder vest in 48 monthly installments over the next four years.

OTHER TRANSACTIONS

    We utilize office space leased by WorldSpy Corporation, a corporation controlled by Henry Schachar, a member of our board of directors. We pay WorldSpy $12,673 for each month we utilize office space under this arrangement. We believe the terms and conditions of our arrangement with WorldSpy are no less favorable to us than we could have obtained from unaffiliated third parties.

    On December 7, 1999, we entered into an agreement with Ramsey Beirne Associates, Inc. pursuant to which Ramsey Beirne referred key executive financial and sales officer candidates to us. For these services, we paid Ramsey Beirne fees and expenses totaling $456,086 and issued it a warrant to purchase 14,050 shares of our common stock at an exercise price of $0.02 per share. On March 9, 2000, Ramsey Beirne exercised the warrant in full for an aggregate exercise price of $281.00. In addition, RB Investment Partners II, LLC, an
affiliate of Ramsey Beirne acquired       shares of Series E preferred stock and
warrants to purchase a number of shares of our common stock to be determined upon the closing of this offering based upon the fully diluted capitalization of TradeOut.com on that date, for an aggregate purchase price of $1.0 million. David Beirne, a member of our board of directors, owns 17% of the equity of Ramsey Beirne.

    In January 2000, in connection with the employment of George Samenuk, our Chief Executive Officer and President, we made a restricted stock grant to Mr. Samenuk of 410,000 shares of our common stock in exchange for a five-year promissory note for $820,000 that bears interest at 6.04% compounded monthly.

    In February 2000, in connection with the exercise by our executive officers of options to purchase an aggregate of 4,572,857 shares of our common stock, we loaned these officers an aggregate of $11,886,308 in exchange for interest-bearing promissory notes secured by the shares of common stock issued upon exercise of the options. The amount of the loans represents the exercise price of the options plus an amount equal to the income tax applicable upon exercise. The shares of common stock are subject to repurchase by TradeOut.com if the officers terminate employment before the shares would have vested under their options.

    In connection with the sale of our Series E preferred stock, James Mooney, our Chief Financial Officer, purchased 294,671 shares of our Series E preferred stock in exchange for a promissory note in the amount of $3,000,000. The note is secured by the shares of stock purchased by Mr. Mooney, bears interest at a rate of 8% compounded annually and has a 90-day term.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth information with respect to beneficial ownership of our common stock, as of March 14, 2000, and as adjusted to reflect the sale of common stock offered by us in this offering for:

    - each person known by us to beneficially own more than 5% of our common stock;

    - each executive officer named in the Summary Compensation Table;

    - each of our directors; and

    - all of our executive officers and directors as a group.

    Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. Unless otherwise indicated, the address for those listed below is c/o TradeOut.com, 410 Saw Mill River Road, Suite 2065, Ardsley, New York 10502. Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying options or warrants held by such persons that are exercisable within 60 days of March 14, 2000, but excludes shares of common stock underlying options or warrants held by any other person. Percentage of beneficial ownership assumes conversion of all shares of preferred stock outstanding as of March 14, 2000 into shares of common stock, which will occur upon completion of this offering.

                                                                                     PERCENTAGE OF
                                                                                     COMMON STOCK
                                                                                  BENEFICIALLY OWNED
                                                                                  -------------------
                                                                                  PRIOR TO    AFTER
NAME OF BENEFICIAL OWNER                              SHARES BENEFICIALLY OWNED   OFFERING   OFFERING
------------------------                              -------------------------   --------   --------
Brin McCagg.........................................           7,440,000            20.1%
Thomas Boyle........................................             485,357               *
Peter C. Schilling..................................             130,000             1.3
David Beirne (1)....................................           9,117,711            21.3
Marc Cummins (2)....................................           3,314,626             8.5
Robert Goergen (3)..................................             424,786             1.1
J. William Gurley (1)...............................           9,117,711            21.3
George Samenuk......................................           2,050,000             5.3
Henry Schachar......................................           1,125,000             3.0
Margaret Whitman....................................                  --               *
Benchmark Capital Partners IV, L.P. (4).............           9,117,711            21.3
Inter Republic Holdings S.A. (5)....................           6,375,000            17.2
Catterton Partners Management Co., LLC (6)..........           3,314,626             8.5
GE Capital Equity Investments, Inc..................           2,788,913             7.5
eBay, Inc. (7)......................................           2,279,429             5.9
All directors and executive officers as a group (17
  persons)..........................................          26,627,316            54.1

------------------------

*   Indicates less than one percent of the common stock.

(1) The address of each stockholder is c/o Benchmark Capital Partners IV, L.P., 2480 Sand Hill Road, Suite 200, Menlo Park, CA 94025. All shares indicated represent shares of common stock held by Benchmark Capital Partners IV, L.P. as nominee for Benchmark Capital

    Partners IV, L.P., Benchmark Founders' Fund IV, L.P., Benchmark Founders' Fund IV-A, L.P. and related individuals. Includes 16,689 shares held directly by Mr. Beirne and 3,338 shares held directly by Mr. Gurley. Each holder is a Managing Member of Benchmark Capital Management Co. IV, L.L.C., the general partner of Benchmark Capital Partners IV, L.P. Each holder disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest in the Benchmark funds.

(2) All shares indicated represent shares of common stock held by Catterton Partners Management Co., LLC. Mr. Cummins is a General Partner of Catterton Partners Management Co., L.L.C. Mr. Cummins disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in Catterton Partners Management Co., LLC.

(3) All shares indicated represent common stock held by Ropart Investments, LLC. Mr. Goergen is an affiliate of Ropart Investments, LLC. Mr. Goergen disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in Ropart Investments, LLC.

(4) Includes 5,706,504 shares issuable upon the exercise of a warrant that is immediately exercisable. The address of Benchmark Capital Partners IV, L.P. is 2480 Sand Hill Road, Suite 200, Menlo Park, CA 94025.

(5) The address of Inter Republic Holdings S.A. is 120 Bloomingdale Road, White Plains, NY 10605.

(6) Includes 1,657,311 shares owned by Catterton-Simon Partners III, L.P. ("CSP III") and 1,657,315 shares owned by Channel-TO, LLC ("Channel"). Catterton is the managing partner of CSP III and the managing member of Channel. Includes 1,833,834 shares issuable upon the exercise of a warrant that is immediately exercisable.

(7) Includes 1,607,897 shares issuable upon the exercise of a warrant that is immediately exercisable. The address of eBay, Inc. is 2415 Hamilton Avenue, San Jose, CA 95125.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    TradeOut.com's amended and restated certificate of incorporation, which will become effective upon the closing of this offering, will authorize the issuance of up to 200,000,000 shares of common stock, par value $.0001 per share, and 10,000,000 shares of preferred stock, par value $.0001 per share, the rights and preferences of which may be established from time to time by our board of directors. As of March 14, 2000, 37,043,030 shares of common stock were outstanding, assuming the conversion of all shares of preferred stock outstanding as of that date into common stock. As of March 14, 2000, we had 89 stockholders.

COMMON STOCK

    Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors. They do not have cumulative voting rights. Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of our common stock are entitled to receive ratably dividends, if any, as may be declared by the board of directors out of legally available funds. In case of a liquidation, dissolution or winding up of TradeOut.com, the holders of common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after payment of all of our liabilities and any preferred stock then outstanding. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future. After the closing of this offering, there will be no shares of preferred stock outstanding.

PREFERRED STOCK

    Under our amended and restated certificate of incorporation, our board of directors will have the authority, without further action by the stockholders, to issue from time to time, shares of preferred stock in one or more series. The board of directors may fix the number of shares, designations, preferences, powers and other special rights of the preferred stock. The preferences, powers, rights and restrictions of different series of preferred stock may differ. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of common stock or affect adversely the rights and powers, including voting rights, of the holders of common stock. Such issuance may also have the effect of delaying, deferring or preventing a change in control of TradeOut.com. We have no current plans to issue any shares of preferred stock.

COMMON STOCK WARRANTS

    As of the date of this prospectus, the holders of our Series A preferred stock, Series C preferred stock and Series D preferred stock hold warrants to purchase an aggregate of up to 13,533,445 shares of our common stock at exercise prices ranging from $2.00 to $8.94 per share. All of the warrants held by the holders of the Series A preferred stock and Series C preferred stock expire
90 days following the closing of this offering. The warrant held by the holder of the Series D preferred stock expires six years from the launch of our strategic alliance with GE Capital. The holders of our Series E preferred stock hold warrants to purchase a number of shares of our common stock to be determined upon the closing of this offering based upon the fully diluted capitalization of TradeOut.com on that date. The exercise price for these warrants will be equal to the initial public offering price. In 1999, we issued warrants to purchase 14,050 shares of our common stock, at an exercise price of $0.02 per share, in exchange for consulting services provided to us. In 2000, we issued a warrant to purchase 2,000 shares of common stock at an exercise price of $0.02 per share to a customer in connection with its listings on TradeOut.com and a warrant to purchase 10,000 shares of common stock at an exercise price of $2.00 per share in exchange for consulting services provided to us. These warrants were fully exercisable at the date of grant and have three year terms. In 2000, we issued warrants to purchase an aggregate of up to 3,409,394 shares of our common stock at an exercise price of $2.00 per share to our strategic partners. Each warrant vests only upon achievement of certain revenue criteria. The warrants are not exercisable until after this offering, and the warrants have terms ranging from one to five years.

REGISTRATION RIGHTS

    Under an investors' rights agreement, the holders of 12,660,123 shares of our capital stock, the holders of up to 13,533,445 shares of capital stock issuable upon exercise of warrants are entitled to registration rights in connection with the registration of their shares under the Securities Act of 1933, subject to various limitations. The holders of the Series E Preferred Stock also have registration rights with respect to the shares issuable upon exercise of their warrants, the number of which will be determined upon closing of this offering. At any time after we become eligible to file a registration statement on Form S-3, the holders of these shares may require us to file up to four registration statements under the Securities Act of 1933 on Form S-3 in connection with their shares of common stock. In addition, GE Capital Equity Investments has the right, beginning six months after the closing of this offering, to require that we register the shares of common stock issued upon conversion of the Series D Preferred Stock and the warrant held by GE Capital Equity Investments. These registration rights are subject to conditions and limitations, among them the right of underwriters of an offering to limit the number of shares of common stock held by securityholders with registration rights to be included in a registration. Generally, we are required to bear all expenses of all of these registrations, except underwriting discounts and selling commissions. Registration of any shares of common stock held by security holders with registration rights would result in shares becoming freely tradable without restriction under the Securities Act of 1933 immediately upon effectiveness of such registration.

ANTI-TAKEOVER EFFECTS OF DELAWARE LAW AND OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND BYLAWS

    Provisions of our amended and restated certificate of incorporation and amended and restated bylaws to be effective upon closing of this offering, which are summarized in the following paragraphs, may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

    CLASSIFIED BOARD OF DIRECTORS

    Our board of directors will be divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the board of directors will be elected each year. These provisions, when coupled with the provision of our amended and restated certificate of incorporation authorizing the board of directors to fill vacant directorships or increase the size of the board of directors, may delay a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies created by such removal with its own nominees.

    STOCKHOLDER ACTION; SPECIAL MEETING OF STOCKHOLDERS

    Our amended and restated certificate of incorporation will eliminate the ability of stockholders to act by written consent. It will further provide that special meetings of our stockholders may be called only by the chairman of the board of directors or a majority of the board of directors.

    ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDER PROPOSALS AND DIRECTOR
     NOMINATIONS

    Our amended and restated by-laws will provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be received at our principal executive offices not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. In the event that the annual meeting is called for a date that is not within 30 days before or after the anniversary date, in order to be timely, notice from the stockholder must be received no later than the tenth day following the date on which notice of the annual meeting was mailed to stockholders or made public, whichever occurred earlier. In the case of a special meeting of stockholders called for the purpose of electing directors, notice by the stockholder in order to be timely must be received not later than the close of business on the tenth day following the day on which notice was mailed or public disclosure of the date of the special meeting was made, whichever first occurs. Our amended and restated by-laws also will specify certain requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual or special meeting of stockholders or from making nominations for directors at these meetings.

    AUTHORIZED BUT UNISSUED SHARES

    The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to compliance with applicable Nasdaq National Market requirements. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

    The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless a corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our amended and restated certificate of incorporation imposes supermajority vote requirements in connection with various business combination transactions and the amendment of various provisions of our amended and restated certificate of incorporation and amended and restated bylaws, including those provisions relating to the classified board of directors, action by written consent and special meetings by stockholders.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for TradeOut.com's common stock will be American Stock Transfer & Trust Company, New York, New York.

LISTING

    We intend to apply to list our common stock on the Nasdaq National Market under the trading symbol "TOUT".

                        SHARES ELIGIBLE FOR FUTURE SALE

    Sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices of our common stock. Furthermore, since no shares held by our existing stockholders will be available for sale shortly after this offering because of the contractual and legal restrictions on resale described below, sales of substantial amounts of common stock in the public market after these restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

    Upon completion of this offering, we will have outstanding an aggregate of shares of our common stock, assuming no exercise of the Underwriters' over-allotment option and no exercise of outstanding options. Of these shares, all of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless the shares are purchased by "affiliates" as that term is defined in Rule 144 under the
Securities Act. The remaining              shares of common stock held by
existing stockholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market following registration or pursuant to an exemption from registration under Rule 144 promulgated under the Securities Act, which rules are summarized below.

LOCK-UP AGREEMENTS

    All of our officers, directors and all of our stockholders have signed lock-up agreements under which they agreed not to transfer or dispose of, directly or indirectly, or hedge any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock, for a period of 180 days after the date of this prospectus. Transfers or dispositions can be made sooner with the prior written consent of Goldman, Sachs & Co.

    Subject to the provisions of Rule 144, 144(k) and 701, restricted shares
totaling       will be available for sale in the public market, subject in the case of shares held by affiliates to the volume restrictions contained in those rules, 180 days after the date of this prospectus.

RULE 144

    In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year, including the holding period of any prior owner other than an affiliate, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

    - 1% of the number of shares of common stock then outstanding, which will
      equal approximately     shares immediately after this offering; or

    - the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

    Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

RULE 144(K)

    Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, "144(k) shares" may be sold immediately upon the completion of this offering.

RULE 701

    In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases shares from us prior to our public offering pursuant to securities issued under a compensatory stock plan or other written agreement is eligible to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

REGISTRATION RIGHTS

    Upon completion of this offering, the holders of 12,660,123 shares of our capital stock, the holders of up to 13,533,445 shares of capital stock issuable upon exercise of warrants and the holders of the warrants issued in connection with the sale of our Series E preferred stock, will be entitled to registration rights under the Securities Act of 1933, as amended.

STOCK PLANS

    Promptly after this offering, we intend to file a registration statement
under the Securities Act covering              shares of common stock reserved
for issuance under our 2000 stock plans. This registration statement is expected to be filed as soon as practicable after the completion of this offering.

    At              , 2000, options to purchase       shares were issued and
outstanding under our plan. Once this registration statement has been filed, all of these shares will be eligible for sale in the public market from time to time subject to vesting provisions, Rule 144 volume limitations applicable to our affiliates and, in the case of some of the options, the expiration of lock-up agreements.

                                  UNDERWRITING

    TradeOut.com and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Donaldson, Lufkin & Jenrette Securities Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Chase Securities Inc. are the representatives of the underwriters.

                        UNDERWRITER                           NUMBER OF SHARES
                        -----------                           ----------------
Goldman, Sachs & Co.........................................
Donaldson, Lufkin & Jenrette Securities Corporation.........
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated......................................
Chase Securities Inc. ......................................
                                                                   -------
  Total.....................................................
                                                                   =======

    If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional shares from TradeOut.com to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

    The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by TradeOut.com. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

                                                                 PAID BY TRADEOUT.COM
                                                              ---------------------------
                                                              NO EXERCISE   FULL EXERCISE
                                                              -----------   -------------
Per Share...................................................   $              $
Total.......................................................   $              $

    Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount
of up to $      per share from the initial public offering price. Any such securities dealers may resell any shares purchased from the underwriters to
certain other brokers or dealers at a discount of up to $      per share from
the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

    TradeOut.com, its directors, officers, employees and other holders have agreed with the underwriters not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co. See "Shares Eligible for Future Sale" for a discussion of certain transfer restrictions.

    Prior to this offering, there has been no public market for the shares. The initial public offering price will be negotiated among TradeOut.com and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be TradeOut.com's historical performance, estimates of the business potential and earnings prospects of TradeOut.com, an assessment of TradeOut.com's management and the consideration of the above factors in relation to the market valuation of companies in related businesses.

    TradeOut.com intends to apply for quotation of the common stock on the Nasdaq National Market under the symbol "TOUT".

    In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

    The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to other underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

    These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

    At the request of TradeOut.com, the underwriters are reserving up to shares of common stock for sale at the initial public offering price to officers, directors, employees, business associates and persons affiliated with TradeOut.com through a directed share program. The number of shares of common stock available for sale to the general public in the public offering will be reduced to the extent these persons purchase these reserved shares. Any shares not so purchased will be offered by the underwriters to the general public on the same basis as other shares offered hereby.

    The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

    At the request of TradeOut.com, the underwriters expect to reserve, at the initial public offering price, up to 300,000 shares of common stock for sale to
an affiliate of GE Capital and up to      shares of common stock for sale to
directors and employees of TradeOut.com. GE Capital is a stockholder and strategic alliance partner of TradeOut.com.

    TradeOut.com estimates that its share of the total expenses of the offering,
excluding underwriting discounts and commissions, will be approximately $      .

    TradeOut.com has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

    On March 14, 2000, H&Q Access Technology Partners, L.P., an affiliate of Chase Securities Inc., purchased 98,224 shares of TradeOut.com's Series E preferred stock, which will be converted into 49,112 shares of common stock upon consummation of this offering. The aggregate purchase price paid for these shares was $1,000,000.

                            VALIDITY OF COMMON STOCK

    The validity of the common stock offered by this prospectus will be passed upon for us by Brobeck, Phleger & Harrison LLP, New York, New York. Certain legal matters relating to the offering will be passed upon for the underwriters by Morgan, Lewis & Bockius LLP, Pittsburgh, Pennsylvania.

                                    EXPERTS

    The financial statements and schedule of TradeOut.com, Inc. as of December 31, 1998 and 1999 and for the period from December 11, 1998 (date of inception) to December 31, 1998 and the year ended December 31, 1999, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act concerning the common stock offered in this offering. This prospectus does not contain all of the information set forth in the registration statement or its exhibits and schedules. For further information about TradeOut.com and our common stock, we refer you to the registration statement and to its attached exhibits and schedules. Statements made in this prospectus concerning the contents of any document are not necessarily complete. With respect to each document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matter involved.

    You may inspect our registration statement and the attached exhibits and schedules without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, NY 10048, and at 500 West Madison Street, Suite 1400, Chicago, IL 60661. You may obtain copies of all or any part of our registration statement from the Commission upon payment of prescribed fees. You may call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. You may also inspect reports, proxy and information statements and other information that we file electronically with the Commission without charge at the Commission's Internet site, http://www.sec.gov.

    We intend to furnish our stockholders with annual reports containing financial statements audited by our independent auditors and to make available to our stockholders quarterly reports containing unaudited financial data for each of the first three quarters of each year.

                               TRADEOUT.COM, INC.

                         INDEX TO FINANCIAL STATEMENTS

Report of Independent Auditors..............................  F-2

Balance Sheets as of December 31, 1998 and 1999.............  F-3
Statements of Operations for the period from December 11,
  1998 (date of inception) through December 31, 1998 and for the year ended December 31, 1999..........................  F-4
Statements of Changes in Stockholders' Equity for the period from December 11, 1998 (date of inception) through
  December 31, 1998 and for the year ended December 31,
  1999......................................................  F-5
Statements of Cash Flows for the period from December 11,
  1998 (date of inception) through December 31, 1998 and for the year ended December 31, 1999..........................  F-6
Notes to Financial Statements...............................  F-7

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of TradeOut.com, Inc.

    We have audited the accompanying balance sheets of TradeOut.com, Inc. (the "Company") as of December 31, 1998 and 1999, and the related statements of operations, changes in stockholders' equity and cash flows for the period from December 11, 1998 (date of inception) to December 31, 1998 and the year ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TradeOut.com, Inc. at December 31, 1998 and 1999, and the results of its operations and its cash flows for the period from December 11, 1998 (date of inception) to December 31, 1998 and the year ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.

                                          ERNST & YOUNG LLP

New York, New York
February 15, 2000, except for Note 8,
  as to which the date is March 15, 2000

                               TRADEOUT.COM, INC.

                                 BALANCE SHEETS

                                                                                         PRO FORMA
                                                                                        DECEMBER 31,
                                                                 DECEMBER 31,               1999
                                                            -----------------------     (UNAUDITED,
                                                              1998         1999           NOTE 8)
                                                            ---------   -----------   ----------------
ASSETS
Current assets:
  Cash and cash equivalents...............................  $ 75,509    $18,977,240     $18,977,240
  Accounts receivable, net of allowance of $45,000........         -        318,909         318,909
  Prepaid expenses and other current assets...............         -        132,821         132,821
                                                            --------    -----------     -----------
Total current assets......................................    75,509     19,428,970      19,428,970
Property and equipment, net...............................         -      1,686,915       1,686,915
Other assets..............................................         -        122,298         122,298
                                                            --------    -----------     -----------
Total assets..............................................  $ 75,509    $21,238,183     $21,238,183
                                                            ========    ===========     ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable........................................  $      -    $ 1,226,964     $ 1,226,964
  Accrued expenses........................................    15,471      1,036,310       1,036,310
  Accrued salaries and commissions........................         -        469,955         469,955
  Accrued advertising expenses............................         -        257,756         257,756
  Current portion of capital lease obligation.............         -         61,311          61,311
                                                            --------    -----------     -----------
Total current liabilities.................................    15,471      3,052,296       3,052,296
                                                            --------    -----------     -----------
Capital lease obligation..................................         -         21,767          21,767
Commitments
Stockholders' equity:
Series A preferred stock - $.0001 par value, 3,046,200
  shares authorized; no shares and 3,045,914 shares issued
  and outstanding in 1998 and 1999, respectively; no
  shares authorized, issued and outstanding on a pro forma
  basis...................................................         -            304               -
Series B preferred stock - $.0001 par value, 953,361
  shares authorized; no shares and 953,361 shares issued
  and outstanding in 1998 and 1999, respectively; no
  shares authorized, issued and outstanding on a pro forma
  basis...................................................         -             95               -
Series C preferred stock - $.0001 par value, 9,750,000
  shares authorized; no shares and 9,288,273 shares issued
  and outstanding in 1998 and 1999, respectively; no
  shares authorized, issued and outstanding on a pro forma
  basis...................................................         -            929               -
Common stock-$.0001 par value, 125,000,000 shares
  authorized; 31,170,000 shares and 38,472,000 shares
  issued and outstanding in 1998 and 1999, respectively
  and 55,758,823 shares issued and outstanding on a pro
  forma basis.............................................     3,117          3,847           5,576
Additional paid-in capital................................   167,633     37,985,757      37,985,356
Stock subscription receivable.............................   (60,750)             -               -
Deferred compensation.....................................         -       (776,667)       (776,667)
Accumulated deficit.......................................   (49,962)   (19,050,145)    (19,050,145)
                                                            --------    -----------     -----------
Total stockholders' equity................................    60,038     18,164,120      18,164,120
                                                            --------    -----------     -----------
Total liabilities and stockholders' equity................  $ 75,509    $21,238,183     $21,238,183
                                                            ========    ===========     ===========

                            SEE ACCOMPANYING NOTES.

                               TRADEOUT.COM, INC.

                            STATEMENTS OF OPERATIONS

                                                                  PERIOD FROM
                                                               DECEMBER 11, 1998
                                                              (DATE OF INCEPTION)     YEAR ENDED
                                                                TO DECEMBER 31,      DECEMBER 31,
                                                                     1998                1999
                                                              -------------------   ---------------
Revenues....................................................  $                --    $    827,735
Cost of revenues............................................                   --         528,397
                                                              -------------------    ------------
Gross profit................................................                   --         299,338

Operating expenses:
  Sales and marketing.......................................                   --      14,089,949
  Research and development..................................                8,331       2,197,603
  General and administrative................................               41,631       3,044,703
  Stock-based compensation expense..........................                   --          91,106
                                                              -------------------    ------------
                                                                           49,962      19,423,361
                                                              -------------------    ------------
Operating loss..............................................              (49,962)    (19,124,023)

Other income (expense):
  Interest income...........................................                   --         398,419
  Interest expense..........................................                   --          (5,716)
  Loss on disposal of fixed assets..........................                   --         (12,581)
                                                              -------------------    ------------
                                                                               --         380,122
                                                              -------------------    ------------
Net loss....................................................              (49,962)    (18,743,901)
Preferred stock dividends...................................                   --        (256,271)
                                                              -------------------    ------------
Net loss available for common shareholders..................  $           (49,962)   $(19,000,172)
                                                              ===================    ============
Basic and diluted loss per common share.....................  $             (0.00)   $      (0.50)
                                                              ===================    ============
Number of shares used in computing basic and diluted loss
  per share.................................................           30,461,429      38,142,609
                                                              ===================    ============
Pro forma basic and diluted loss per share..................                         $      (0.34)
                                                                                     ============
Number of shares used in computing pro forma basic and
  diluted loss per share....................................                           55,200,004
                                                                                     ============

                            SEE ACCOMPANYING NOTES.

                               TRADEOUT.COM, INC.
                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                   SERIES A              SERIES B                SERIES C
                               PREFERRED STOCK        PREFERRED STOCK        PREFERRED STOCK            COMMON STOCK
                             --------------------   -------------------   ----------------------   -----------------------
                              SHARES      AMOUNT     SHARES     AMOUNT     SHARES       AMOUNT       SHARES       AMOUNT
                             ---------   --------   --------   --------   ---------   ----------   ----------   ----------
Balance at December 11,
  1998.....................         --     $ --          --      $--             --   $       --           --   $       --
Issuance of common stock...         --       --          --       --             --           --   31,170,000        3,117
Net loss...................         --       --          --       --             --           --           --           --
                             ---------     ----     -------      ---      ---------   ----------   ----------   ----------
Balance at December 31,
  1998.....................         --     $ --          --      $--             --   $       --   31,170,000   $    3,117
Issuance of common stock...         --       --          --       --             --           --    7,302,000          730
Receipt of stock
  subscription
  receivable...............         --       --          --       --             --           --           --           --
Issuance of Series A
  preferred stock and
  warrants.................  2,931,200      293          --       --             --           --           --           --
Issuance of Series B
  preferred stock..........         --       --     953,361       95             --           --           --           --
Issuance of Series C
  preferred stock and
  warrants.................         --       --          --       --      9,288,273          929           --           --
Issuance of warrants in
  exchange for consulting
  services rendered........         --       --          --       --             --           --           --           --
Deferred compensation
  related to stock options,
  net of cancellations.....         --       --          --       --             --           --           --           --
Amortization of deferred
  compensation expense.....         --       --          --       --             --           --           --           --
Net loss...................         --       --          --       --             --           --           --           --
Dividends on Series A
  preferred stock..........    114,714       11          --       --             --           --           --           --
                             ---------     ----     -------      ---      ---------   ----------   ----------   ----------
Balance at December 31,
  1999.....................  3,045,914     $304     953,361      $95      9,288,273   $      929   38,472,000   $    3,847
                             =========     ====     =======      ===      =========   ==========   ==========   ==========


                              ADDITIONAL                                                      TOTAL
                               PAID-IN      ACCUMULATED      DEFERRED      SUBSCRIPTION   STOCKHOLDERS'
                               CAPITAL        DEFICIT      COMPENSATION     RECEIVABLE       EQUITY
                             ------------   ------------   -------------   ------------   -------------
Balance at December 11,
  1998.....................  $        --    $         --     $      --      $       --    $         --
Issuance of common stock...      167,633              --            --         (60,750)        110,000
Net loss...................           --         (49,962)           --              --         (49,962)
                             -----------    ------------     ---------      ----------    ------------
Balance at December 31,
  1998.....................      167,633    $    (49,962)    $      --      $  (60,750)         60,038
Issuance of common stock...    1,216,250              --            --              --       1,216,980
Receipt of stock
  subscription
  receivable...............           --              --            --          60,750          60,750
Issuance of Series A
  preferred stock and
  warrants.................    7,078,505              --            --              --       7,078,798
Issuance of Series B
  preferred stock..........    7,585,894              --            --              --       7,585,989
Issuance of Series C
  preferred stock and
  warrants.................   20,750,653              --            --              --      20,751,582
Issuance of warrants in
  exchange for consulting
  services rendered........       62,778              --            --              --          62,778
Deferred compensation
  related to stock options,
  net of cancellations.....      867,773              --      (867,773)             --              --
Amortization of deferred
  compensation expense.....           --              --        91,106              --          91,106
Net loss...................           --     (18,743,901)           --              --     (18,743,901)
Dividends on Series A
  preferred stock..........      256,271        (256,282)           --              --              --
                             -----------    ------------     ---------      ----------    ------------
Balance at December 31,
  1999.....................   37,985,757    $(19,050,145)    $(776,667)     $       --    $ 18,164,120
                             ===========    ============     =========      ==========    ============

                            SEE ACCOMPANYING NOTES.

                               TRADEOUT.COM, INC.

                            STATEMENTS OF CASH FLOWS

                                                               PERIOD FROM
                                                            DECEMBER 11, 1998
                                                          (DATE OF INCEPTION) TO      YEAR ENDED
                                                            DECEMBER 31, 1998      DECEMBER 31, 1999
                                                          ----------------------   -----------------
OPERATING ACTIVITIES
Net loss................................................         $(49,962)            $(18,743,901)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Provision for losses on accounts receivable...........                -                   57,187
  Depreciation and amortization.........................                -                  340,009
  Loss on disposal of fixed assets......................                -                   12,581
  Amortization of deferred compensation.................                -                   91,106
  Common stock issued for services......................           10,000                        -
  Warrants issued in exchange for consulting services...                -                   62,778
  Changes in operating assets and liabilities:
    Accounts receivable.................................                -                 (376,096)
    Prepaid expenses and other current assets...........                -                 (132,821)
    Other assets........................................                -                 (122,298)
    Accounts payable....................................                -                1,226,964
    Accrued expenses....................................           15,471                1,020,839
    Accrued salaries and commissions....................                -                  469,955
    Accrued advertising.................................                -                  257,756
                                                                 --------             ------------
Net cash used in operating activities...................          (24,491)             (15,835,941)

INVESTING ACTIVITIES
Expenditures for property and equipment.................                -               (1,939,183)
Proceeds from sale of equipment.........................                -                   21,440
                                                                 --------             ------------
Net cash used in investing activities...................                -               (1,917,743)

FINANCING ACTIVITIES
Payments of capital lease obligation....................                -                  (38,684)
Receipt of stock subscription receivable................                -                   60,750
Proceeds from issuance of common stock..................          100,000                1,216,980
Proceeds from issuance of Series A preferred stock and
  warrants..............................................                -                7,078,798
Proceeds from issuance of Series B preferred stock......                -                7,585,989
Proceeds from issuance of Series C preferred stock and
  warrants..............................................                -               20,751,582
                                                                 --------             ------------
Net cash provided by financing activities...............          100,000               36,655,415
                                                                 --------             ------------
Net increase in cash and cash equivalents...............           75,509               18,901,731
Cash and cash equivalents at beginning of year..........                -                   75,509
                                                                 --------             ------------
Cash and cash equivalents at end of year................         $ 75,509             $ 18,977,240
                                                                 ========             ============
Non-cash investing and financing activity:
  Property and equipment acquired under capital
    leases..............................................         $      -             $    121,762
                                                                 ========             ============
Stock issued for subscription...........................         $ 60,750             $         --
                                                                 ========             ============

                            SEE ACCOMPANYING NOTES.

                               TRADEOUT.COM, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

    TradeOut.com, Inc. ("TradeOut" or the "Company"), was incorporated in the State of Delaware on December 11, 1998 and launched its Web site in April 1999. The Company is a business-to-business Internet marketplace for buyers and sellers of business surplus.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the footnotes thereto. Actual results could differ from those estimates.

CASH EQUIVALENTS

    The Company considers all financial instruments with a maturity of three months or less when purchased to be cash equivalents. Such amounts are stated at cost, which approximates market value.

FAIR VALUES OF FINANCIAL INSTRUMENTS

    The carrying amounts reported in the balance sheets for cash and cash equivalents, accounts receivable, and accounts payable are stated at cost, which approximates fair value.

PROPERTY AND EQUIPMENT

    Property and equipment, including those assets acquired under capital leases, are stated at cost and depreciated or amortized on the straight-line method over the shorter of the lease term or the estimated useful lives of the assets, which are generally five years or less.

SOFTWARE DEVELOPMENT COSTS

    In accordance with Statement of Position No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use", the Company capitalized approximately $554,000 of costs attributable to the development of its Web site. Amortization of these capitalized software development costs amounted to $138,000 for the year ended December 31, 1999.

REVENUE RECOGNITION

    The Company derives its revenues primarily from sales commissions and, to a lesser extent, listing fees, both of which are paid by sellers. Sales commissions represent a percentage of the purchase price the seller pays upon completion of a transaction. Sales commissions are recognized at the time an item is sold or the sale or auction for the item is successfully concluded, net of provisions for sales returns. Revenues from listing fees are recognized over the period of time that the related merchandise is listed on the Company's Web site.

                               TRADEOUT.COM, INC.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The Company does not take possession or ownership of either the item sold or the buyer's payment for the item. The Company has no procurement, carrying or shipping costs. The Company does not charge fees to buyers and to date has chosen not to sell advertising on its Web site.

RESEARCH AND DEVELOPMENT COSTS

    Research and development costs consist of expenses incurred by the Company to enhance, manage, maintain and operate its Web site. All such research and development costs are expensed as incurred.

SALES AND MARKETING COSTS

    Sales and marketing costs primarily consist of compensation for sales and marketing personnel, advertising, trade show and other promotional costs and are expensed as incurred.

STOCK-BASED COMPENSATION

    The Company grants stock options generally for a fixed number of shares to certain employees with an exercise price equal to or below the fair value of the shares at the date of grant. The Company accounts for this stock-based employee compensation in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", ("APB 25") and, accordingly, recognizes compensation expense only if the fair value of the underlying common stock exceeds the exercise prices of the stock option on the date of grant.

    In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), which provides an alternative to APB 25 in accounting for stock-based compensation. As permitted by SFAS 123, the Company accounts for stock-based compensation in accordance with APB 25 and has elected the pro forma disclosure alternative permitted by SFAS 123.

INCOME TAXES

    The Company uses the liability method of accounting for income taxes, whereby deferred income taxes are provided on items recognized for financial reporting purposes over different periods than for income tax purposes. Valuation allowances are provided when the expected realization of tax assets does not meet a more likely than not criteria.

COMPUTATION OF NET LOSS PER SHARE

    The Company calculates earnings per share in accordance with SFAS No. 128, "Computation of Earnings Per Share" and SEC Staff Accounting Bulletin No. 98. Accordingly, basic earnings per share are computed using the weighted average number of common and dilutive common equivalent shares outstanding during the period. Common equivalent shares consist of the incremental common shares issuable upon the conversion of the Preferred Stock (using the if-converted method) and shares issuable upon the exercise of stock options and warrants (using the treasury stock method); common equivalent shares are excluded from the calculation if their effect is anti-dilutive.

                               TRADEOUT.COM, INC.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
CONCENTRATION OF CREDIT RISK, MAJOR CUSTOMERS AND GEOGRAPHIC INFORMATION

    Financial instruments which potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents and accounts receivable. The Company maintains the majority of its cash and cash equivalents with one financial institution.

    The Company generates revenue principally from customers located in North America, many of which are large multi-national organizations. Two customers accounted for 67% of the Company's revenues for the year ended December 31, 1999. Accounts receivable are due principally from two customers, whose combined account balances amount to 76% of accounts receivable at December 31, 1999. The Company routinely assesses the financial strength of its customers and does not require collateral or other security to support customer receivables. Credit losses are provided for in the financial statements in the form of an allowance for doubtful accounts.

2. PROPERTY AND EQUIPMENT

    Property and equipment consists of the following at December 31, 1999:

Office equipment and furniture..............................  $1,419,205
Leasehold improvements......................................      50,648
Software costs..............................................     553,656
                                                              ----------
                                                               2,023,509
Less accumulated depreciation and amortization..............     336,594
                                                              ----------
Property and equipment, net.................................  $1,686,915
                                                              ==========

    Office equipment includes assets acquired under capital leases at a cost of $121,762 and accumulated depreciation of $40,587.

3. STOCKHOLDERS' EQUITY

STOCK SPLITS

    In March 1999, the Company effected a three hundred-for-one stock split of the common stock by which each share of the Company's common stock outstanding prior to the split was converted into three hundred shares of the Company's common stock. In August 1999, the Company effected a further two-for-one stock split of the common stock by which each share of the Company's common stock outstanding prior to the split was converted into two shares of the Company's common stock. All common stock share information in the accompanying financial statements has been adjusted to reflect the three hundred-for-one stock split and the two-for-one stock split. All preferred stock conversion rights information in the accompanying financial statements has been adjusted to reflect both of these common stock splits.

COMMON STOCK

    In December 1998, the Company received upon its initial capitalization $170,750, of which $60,750 was a subscription receivable and $10,000 represented services provided to the Company, in exchange for which it issued 31,170,000 shares of common stock. The subscription receivable

                               TRADEOUT.COM, INC.

3. STOCKHOLDERS' EQUITY (CONTINUED)
was collected in full in January and February 1999. In January and February 1999, the Company issued an additional 7,302,000 shares of common stock in exchange for approximately $1,217,000.

PREFERRED STOCK

SERIES A PREFERRED STOCK

    In April and May 1999, the Company authorized 4,300,000 and issued 2,931,200 shares of Series A preferred stock, par value $.0001 per share (the "Series A preferred stock"), for a purchase price of $2.43 per share. At the same time, the Company issued warrants for an aggregate purchase price of $72,000 (the "Series A warrants") to purchase an additional 7,544,908 shares of the Company's common stock at an exercise price of $3.98 per share.

    The exercise price of the Series A warrants may be adjusted to account for stock splits or other subdivisions, combinations or issuances such that the aggregate purchase price payable for the total shares purchasable remains the same. Each share of Series A preferred stock is convertible into two shares of common stock. The Series A preferred stock has certain preferential rights upon liquidation and was entitled to an 8% cumulative dividend payable in additional Series A preferred stock shares. Generally, the holders of the Series A preferred stock have the same voting rights as the holders of the Company's common stock, except with regard to the election of the Board of Directors. The holders of the Series A preferred stock, voting as a separate class, are currently entitled to elect one individual to the Board of Directors.

    In October 1999, the Company declared and paid an 8% cumulative dividend in additional Series A preferred stock. This resulted in the issuance of 114,714 additional shares of Series A preferred stock. Upon issuance of the Company's Series C preferred stock, the rights of the Series A preferred stock holders were amended to eliminate the 8% cumulative dividend.

SERIES B PREFERRED STOCK

    In August 1999, the Company issued 953,361 shares of Series B preferred stock, par value $.0001 per share (the "Series B preferred stock"), for a purchase price of $8.01 per share. Each share of Series B preferred stock is convertible into two shares of common stock. The Series B preferred stock has certain preferential rights upon liquidation. Generally, the holders of the Series B preferred stock have the same voting rights as the holders of the Company's common stock, except with regard to the election of the Board of Directors.

SERIES C PREFERRED STOCK

    In 1999, the Company issued 9,288,273 shares of Series C preferred stock, par value $.0001 per share (the "Series C preferred stock"), for a purchase price of $2.23 per share. At the same time, the Company issued warrants, for an aggregate purchase price of $63,959 (the "Series C warrants"), to purchase an additional 14,736,981 shares of the Company's common stock at an exercise price of $4.47 per share. Each share of Series C preferred stock is convertible into one share of our common stock. The exercise price of the Series C warrants may be adjusted to account for stock splits or other subdivisions, combinations or issuances such that the aggregate purchase price payable for the total shares purchasable remains the same. The Series C preferred stock has certain preferential rights upon liquidation. Generally, the holders of the Series C

                               TRADEOUT.COM, INC.

3. STOCKHOLDERS' EQUITY (CONTINUED)
preferred stock have the same voting rights as the holders of the Company's common stock, except with regard to the election of the Board of Directors. The holders of the Series C preferred stock, voting as a separate class, are currently entitled to elect one individual to the Board of Directors.

WARRANTS

    In 1999, the Company issued warrants to purchase 28,100 shares of its common stock in exchange for certain consulting services provided to the Company. These warrants were fully vested at the date of grant and are exercisable for a period of three years at $0.01 per share. The warrants were valued at approximately $63,000, which the Company determined to be the value of the services received, and were charged to expense in 1999.

RESERVED SHARES

    The Company has reserved 39,596,812 shares of common stock to be issued upon the conversion of the Series A, B and C preferred stock, the exercise of the Series A warrants and the Series C warrants, and warrants issued in exchange for certain consulting services.

4. NET LOSS PER SHARE

    The following table sets forth the computation of basic and diluted earnings per share:

                                                               PERIOD FROM
                                                            DECEMBER 11, 1998
                                                          (DATE OF INCEPTION) TO      YEAR ENDED
                                                            DECEMBER 31, 1998      DECEMBER 31, 1999
                                                          ----------------------   -----------------
Numerator:
  Net loss..............................................       $   (49,962)           $(18,743,901)
  Preferred stock dividends.............................                --                (256,271)
                                                               -----------            ------------
Numerator for basic and diluted loss per share--net loss
  available for common stockholders.....................       $   (49,962)           $(19,000,172)
                                                               ===========            ============
Denominator:
  Denominator for basic and diluted loss per share--
    weighted average shares.............................        30,461,429              38,142,609
                                                               ===========            ============
Basic and diluted net loss per share....................       $     (0.00)           $      (0.50)
                                                               ===========            ============

                               TRADEOUT.COM, INC.

4. NET LOSS PER SHARE (CONTINUED)

    Diluted net loss per share for the year ended December 31, 1999 does not include the effect of options to purchase 3,785,464 shares of common stock, warrants to purchase 22,309,989 shares of common stock, or 17,286,823 shares of common stock issuable upon the conversion of Series A, B and C preferred stock on an "as if converted" basis, respectively, as the effect of their inclusion is anti-dilutive during the period. No options or warrants to purchase common stock, or shares of Series A, B or C preferred stock were outstanding during the period from December 11, 1998 (date of inception) to December 31, 1998.

    The following table sets forth the computation of the unaudited pro forma basic and diluted loss per share, assuming conversion of the Series A, B and C preferred stock, at December 31, 1999:

Numerator:
  Net loss available to common stockholders.................  $(19,000,172)
  Preferred stock dividends.................................       256,271
                                                              ------------
Numerator for pro forma loss available for common
  stockholders..............................................  $(18,743,901)
                                                              ============
Denominator:
  Weighted average number of common shares..................    38,142,609
  Assumed conversion of preferred stock to common shares (if
    converted method).......................................    17,057,395
                                                              ------------
Denominator for pro forma basic and diluted loss per
  share.....................................................    55,200,004
                                                              ============
Pro forma basic and diluted net loss per share..............  $      (0.34)
                                                              ============

5. STOCK OPTION PLAN

    In 1999, the Company approved and adopted the TradeOut.com, Inc. 1999 Stock Option Plan (the "1999 Plan") and reserved 13,135,830 shares of its common stock for issuance pursuant to the 1999 Plan. The 1999 Plan provides for the grant of stock options to qualified employees and consultants of the Company. Options are granted with an exercise price equal to the Company's then current estimate of the fair market value of its common stock. The options are exercisable for a period not to exceed ten years. The vesting schedule is determined at the date of each grant. Stock options granted pursuant to the 1999 Plan generally vest over periods of between three and five years.

    In connection with options granted in 1999, the Company recorded deferred compensation of $867,773. The Company has, for financial reporting purposes, used a fair market value of $0.17 to $3.00 per share from January 1, 1999 through December 31, 1999 to record deferred compensation. This value is based upon analyses prepared by the Company. Deferred compensation is being amortized over the vesting period of the options granted. The amount recognized as expense during the year ended December 31, 1999 was approximately $91,000.

                               TRADEOUT.COM, INC.

5. STOCK OPTION PLAN (CONTINUED)
    The following is a summary of the options outstanding under the 1999 Plan:

                                                                    WEIGHTED
                                                     NUMBER OF      AVERAGE
                                                      SHARES     EXERCISE PRICE
                                                     ---------   --------------
Outstanding at December 31, 1998...................         --

Granted............................................  4,721,464       $0.67
Canceled...........................................   (936,000)      $0.94
                                                     ---------
Outstanding at December 31, 1999...................  3,785,464       $0.60
                                                     =========

    The outstanding options at December 31, 1999 had a weighted average remaining contractual life of 9.44 years and could be exercised at a weighted average price of $0.60 per share. At December 31, 1999, there were 228,571 outstanding exercisable options, with an exercise price of $0.17 per share and a remaining contractual life of 9.19 years.

    Pro forma information regarding net loss is required by SFAS 123, which also requires that the information be determined as if the Company has accounted for its stock options under the fair value method of the statement. The fair market value for these options was estimated at the grant date using the Black-Scholes option valuation model with the following weighted average assumptions: risk-free interest rate ranging from 4.66% to 6.24%; no dividend yield; a volatility of 1.89; and a three-year expected life of the option at the date of grant. The weighted average fair value of the options granted during the year was $1.08. The Company's pro forma information for the year ended December 31, 1999 is as follows:

Pro forma net loss available to common stockholders.........  $(19,338,507)
                                                              ============

Pro forma basic and diluted loss per share..................  $      (0.51)
                                                              ============

    Options granted during 1999 the exercise price of which was less than the fair market price of the Company's common stock at the time of issuance had a weighted average exercise price of $0.78 per share and a weighted average fair value of $1.40.

    Options granted during 1999 the exercise price of which exceeds the fair market price of the Company's common stock at the time of issuance had a weighted average exercise price of $0.98 per share and a weighted average fair value of $0.55.

    Options granted during 1999 the exercise price of which is equal to the fair market price of the Company's common stock at the time of issuance had a weighted average exercise price of $0.17 per share and a weighted average fair value of $0.15.

6. INCOME TAXES

    At December 31, 1999, the Company had net operating loss carryforwards for federal income tax purposes of approximately $18,406,000. These net operating loss carryforwards begin to expire in 2018. The net operating loss carryforwards may be subject to Section 382 of the Internal

                               TRADEOUT.COM, INC.

6. INCOME TAXES (CONTINUED)
Revenue Code, which imposes annual limitations on their utilization. A valuation allowance has been recognized to fully offset the deferred tax assets, after considering deferred tax liabilities.

    Significant components of the Company's deferred tax assets are as follows:

                                                           DECEMBER 31,
                                                     ------------------------
                                                        1998         1999
                                                     ----------   -----------
Net operating loss carryforward....................  $   15,000   $ 6,626,000
Start-up costs.....................................       3,000       203,000
Depreciation and amortization......................          --         8,000
Other..............................................          --        31,000
                                                     ----------   -----------
                                                         18,000     6,868,000
Valuation allowance................................     (18,000)   (6,868,000)
                                                     ----------   -----------
                                                     $       --   $        --
                                                     ==========   ===========

    The effective income tax rate differs from the statutory rate as follows:

                                                            DECEMBER 31,
                                                      ------------------------
                                                        1998            1999
                                                      --------        --------
Statutory rate......................................    (34)%           (34)%
Valuation allowance.................................     33              33
Other...............................................      1               1
                                                        ---             ---
Effective tax rate..................................      0 %             0 %
                                                        ===             ===

7. COMMITMENTS AND CONTINGENCIES

LEASES

    At December 31, 1999, future minimum rental payments applicable to operating and capital leases are as follows:

                                                                             CAPITAL
                                                          OPERATING LEASES    LEASES      TOTAL
                                                          ----------------   --------   ---------
2000....................................................      $318,000       $66,600    $384,600
2001....................................................       185,000        22,201     207,201
2002....................................................        47,000             -      47,000
                                                              --------       -------    --------
Total minimum lease payments............................      $550,000        88,801    $638,801
                                                              ========                  ========
Amount representing interest............................                       5,723
                                                                             -------
Present value of net minimum lease payments.............                      83,078
Less current portion....................................                      61,311
                                                                             -------
Long-term portion.......................................                     $21,767
                                                                             =======

                               TRADEOUT.COM, INC.

7. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    Total rent expense under operating leases amounted to $0 for the period from December 11, 1998 (date of inception) to December 31, 1998 and approximately $219,000 for the year ended December 31, 1999.

STRATEGIC BUSINESS ALLIANCES

    During 1999, the Company entered into several strategic business alliance agreements whereby the Company pays a sales commission to its strategic alliance partners based on a percentage of the commission revenue or gross sales dollars arising from the successful sale of merchandise listed or referred by the strategic partner.

8. SUBSEQUENT EVENTS AND PRO FORMA ADJUSTMENTS

SERIES D PREFERRED STOCK

    In March 2000, the Company agreed to issue 5,577,825 shares of Series D preferred stock (the "Series D preferred stock") for approximately $15,000,000, a stated value of approximately $2.69 per share. The Company also agreed to issue warrants to purchase up to 4,785,000 shares of its common stock (the "Series D warrants") at an exercise price of $1.00 per share. Each share of Series D preferred stock is convertible into one share of our common stock. The issuance of the Series D warrants is dependent upon the holder of the Series D preferred stock, which has also entered into a contractual strategic business relationship with the Company, meeting certain performance criteria related to target sales levels. The Company will recognize a "stock-based strategic alliance cost" for the estimated fair market value of the warrants in each quarter in which the sales target is achieved and the warrants are earned. The charge will be based on the fair market value of the warrants at the time the quarterly sales target is achieved or achievement is probable. Such charges could be significant.

SERIES E PREFERRED STOCK

    In March 2000, the Company agreed to issue 2,455,588 shares of Series E preferred stock (the "Series E preferred stock") for approximately $25,000,000, a stated value of approximately $10.18 per share. The Company also agreed to issue warrants (the "Series E warrants") to purchase shares of its common stock, with the total number of shares that may be purchased upon exercise to be determined based on a formula related to the price of the Company's common stock. Each share of Series E preferred stock is convertible into one share of our common stock. The Series E warrants will have an exercise price equal to the Initial Public Offering price per share of the Company's common stock.

STRATEGIC BUSINESS ALLIANCES

    During January and February 2000, the Company entered into several strategic business alliance agreements whereby the Company pays a sales commission to its strategic alliance partners based on a percentage of the commission revenue or gross sales dollars arising from the successful sale of merchandise listed or referred by the strategic partner.

    In addition to the above payment arrangements, certain strategic alliance partners have been issued warrants to purchase up to a maximum number of 2,034,868 shares of the Company's

                               TRADEOUT.COM, INC.

8. SUBSEQUENT EVENTS AND PRO FORMA ADJUSTMENTS (CONTINUED) common stock at $1.00 per share. The vesting of these warrants is conditioned upon the attainment of certain target sales levels over the terms of the strategic alliance agreements.

    The Company will recognize a "stock-based strategic alliance cost" for the estimated fair market value of the warrants in each quarter in which the sales target is achieved and the warrants are earned. The charge will be based on the fair market value of the warrants at the time the quarterly sales target is achieved or achievement is probable. Such charges could be significant.

EMPLOYMENT AGREEMENT

    The Company expects to enter into an employment agreement with its current Chief Executive Officer and President, which is expected to provide for an annual base salary of $250,000 and, if the agreement were to be terminated for reasons other than for cause or permanent disability, an additional payment of $250,000. In connection with commencement of his employment, the Chief Executive Officer and President received a ten-year option to acquire 3,280,000 shares of the Company's common stock, representing 4% of the outstanding common stock. These options may be exercised at a price of $1.00 per share and vest in sixty equal installments over a five-year period. The Company made a restricted stock grant to the Chief Executive Officer and President of 820,000 shares of its common stock in return for a five-year promissory note for $820,000 that bears interest at 6.04%, compounded monthly, payable at maturity.

PRO FORMA FINANCIAL INFORMATION

    Upon the completion of an initial public offering at a per share price to
the public of not less than       and in which the gross proceeds paid by the
public are at least $      , all outstanding preferred shares will automatically
be converted into shares of common stock in the manner described in Note 3. The pro forma balance sheet at December 31, 1999 gives effect to such conversion as if it occurred on that date. The pro forma loss for the year ended December 31, 1999 gives effect to the conversion of such shares as if it occurred on the dates the shares were issued.

COMMON STOCK

    In March 2000, the Company increased the number of authorized shares of common stock to 125,000,000.

LITIGATION

    On February 23, 2000, a complaint was filed against the Company alleging trademark and logo infringement. The Company believes that the allegations of the complaint are without merit, and the Company intends to contest the allegations vigorously.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                               ------------------

                               TABLE OF CONTENTS

                                          Page
                                        --------
Prospectus Summary....................       1
Risk Factors..........................       5
Forward-Looking Statements............      17
Use of Proceeds.......................      18
Dividend Policy.......................      18
Capitalization........................      19
Dilution..............................      20
Selected Financial Data...............      21
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................      22
Business..............................      27
Management............................      41
Certain Transactions..................      52
Principal Stockholders................      55
Description of Capital Stock..........      57
Shares Eligible for Future Sale.......      60
Underwriting..........................      62
Validity of Common Stock..............      64
Experts...............................      64
Where You Can Find More Information...      64
Index to Financial Statements.........     F-1

    Through and including           , 2000 (the 25(th) day after the date of
this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

                                     Shares

                               TRADEOUT.COM, INC.

                                  Common Stock

                               ------------------

                                     [LOGO]

                                ---------------

                              GOLDMAN, SACHS & CO.
                          DONALDSON, LUFKIN & JENRETTE
                              MERRILL LYNCH & CO.
                                   CHASE H&Q

                      Representatives of the Underwriters

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the issuance and distribution of the common stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

                                                              AMOUNT TO
                                                               BE PAID
                                                              ---------
SEC registration fee........................................   $30,360
NASD filing fee.............................................    12,000
Nasdaq National Market listing fee..........................     *
Legal fees and expenses.....................................     *
Accounting fees and expenses................................     *
Printing and engraving......................................     *
Blue sky fees and expenses (including legal fees)...........     *
Transfer Agent and Registrar fees and expenses..............     *
Miscellaneous...............................................     *
                                                               -------
  Total.....................................................   $ *
                                                               =======

------------------------

*   to be supplied by amendment

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The registrant's Amended and Restated Certificate of Incorporation in effect as of the date hereof (the "Certificate") provides that, except to the extent prohibited by the Delaware General Corporation Law, as amended (the "DGCL"), the registrant's directors shall not be personally liable to the registrant or its stockholders for monetary damages for any breach of fiduciary duty as directors of the registrant. Under the DGCL, the directors have a fiduciary duty to the registrant which is not eliminated by this provision of the Certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for breach of the director's duty of loyalty to the registrant, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by the DGCL. This provision also does not affect the directors' responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws. The registrant has liability insurance for its officers and directors.

    Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) arising under Section 174 of the DGCL; or
(iv) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's bylaws, any agreement, a vote of stockholders or otherwise. The Certificate eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the DGCL and provides that the registrant may fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the registrant, or is or was serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

    At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the Certificate. The registrant is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    The registrant has sold and issued the following securities (calculated to reflect a one-for-two reverse split of the registrant's common stock to be effected prior to the effective date of this registration statement) since December 11, 1998 (inception):

    COMMON STOCK. From December 11, 1998 through January 15, 1999, the registrant issued and sold an aggregate of 19,236,000 shares to thirty-five purchasers, including founders, employees, officers, directors and other accredited investors for, an aggregate purchase price of $1,387,731 in cash and other services rendered.

    PREFERRED STOCK AND WARRANTS. On April 19, 1999, the registrant sold an aggregate of 2,931,200 shares of Series A preferred stock and warrants to purchase 3,772,454 shares of common stock at an exercise price of $7.95 per share to Catterton-Simon Partners III, L.P., JFI-TO, L.L.C., GFI-TO, L.L.C., Channel-TO, LLC and seven other investors for an aggregate purchase price of $7,200,000.

    On August 23, 1999, the registrant sold an aggregate of 953,361 shares of Series B preferred stock to Ailsa Partners, L.P., Ailsa Partners QP, L.P., Arran Partners, L.P., Allerion Associates, LLC, Thomas Dale, Ian Murray, Ropart Investments LLC, Ventec Ventures Limited, Kenneth D. Cron and U. Bertram Ellis for an aggregate purchase price of $7,639,975.

    On October 18, 1999, the registrant sold an aggregate of 9,288,273 shares of Series C preferred stock and warrants to purchase 7,368,491 shares of common stock at an exercise price of $8.94 per share to Benchmark Capital Partners IV, L.P., eBay, Inc., Ariba Inc., Morgan Stanley Dean Witter Equity Funding Inc. for an aggregate purchase price of $20,813,961.

    In addition, on October 18, 1999, the Series A preferred stock holders exchanged their warrants for new warrants with an exercise price of $7.95 per share. All outstanding warrants expire on October 18, 2001. At that time, the registrant issued an aggregate of 114,714 additional shares of Series A preferred stock in connection with a pay-in-kind dividend on its Series A preferred stock.

    On December 7, 1999, the registrant issued a warrant to purchase 14,050 shares of Common Stock to the Ramsey Beirne Associates, LLC, for consulting services provided to the registrant at an exercise price of $0.02 per share. Ramsey Beirne Associates, LLC exercised the warrant in full for an aggregate exercise price of $281.00 on March 9, 2000.

    On January 14, 2000, the registrant issued a warrant to purchase 2,000 shares of common stock to Icon International, Inc. ("Icon") at an exercise price of $0.02 per share in connection with the sale of some of Icon's assets through the registrant's Web site.

    On January 28, 2000, in connection with the commencement of George Samenuk's employment, the registrant issued Mr. Samenuk 410,000 shares of its common stock in exchange for a five-year promissory note in the amount of $820,000 that bears interest at 6.04% compounded monthly, payable at maturity.

    On February 1, 2000, the registrant issued a warrant to purchase 10,000 shares of common stock to Robin Reed for consulting services provided to the registrant at an exercise price of $2.00 per share. Robin Reed exercised the warrant in full for an aggregate exercise price of $20,000 on March 9, 2000.

    On February 18, 2000 the registrant issued a warrant to purchase up to 325,000 shares of common stock at an exercise price of $2.00 per share to Quality King Distributors, Incorporated.

    On February 28, 2000 the registrant issued a warrant to purchase up to 262,500 shares of common stock at an exercise price of $2.00 per share to Norman Levy Associates in connection with strategic alliance agreement.

    On March 7, 2000, the registrant issued a warrant to purchase up to 330,000 shares of common stock at an exercise price of $2.00 per share to Purity Wholesale Grocers, Inc., in connection with a strategic alliance agreement dated March 3, 2000.

    On March 7, 2000, the registrant issued a warrant to purchase up to 99,934 shares of common stock at an exercise price of $2.00 per share to Rumarson Technologies, Inc., in connection with a strategic alliance agreement dated March 7, 2000.

    On March 14, 2000, the registrant sold an aggregate of 5,577,825 shares of Series D preferred stock for an aggregate purchase price of approximately
$15.0 million and issued a warrant to purchase up to 2,392,500 shares of common stock at an exercise price of $2.00 per share to GE Capital Equity
Investments, Inc.

    On March 14, 2000, the registrant sold to EVO Capital Fund I, L.P. and five other investors an aggregate of 2,455,588 shares of Series E preferred stock and warrants to purchase a number of shares of common stock to be determined upon the closing of this offering based upon the fully diluted capitalization of the registrant on that date. The exercise price for the warrants will be equal to the initial public offering price. The aggregate purchase price for the Series E preferred stock and warrants was approximately $25.0 million.

    OPTIONS. Since March 1, 1999, the registrant from time to time has granted stock options to employees, directors and consultants. From March 1, 1999 to March 14, 2000, the registrant reserved 6,291,992 shares of common stock upon the exercise of these options at prices ranging from $0.33 to $2.00 per share.

    The above securities were sold by the registrant in reliance upon exemptions from registration pursuant either to (i) Section 4(2) of the Securities Act of 1933, as transactions not involving any public offering, or (ii) Rule 701 under the Securities Act of 1933. No underwriters were involved in connection with the sales of securities referred to in this Item 15.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits.

NUMBER                                          DESCRIPTION
------                  ------------------------------------------------------------
        1.1*            Form of Underwriting Agreement.
        3.1**           Second Amended and Restated Certificate of Incorporation.
        3.2*            Form of Amended and Restated Certificate of Incorporation to
                        be in effect upon the closing of the offering.
        3.3**           By-Laws.
        3.4*            Form of Amended and Restated By-Laws to be in effect upon
                        the closing of this offering.
        4.1*            Specimen common stock certificate.
        4.2             See Exhibits 3.1, 3.2, 3.3 and 3.4 for provisions of the
                        Certificate of Incorporation and By-laws of the Registrant defining the rights of holders of Common Stock of the
                        Registrant.
        4.3**           Form of Warrant, dated October 18, 1999, to Purchase Common
                        Stock issued to holders of the Series A Preferred Stock.
        4.4**           Form of Warrant, dated October 18, 1999, to Purchase Common
                        Stock issued to holders of the Series C Preferred Stock.
        4.5**           Warrant, dated February 15, 2000, to Purchase Common Stock issued to Quality King Distributors, Incorporated.
        4.6**           Warrant, dated February 28, 2000, to Purchase Common Stock issued to Norman Levy Associates.
        4.7**           Warrant, dated March 7, 2000, to Purchase Common Stock
                        issued to Rumarson Technologies, Inc.
        4.8**           Warrant, dated March 3, 2000, to Purchase Common Stock
                        issued to Purity Wholesale Grocers, Inc.
        4.9**           Warrant, dated January 14, 2000, to Purchase Common Stock
                        issued to Icon International, Inc.
        4.10**          Warrant dated March 14, 2000 to purchase common stock issued to GE Capital Equity Investments, Inc.
        4.11**          Investor's Rights Agreement, dated March 14, 2000 by and
                        between TradeOut.com and GE Capital Equity Investments, Inc.
        4.12**          Amended and Restated Investors' Rights Agreement, dated
                        March 14, 2000 by and between TradeOut.com and certain of
                        the company's investors.
        5.1*            Opinion of Brobeck, Phleger & Harrison LLP.
       10.1*            2000 Stock Incentive Plan.
       10.2*            2000 Employee Stock Purchase Plan.
       10.3*            Employment Agreement, dated March   , 2000, by and between
                        TradeOut.com and George Samenuk.
       10.4*+           Strategic Alliance Agreement, dated February 15, 2000 by and between TradeOut.com and Quality King Distributors, Inc.
       10.5*+           Strategic Alliance Agreement, dated March 14, 2000 by and
                        between TradeOut.com and General Electric Capital
                        Corporation.
       11.1**           Statement re: Computation of Basic and Diluted Net Loss Per
                        Share.
       23.1**           Consent of Ernst & Young LLP.

NUMBER                                          DESCRIPTION
------                  ------------------------------------------------------------
       23.2*            Consent of Brobeck, Phleger & Harrison LLP (included in
                        Exhibit 5.1).
       24.1             Powers of attorney (please see Signature Page).
       27.1**           Financial Data Schedule.

------------------------

*   To be filed by amendment.

**  Previously filed.

+ Confidential treatment requested for certain portions of this Exhibit pursuant to Rule 406 promulgated under the Securities Act.

    (b) Financial Statement Schedules.

       Schedule II--Valuation and Qualifying Accounts

    Other financial statement schedules have been omitted because they are not applicable or because the information required to be set forth therein is presented elsewhere in the financial statements or the notes thereto.

ITEM 17. UNDERTAKINGS

    The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424 (b)(1) or (4), or 497(h) under the Securities Act of 1933, shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 17th day of March, 2000.

                                                       TRADEOUT.COM, INC.

                                                       By:  /s/ GEORGE SAMENUK
                                                            -----------------------------------------
                                                            Name: George Samenuk
                                                            Title: CHIEF EXECUTIVE OFFICER AND
                                                            PRESIDENT

                               POWER OF ATTORNEY

    We, the undersigned directors and/or officers of TradeOut.com (the "Company"), hereby severally constitute and appoint George Samenuk, Chief Executive Officer and President, and James Mooney, Chief Financial Officer, and each of them individually, with full powers of substitution and resubstitution, our true and lawful attorneys, with full powers to them and each of them to sign for us, in our names and in the capacities indicated below, the Registration Statement on Form S-1 filed with the Securities and Exchange Commission, and any and all amendments to said Registration Statement (including post-effective amendments), and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, in connection with the registration under the Securities Act of 1933, as amended, of equity securities of TradeOut.com, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to the Registration Statement has been signed by the following persons in the capacities indicated on March 17, 2000:

                      SIGNATURE                                   TITLE(S)                    DATE
                      ---------                                   --------                    ----
                                                       Chief Executive Officer,
                 /s/ GEORGE SAMENUK                      President and Director
     -------------------------------------------         (principal executive            March 17, 2000
                   George Samenuk                        officer)

                  /s/ JAMES MOONEY                     Chief Financial Officer
     -------------------------------------------         (principal financial and        March 17, 2000
                    James Mooney                         accounting officer)

                      SIGNATURE                                   TITLE(S)                    DATE
                      ---------                                   --------                    ----
                   /s/ BRIN MCCAGG                     Chairman of the Board of
     -------------------------------------------         Directors                       March 17, 2000
                     Brin McCagg

                  /s/ DAVID BEIRNE                     Director
     -------------------------------------------                                         March 17, 2000
                    David Beirne

                  /s/ MARC CUMMINS                     Director
     -------------------------------------------                                         March 17, 2000
                    Marc Cummins

                 /s/ ROBERT GOERGEN                    Director
     -------------------------------------------                                         March 17, 2000
                   Robert Goergen

                /s/ J. WILLIAM GURLEY                  Director
     -------------------------------------------                                         March 17, 2000
                  J. William Gurley

                 /s/ HENRY SCHACHAR                    Director
     -------------------------------------------                                         March 17, 2000
                   Henry Schachar

                /s/ MARGARET WHITMAN                   Director
     -------------------------------------------                                         March 17, 2000
                  Margaret Whitman

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of TradeOut.com, Inc.

    We have audited the financial statements of TradeOut.com, Inc. as of December 31, 1998 and 1999, and for the period from December 11, 1998 (date of inception) to December 31, 1998 and the year ended December 31, 1999 and have issued our report thereon dated February 15, 2000 (except Note 8, as to which the date is March 15, 2000) (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

    In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                             ERNST & YOUNG LLP

New York, New York
February 15, 2000

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNT

                               TRADEOUT.COM, INC.

        COL. A              COL. B                    COL. C                    COL. D         COL. E
-----------------------  ------------   -----------------------------------   -----------   -------------
                                                     ADDITIONS
                                        -----------------------------------
                          BALANCE AT                       CHARGED TO OTHER
                         BEGINNING OF   CHARGED TO COSTS      ACCOUNTS-       DEDUCTIONS-    BALANCE AT
      DESCRIPTION           PERIOD        AND EXPENSES         DESCRIBE        DESCRIBE     END OF PERIOD
      -----------        ------------   ----------------   ----------------   -----------   -------------
YEAR ENDED DECEMBER 31,
 1998:
 Reserves and
  allowances deducted
  from assets accounts:
    Allowance for
      uncollectible
      accounts              $    --          $    --            $    --        $      --       $    --

YEAR ENDED DECEMBER 31,
 1999:
 Reserves and
  allowances deducted
  from assets accounts:
    Allowance for
      uncollectible
      accounts              $    --          $57,000            $    --        $12,000(1)      $45,000

------------------------------

(1) Uncollectible accounts written off, net of recoveries.

                               INDEX TO EXHIBITS

NUMBER                                          DESCRIPTION
------                  ------------------------------------------------------------
        1.1*            Form of Underwriting Agreement.

        3.1**           Second Amended and Restated Certificate of Incorporation.

        3.2*            Form of Amended and Restated Certificate of Incorporation to
                        be in effect upon the closing of the offering.

        3.3**           By-Laws.

        3.4* Form of Amended and Restated By-Laws to be in effect upon the closing of this offering.

        4.1*            Specimen common stock certificate.

        4.2             See Exhibits 3.1, 3.2, 3.3 and 3.4 for provisions of the
                        Certificate of Incorporation and By-laws of the Registrant defining the rights of holders of Common Stock of the Registrant.

        4.3**           Form of Warrant, dated October 18, 1999, to Purchase Common
                        Stock issued to holders of the Series A Preferred Stock.

        4.4**           Form of Warrant, dated October 18, 1999, to Purchase Common
                        Stock issued to holders of the Series C Preferred Stock.

        4.5** Warrant, dated February 15, 2000, to Purchase Common Stock issued to Quality King Distributors, Incorporated.

        4.6** Warrant, dated February 28, 2000, to Purchase Common Stock issued to Norman Levy Associates.

        4.7** Warrant, dated March 7, 2000, to Purchase Common Stock issued to Rumarson Technologics, Inc.

        4.8** Warrant, dated March 3, 2000, to Purchase Common Stock issued to Purity Wholesale Grocers, Inc.

        4.9** Warrant, dated January 14, 2000, to Purchase Common Stock issued to Icon International, Inc.

        4.10** Warrant, dated March 14, 2000, to Purchase Common Stock issued to GE Capital Equity Investments, Inc.

        4.11**          Investor's Rights Agreement, dated March 14, 2000 by and
                        between TradeOut.com and GE Capital Equity Investments, Inc.

        4.12**          Amended and Restated Investors' Rights Agreement, dated
                        March 14, 2000 by and between TradeOut.com and certain of the company's investors.

        5.1*            Opinion of Brobeck, Phleger & Harrison LLP.

       10.1*            2000 Stock Incentive Plan.

       10.2*            2000 Employee Stock Purchase Plan.

       10.3*            Employment Agreement, dated March   , 2000 by and between
                        TradeOut.com and George Samenuk.

       10.4*+           Strategic Alliance Agreement, dated February 15, 2000 by and between TradeOut.com and Quality King Distributors, Inc.

       10.5*+ Strategic Alliance Agreement, dated March 14, 2000 by and between TradeOut.com and General Electric Capital
                        Corporation.

       11.1**           Statement re: Computation of Basic and Diluted Net Loss Per
                        Share.

       23.1**           Consent of Ernst & Young LLP.

NUMBER                                          DESCRIPTION
------                  ------------------------------------------------------------
       23.2*            Consent of Brobeck, Phleger & Harrison LLP (included in
                        Exhibit 5.1).

       24.1             Powers of attorney (please see Signature Page).

       27.1**           Financial Data Schedule.

------------------------

*   To be filed by amendment.

**  Previously filed.

+ Confidential treatment requested for certain portions of this Exhibit pursuant to Rule 406 promulgated under the Securities Act.